  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS OF OCTOBER 22, 1996


                                                       REGISTRATION NO. 333-8647
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                AMENDMENT NO. 4

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                      INFINITY FINANCIAL TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ----------------------

          DELAWARE                          7372                         77-0227321
(STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
              OF                CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                                640 CLYDE COURT
                            MOUNTAIN VIEW, CA 94043
                                 (415) 940-6100
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                             ----------------------

                                TERRY H. CARLITZ
                            CHIEF FINANCIAL OFFICER
                                640 CLYDE COURT
                            MOUNTAIN VIEW, CA 94043
                                 (415) 940-6100
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                             ----------------------

                                   Copies to:

          MICHAEL C. PHILLIPS, ESQ.                    DONALD M. KELLER, JR., ESQ.
             CORI M. ALLEN, ESQ.                         SONYA F. ERICKSON, ESQ.
           HANS J. BRASSELER, ESQ.                        SANJAY K. KHARE, ESQ.
           Morrison & Foerster LLP                          Venture Law Group
              755 Page Mill Road                        A Professional Corporation
             Palo Alto, CA 94304                           2800 Sand Hill Road
                (415) 813-5600                             Menlo Park, CA 94025
                                                              (415) 854-4488

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The Prospectus relating to the shares being registered hereby to be used in connection with a United States offering (the "U.S. Prospectus") is set forth following this page. The Prospectus to be used in a concurrent international offering (the "International Prospectus") will consist of alternate pages set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate is provided. The U.S. Prospectus and the International Prospectus are identical except that they contain different outside front cover, inside front cover and outside back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both the U.S. Prospectus and the International Prospectus). Alternate pages for the International Prospectus are separately designated.

     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 1996

      LOGO                      2,500,000 SHARES

                      INFINITY FINANCIAL TECHNOLOGY, INC.
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                             ----------------------

     Of the 2,500,000 shares of Common Stock offered, 2,000,000 shares are being offered hereby in the United States and 500,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

     Of the 2,500,000 shares of Common Stock offered, 2,000,000 shares are being sold by the Company and 500,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to the offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "INFN."
                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                                       PROCEEDS TO
                             INITIAL PUBLIC      UNDERWRITING       PROCEEDS TO          SELLING
                             OFFERING PRICE      DISCOUNT(1)         COMPANY(2)        STOCKHOLDERS
                            ----------------  ------------------  ----------------  ------------------
Per Share.................         $                  $                  $                  $
Total(3)..................         $                  $                  $                  $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $900,000 payable by the Company.

(3) Certain Selling Stockholders have granted the U.S. Underwriters an option for 30 days to purchase up to an additional 300,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, certain Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 75,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be
    $          , $          and $          , respectively. See "Underwriting."
                             ----------------------

     The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on
or about October   , 1996, against payment therefor in immediately available
funds.

GOLDMAN, SACHS & CO.

                            DEUTSCHE MORGAN GRENFELL

                                                   ROBERTSON, STEPHENS & COMPANY
                             ----------------------

                The date of this Prospectus is October   , 1996.

                                                                [ALTERNATE PAGE]

                 SUBJECT TO COMPLETION, DATED OCTOBER 22, 1996

      LOGO                      2,500,000 SHARES

                      INFINITY FINANCIAL TECHNOLOGY, INC.
                                  COMMON STOCK
                          (PAR VALUE $.001 PER SHARE)
                             ----------------------

     Of the 2,500,000 shares of Common Stock offered, 500,000 shares are being offered hereby in an international offering outside the United States and 2,000,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

     Of the 2,500,000 shares of Common Stock offered, 2,000,000 shares are being sold by the Company and 500,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares being sold by the Selling Stockholders. See "Principal and Selling Stockholders."

     Prior to the offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $13.00 and $15.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "INFN."
                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
     THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                                       PROCEEDS TO
                             INITIAL PUBLIC      UNDERWRITING       PROCEEDS TO          SELLING
                             OFFERING PRICE      DISCOUNT(1)         COMPANY(2)        STOCKHOLDERS
                            ----------------  ------------------  ----------------  ------------------
Per Share.................         $                  $                  $                  $
Total(3)..................         $                  $                  $                  $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $900,000 payable by the Company.

(3) Certain Selling Stockholders have granted the International Underwriters an option for 30 days to purchase up to an additional 75,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, certain Selling Stockholders have granted the U.S. Underwriters a similar option with respect to an additional 300,000 shares as part of the concurrent United States offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Selling Stockholders will be
    $     , $
     and $     , respectively. See "Underwriting."
                             ----------------------

     The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York, on or about October   , 1996, against payment therefor in immediately
available funds.

GOLDMAN SACHS INTERNATIONAL

                            DEUTSCHE MORGAN GRENFELL

                                                   ROBERTSON, STEPHENS & COMPANY
                             ----------------------

                The date of this Prospectus is October   , 1996.

     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              [INSIDE FRONT COVER]

     The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE U.S. UNDERWRITERS AND THE INTERNATIONAL UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Infinity(R) and FIN++(R) are registered trademarks of the Company. This Prospectus contains other product names and trade names and trademarks of the Company and of other organizations.

                                                                [ALTERNATE PAGE]

                              [INSIDE FRONT COVER]

     The Company intends to furnish to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year of the Company.

     In this Prospectus, references to "dollars," "U.S.$" and "$" are to United States dollars.
                            ------------------------

     IN CONNECTION WITH THE OFFERINGS, THE U.S. UNDERWRITERS AND THE INTERNATIONAL UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Infinity(R) and FIN++(R) are registered trademarks of the Company. This Prospectus contains other product names and trade names and trademarks of the Company and of other organizations.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) gives effect to the reincorporation of the Company in Delaware to be effected prior to the closing of the Offerings, (ii) reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock effective automatically upon the closing of the Offerings, (iii) assumes no exercise of the U.S. Underwriters' or International Underwriters' over-allotment options and (iv) has been adjusted to reflect a 2-for-1 stock split to be effected prior to the closing of the Offerings.

                                  THE COMPANY

     Infinity Financial Technology, Inc. ("Infinity" or the "Company") develops, markets and supports object-oriented, client/server platform and solutions software for financial trading and risk management. Founded in 1989, Infinity currently has more than 35 customers around the world, consisting primarily of large banks and other financial institutions with sophisticated trading operations and risk management needs.


     Infinity's primary product is the Infinity Platform, which provides customers with a foundation to rapidly develop, deploy and modify trading and risk management systems in response to the changing requirements of the marketplace. The Infinity Platform allows financial institutions and corporations to build applications to process, store, integrate and analyze their traded instrument portfolios. Infinity also offers Infinity Derivatives, solutions software for derivatives trading, which enables the customer to integrate "front-office" trading activities such as pricing, deal capture and position-keeping with "back-office" operations such as trade confirmations, payments processing and general ledger accounting. Infinity has introduced and plans to release in the second half of 1996 Infinity RiskView, which is designed to facilitate customers' development of risk management systems. These solutions are built with the Infinity Platform and are designed to work together with the Infinity Platform to automate a range of transaction processing and decision support activities. The Infinity Platform is characterized by an open systems, client/server architecture running on the UNIX and Windows NT operating systems and on leading relational database management systems from Oracle Corporation ("Oracle") and Sybase, Inc. ("Sybase").


     The demand for trading and risk management systems has grown significantly over the past several years. Increases in trading volumes and the complexity of financial instruments have led to a fundamental shift in how financial assets are managed: a shift to value management, in which mark-to-market accounting and value at risk methodologies are used to value traded instrument portfolios and quantify their associated risks. At the same time, various regulators worldwide are adopting more stringent reporting requirements. Often, within a single institution, several different computer systems capture and process trading portfolios. These systems frequently are located in multiple trading centers, use different data sets and database technologies and run on a variety of hardware platforms and operating systems. Integrating these data is a difficult technological and operational undertaking. A number of high profile financial crises -- Orange County, California, Baring Brothers and Sumitomo
Corporation -- have highlighted the importance of effective risk management systems, as well as rigorous management and oversight of trading operations. These factors, among others, are presenting significant challenges that need to be met in order to process high volumes of complex financial instruments in a secure environment and to achieve comprehensive, firmwide risk management.

     In response to these challenges, financial institutions worldwide are investing financial and other resources in the development and acquisition of trading and risk management technology. The Tower Group, a market research and consulting firm, estimates that worldwide internal and external expenditures on hardware, software and services for risk management systems totaled more than $3.0 billion in 1994 and are expected to grow to $4.3 billion by 2000. Traditionally, financial institutions have licensed off-the-shelf solutions where they exist and have internally developed those systems that are not readily available or that require a unique understanding of the institution's needs. The Company believes that its strategy and products uniquely position it to take advantage of these trends.

     The Company's objective is to establish itself worldwide as the leading provider of trading and risk management platform and solutions software. In order to meet this goal, Infinity's strategy is to establish the Infinity Platform as an industry standard, expand the Company's product offerings, target initial sales of new products to sophisticated customers, broaden its customer base geographically and beyond the banking industry, develop and leverage strategic business partners and integrate sophisticated financial engineering with advanced information technology. The Company sells its products through a direct sales force located in offices in New York, London, Paris and Tokyo as well as its headquarters in Mountain View, California. The Company also has full-time support personnel in Frankfurt, Sydney and Toronto. Infinity has focused on developing strategic third-party relationships with companies that provide consulting, software development and implementation services. These relationships enable the Company to leverage the technical expertise of its strategic partners, access an additional sales and marketing channel and further enhance its efforts to establish the Infinity Platform as an industry standard.

     The Company was incorporated in California in 1989 and was reincorporated in Delaware in 1996. The Company's headquarters are located at 640 Clyde Court, Mountain View, California 94043, and its telephone number is (415) 940-6100.

                                  RISK FACTORS

     For a discussion of considerations relevant to an investment in the Common Stock, see "Risk Factors."

                                 THE OFFERINGS

Common Stock offered by the Company..................   2,000,000 shares
Common Stock offered by the Selling Stockholders.....   500,000 shares
Common Stock to be outstanding after the Offerings...   18,008,608 shares(1)
Proposed Nasdaq National Market symbol...............   INFN
Use of proceeds......................................   For general corporate purposes,
                                                        including primarily working capital
                                                        and possible acquisitions.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  SIX MONTHS
                                                                                                     ENDED
                                                 YEARS ENDED DECEMBER 31,                          JUNE 30,
                                  -------------------------------------------------------     -------------------
                                   1991        1992        1993        1994        1995        1995        1996
                                  -------     -------     -------     -------     -------     -------     -------
CONSOLIDATED STATEMENT OF
  INCOME DATA:
Revenues......................    $ 1,246     $ 2,597     $ 5,783     $12,595     $24,738     $11,292     $17,947
Income from operations........        261          43         980       2,124       5,676       2,940       4,061
Net income....................        207          46         717       1,641       3,449       1,789       2,483
Series B preferred stock
  redemption..................         --          --          --          --      (1,276)         --          --
Net income attributable to
  common stockholders.........        207          46         717       1,641       2,173       1,789       2,483
Net income
  per share(2)................    $  0.01     $  0.00     $  0.06     $  0.10     $  0.12     $  0.10     $  0.13
Net income per share before
  Series B preferred stock
  redemption..................    $  0.01     $  0.00     $  0.06     $  0.10     $  0.19     $  0.10     $  0.13
Shares used to compute
  net income per share(3).....     15,852      15,649      13,008      16,354      18,312      17,853      18,831

                                                                           JUNE 30, 1996
                                                                     --------------------------
                CONSOLIDATED BALANCE SHEET DATA:                     ACTUAL      AS ADJUSTED(4)
                                                                     -------     --------------
Cash and cash equivalents........................................    $ 1,905        $ 27,045
Working capital..................................................      6,053          31,193
Total assets.....................................................     17,999          43,139
Long-term portion of capital lease obligations...................        155             155
Stockholders' equity.............................................      8,387          33,527

---------------

(1) Based on the number of shares of Common Stock outstanding (on a pro forma basis to give effect to the conversion of all shares of Preferred Stock upon completion of the offerings) as of June 30, 1996. Excludes (i) 3,478,284 shares issuable upon exercise of options outstanding as of June 30, 1996 having a weighted average exercise price of $1.69 per share under the Company's 1989 Stock Option Plan and 1993 Stock Incentive Plan, (ii) 132,000 shares issuable upon exercise of options granted from July 1, 1996 to October 2, 1996 and (iii) 1,356,046 additional shares authorized for issuance under the Company's 1993 Incentive Stock Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan (collectively the "Stock Plans"). See "Management -- Stock Plans" and Notes 6 and 8 of Notes to Consolidated Financial Statements.


(2) Net income per share for 1995 reflects a decrease in net income attributable to common stockholders as a result of the redemption of the Series B Preferred Stock in November 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per share.

(4) Adjusted to reflect the sale of 2,000,000 shares offered by the Company hereby, based on an assumed initial public offering price of $14.00 per share and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should carefully consider the following risk factors in evaluating an investment in the Common Stock offered hereby. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus.

SIGNIFICANT POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     Although the Company has experienced increased revenues and has been profitable in each of its last five fiscal years, the Company does not believe prior growth rates are sustainable or indicative of future operating results, and there can be no assurance that the Company will be able to sustain revenue growth or maintain profitability in the future. In addition, the Company intends to commit substantial financial resources to expanding its business, including its sales and support operations and product development infrastructure. As a result, the Company does not expect to sustain the current level of operating margins in future periods.

     Individual licenses of the Company's products typically account for large dollar amounts relative to quarterly revenues, so that the timing of one license can cause substantial shifts of revenue and profits between accounting periods. Because of the large dollar commitment and the mission critical function that the Company's products address, approval at senior levels within customer organizations is frequently required for a purchase of the Company's products. The Company's quarterly revenues are dependent upon a small number of new individual product sales, and any downturn in a potential customer's business, or any loss or delay of individual orders for any other reason, would have a significant impact on the Company's revenues and profitability on a quarterly and annual basis. For example, in the quarter ended June 30, 1996, revenues included sales to existing customers and six new customers. The Company historically has operated with little backlog because its products are generally shipped as orders are received. As a result, license revenues in any quarter depend on the volume and timing of, and the Company's ability to fill, orders received in that quarter. In addition, a relatively high percentage of the Company's expenses is fixed in the short term because the Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if revenues fall below expectations, operating margins will be adversely affected. In addition, historically the Company has experienced significant renewal rates of maintenance contracts; however, many customers have licensed the source code of the Company's products and certain customers have chosen to terminate the maintenance contracts with the Company due to their ability to maintain the Company's products. Furthermore, the Company's service revenues have been dependent upon a relatively small number of new and existing customers in each quarter. Based on these and other factors, there can be no assurance that previous renewal rates, and corresponding revenues, will continue in the future. See "-- Lengthy Sales Cycle."

     The Company's revenues and operating results have fluctuated significantly in the past, and are likely to continue to fluctuate significantly in the future, on an annual and quarterly basis. Fluctuations in the Company's revenues and results of operations may result from a number of factors, many of which are beyond the Company's control, including (i) the relatively long sales cycle of three months to over one year for the Company's software products, (ii) the timing and size of the Company's individual license transactions, and, in particular, the dependence of the Company's revenues in any quarter on the sale of a limited number of large dollar licenses, (iii) the Company's typical recognition of a significant portion of its quarterly revenues in the last month, weeks or days of the quarter, (iv) the relatively high percentage of total revenues derived from product revenues versus service revenues, (v) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vi) the deferral of significant revenues until completion or acceptance of certain customized portions of software required by any individual license transaction, (vii) changes in customer budgets, (viii) seasonality of technology purchases by customers, (ix) the mix of revenues derived from the Company's direct sales force and various distribution and marketing channels and between domestic and international customers, (x) currency exchange rate fluctuations, (xi) changes in applicable government regulations, (xii) the untimely loss of key sales personnel, (xiii) changes in relationships with strategic partners and (xiv) general economic conditions, particularly those which affect the Company's targeted customer base.

     The Company's quarterly revenues are also subject to certain seasonal fluctuations, particularly in the third quarter when reduced economic activity outside North America during the summer months can negatively affect the Company's licensing revenues. This and other seasonal factors, which the Company believes are common to the software industry, could cause the Company's revenues and profitability to fluctuate between quarters.

     Due to the foregoing and other factors, the Company believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. Because of the above factors, it is possible that the Company's operating results will be below the expectations of stock market analysts and investors in some future quarter, which would have a severe adverse effect on the price of the Company's stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON EVOLVING MARKET FOR FINANCIAL TRADING AND RISK MANAGEMENT SOFTWARE; NO ASSURANCE OF MARKET ACCEPTANCE.

     To date, the Company has derived substantially all of its revenue from the sale of software products for financial trading and risk management. The Company expects that revenues from such sales will account for substantially all of its revenues for the foreseeable future. The market for financial trading and risk management software is rapidly evolving, and the Company's operating results and opportunity for growth in the future are highly dependent on acceptance of its products in and the continued growth of this market. As is the case in new and evolving industries, demand and market acceptance for recently introduced products are subject to a high level of uncertainty and risk. A decline or slow-down in growth in the market for, or market acceptance of, such products as a result of increased competition, technological or regulatory change, a banking and financial services industry downturn or other factors would have a material adverse effect on the Company's business, financial condition and results of operations. In particular, because the Company's customer base has historically been limited to larger commercial banks and financial institutions, the Company would be particularly vulnerable to a downturn in the banking and financial services industries.

     The Company currently markets and sells its products primarily to large banks and other financial institutions, many of which rely on internally developed software to fulfill their financial trading and risk management needs. Demand for and acceptance of the Company's products by this customer base depends on a number of factors, which include the products' functionality and performance characteristics, the ability of these clients to achieve cost savings by using third-party software, the time and cost required to internally develop software, the willingness of these institutions to rely on third-party software to fulfill mission critical financial trading and risk management needs and their assessment of the Company's ability to support these products. Many of these banks and financial institutions have made significant investments in time, capital and human resources in developing and implementing these internal systems and are highly dependent upon the continued use of internally developed systems. The legacy nature of many of these internally developed systems combined with the substantial financial costs to shift to third-party products for these applications generally constitute the principal factors inhibiting migration to third-party products in financial trading and risk management, such as those offered by the Company. No assurance can be made that these factors will not inhibit growth in the market for third-party financial trading and risk management software and, as a consequence, materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Markets and Customers."

     The Company is attempting to develop the Infinity Platform as an industry standard for financial trading and risk management. No assurance can be given that this attempt to establish an industry standard will be successful, even if a significant market for third-party financial trading and risk management software continues to develop. If the Company is unsuccessful in establishing the Infinity Platform as an industry standard, widespread acceptance of its products and its ability to market additional application programs for financial trading and risk management will be adversely affected, and, as a consequence, the Company's future growth, business, financial condition and results of operations will be materially adversely affected.

LENGTHY SALES CYCLE

     Because of the mission critical functions performed by the Company's products, the purchase of such products is a strategic decision which generally requires approval at senior levels of customers' organizations. In addition, the purchase of the Company's products involves a significant commitment of customers' financial resources. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically complex, lengthy and subject to a number of significant risks, including changes in customers' budgetary constraints and approval at senior levels of customers' organizations, over which the Company has no control. The Company's sales cycle can range from three months to over one year. Because of the lengthy sales cycle and the dependence of the Company's quarterly revenues upon a small number of new individual product sales for large dollar amounts, the loss or delay of a single sale could have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE AND DEPENDENCE ON NEW PRODUCTS

     The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that address technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, the failure of the Company to develop new products or enhance existing products to (i) timely adapt to the rapidly developing computer hardware and software technology upon which its products are based, (ii) incorporate new functionality reflecting rapidly evolving types of derivative securities and other financial instruments and risk management methodologies and
(iii) incorporate new functionality to facilitate customers' compliance with changing applicable governmental regulations could cause customers to delay their purchase of the Company's products, or to decide not to purchase such products. In September 1995, the Company introduced its back-office modules for Infinity Derivatives, which have been implemented on a limited basis to date by Infinity's customers. The Company further intends to release prior to the end of 1996 a risk management product called Infinity RiskView, designed to extend the Infinity Platform for certain risk management functions, and a Windows NT version of its Infinity Derivatives product. No assurance can be given that development of Infinity RiskView or the Windows NT version of Infinity Derivatives will be successfully completed or that either of these new products will be accepted in the marketplace. The anticipated release of these products also could cause customers to delay purchase decisions for existing products of the Company. The Company has in the past experienced delays in the introduction of product enhancements and new products, including a delay in introducing the back-office modules for Infinity Derivatives. There can be no assurance that the Company will not experience such delays in the future, or be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products, including Infinity RiskView and the Windows NT version of Infinity Derivatives, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Risks of Product Defects; Product Liability" and "Business -- Product Development."

SMALL DIRECT SALES FORCE AND RELIANCE ON IBM CORPORATION AND OTHER STRATEGIC RELATIONSHIPS

     The Company has a small direct sales force, which consisted of 16 persons at June 30, 1996. Historically, most of the Company's sales have been derived through its direct sales force, and the Company's business strategy depends on significantly expanding this sales force. The Company has previously experienced substantial difficulty in hiring sales personnel with expertise in sophisticated financial instruments and is likely to experience similar difficulty as it attempts to hire other qualified staff who have the required experience levels. In the past, the Company has also experienced difficulty in adequately staffing a sales force for its principal United States sales office located in New York. There can be no assurance that the Company will be able to recruit, train and retain additional qualified sales personnel with the requisite experience and knowledge, particularly those with experience in both finance and software development. The failure to successfully expand the Company's sale force would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company has established strategic relationships with a number of organizations that are complementary to its direct sales force and which it believes are important to its worldwide sales, marketing and support activities and the implementation of its products. The Company believes that its relationships with such organizations provide an additional sales and marketing channel and further promote the Infinity Platform to become an industry standard. Due in part to the current small size of its direct sales force, the Company believes such relationships are particularly important to its sales efforts and efforts to establish an industry standard. In particular, the Company has developed a non-exclusive strategic relationship with IBM Corporation ("IBM"). IBM acts as a solution provider and markets the Company's products on a worldwide basis as part of IBM information management solutions, although IBM is under no contractual obligation to market the Company's products. During the quarter ended June 30, 1996, license revenues facilitated by IBM accounted for 42% of license revenues and 33% of total revenues. Any deterioration of the Company's relationship with IBM could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also has relationships with key third-party developers, including Axime Integration de Systemes ("Axime") and Diagram S.A. ("Diagram"), and service providers, including Price Waterhouse LLP ("Price Waterhouse"). Third-party developers constitute a key component of Infinity's strategy in developing products and applications for the Infinity Platform for specific markets that Infinity does not currently address. In addition, Infinity has established the Infinity Certified Engineering program which qualifies various software development firms to work as consultants with Infinity customers in implementing and customizing the Infinity Platform and other products. The failure by the Company to maintain its existing relationships, or to establish new relationships in the future, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's customers and potential customers frequently rely on these third-party service providers to extend, deploy and/or manage Infinity's products. If the Company is unable to train adequately a sufficient number of service providers or, if for any reason such service providers do not have or choose not to devote the resources necessary to facilitate implementation of the Company's products or if such service providers adopt a product or technology other than Infinity's, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Sales, Marketing and Support."

MANAGEMENT OF GROWTH

     The Company's business has grown rapidly in recent years. This growth has placed, and may continue to place, a significant strain on the Company's management and operations. The Company's future operating results will depend on its ability to continue to broaden the Company's senior management group, and its ability to attract, hire and retain skilled employees. The Company's success will also depend on the ability of its officers and key employees to continue to implement and improve its operational and financial control systems and to expand, train and manage its employee base. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations, further implement a reseller and partner channel to penetrate different and broader markets than those addressed by its existing direct sales force and expand its support organization commensurate with growth in its installed base. The Company's inability to effectively manage growth could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The market for transaction processing and risk management systems for financial institutions is intensely competitive. It is characterized by rapidly changing technological requirements, as new instruments and new strategies are developed and implemented, and a high degree of technological progress, as new software and hardware technologies are applied to the challenge of trading and risk management. The rapid pace of innovation and change in the market Infinity serves necessitates an ongoing research and development effort to enhance the features and functionality of the Infinity Platform and Infinity products.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. The Company's competitors are diverse and offer a variety of solutions directed at the financial trading and risk management information system marketplace. These competitors include companies offering and developing financial trading or risk management software products that compete with products offered by the Company. Certain of such competitors provide point solutions for particular elements of the financial trading marketplace, including, for example, the front-office derivative trading market, which constitutes a significant portion of the Company's business. Certain of such point-solutions may provide greater off-the-shelf functionality than the Company's customizable integrated system. To the extent customers elect to pursue such point solutions targeted at the front-office derivatives market or other elements of the financial trading marketplace, as opposed to the Company's integrated solutions, the Company's business, financial condition and results of operations may be materially adversely affected. In addition, potential customers may select such a competitor's product where they believe it is easier to integrate such product with a product previously purchased from such competitor or where they prefer the user interface of such product. The Company may also face competition from other business application software vendors who may broaden their product offering by internally developing or acquiring financial trading and risk management software products. In addition to competition from such third-party companies, the Company frequently faces substantial sales resistance from the internal development groups of potential customers that have developed or may develop systems that may substitute for those offered by the Company. In particular, the Company has experienced significant difficulties in persuading potential customers to purchase its products where their internal development groups have already progressed significantly toward completion of systems which the Company's products would augment or replace and where the underlying technologies, such as the programming language, utilized by such groups differ fundamentally from the Company's.

     In order to be successful in the future, the Company must respond promptly and effectively to the challenges of technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Competition."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     In the six months ended June 30, 1996 and for the 1995, 1994 and 1993 fiscal years, the Company derived 70%, 53%, 25% and 27% of its total revenues, respectively, from sales outside North America and anticipates that a majority of its revenues for the foreseeable future will be derived from sources outside North America. The Company sells its products through a direct sales force located in offices in New York, London, Paris and Tokyo as well as its headquarters in Mountain View, California. The Company also has full-time support personnel in Frankfurt, Sydney and Toronto. The Company intends to continue to expand its sales and support operations outside North America and to enter additional international markets, which will require significant management attention and financial resources. International operations are generally subject to a number of risks, including costs of customizing products for foreign countries, dependence on local resellers, multiple, conflicting and changing government regulations regarding financial transactions, longer payment cycles, import and export restrictions, tariffs, difficulties in staffing and managing foreign operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws, the impact of possible recessionary environments in economies outside North America and political and economic instability. The Company's total revenue is also substantially affected by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

     Until 1996, the Company's international sales were generally denominated and collected in U.S. dollars. In the first half of 1996, international sales were denominated in both U.S. dollars and foreign currencies. The Company believes that an increasing portion of the Company's cost of revenues and operating expenses will be incurred in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, it can be anticipated that to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of the Company's revenues, cost of revenues and operating expenses will be commensurately lower or higher than would be the case in a more stable foreign currency environment. Although the Company from time to time undertakes foreign exchange hedging transactions to cover a portion of its foreign currency transaction exposure, the Company does not attempt to cover all potential foreign currency exposure.

     In the past, the Company has benefited from increased international demand for its risk management solutions resulting from the imposition of new capital adequacy and regulatory reporting requirements. For example, a significant portion of the Company's 1995 and first quarter 1996 international revenues were attributable to new European customers who began to respond to the requirements of the European Capital Adequacy Directive in late 1994 through implementation of risk management systems. If regulatory requirements remain unchanged or are eased, the demand for risk management solutions will likely be reduced, which would materially adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales, Marketing and Support."

DEPENDENCE ON KEY EMPLOYEES

     The Company's success depends to a significant extent on the performance of a number of senior management and sales and engineering personnel, including Roger A. Lang, a founder of the Company and its President and Chief Executive Officer. The Company's Vice President of Software Engineering, Keith Hospers, is currently on long-term disability leave from the Company for medical reasons, which leave is expected to continue for the indefinite future. The Company's Vice President of Client Services commenced a one-year educational leave in August 1996. The absence of these two key employees has placed and continues to place a significant additional burden on the other members of the Company's management team and could materially adversely affect the development of the Company's products and the Company's business, financial condition and results of operations. The Company is currently recruiting a Vice President of Products and Technology, who would oversee all product development and engineering activities of the Company and would assume many of Mr. Hospers' prior responsibilities. The Company is experiencing difficulty in recruiting a qualified individual for this position and would expect similar difficulty in replacing its Vice President for Client Services if the current individual in that position chooses not to return to the Company following completion of his one-year educational leave. Further, given the critical role of the Company's limited engineering staff in executing the Company's product strategies, the loss of any additional significant part of its engineering staff would also have a material adverse effect on the Company. The Company generally does not have long-term employment contracts with Mr. Lang, its engineering staff or any other employees. The Company believes that its future success also will depend in part on its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company has previously experienced substantial difficulty in hiring sales and engineering personnel with expertise in sophisticated financial instruments and may experience similar difficulty as it attempts to hire other qualified staff who have the required experience levels. In particular, the Company has experienced difficulty competing for such personnel with large financial institutions with substantially greater financial resources. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management -- Executive Officers and Directors."

PROTECTION OF INTELLECTUAL PROPERTY

     The Company's success is heavily dependent upon its proprietary technology. The Company relies primarily on a combination of copyright, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology independently. In particular, the Company customarily provides its existing and potential distribution partners with access to its product architecture and other proprietary information underlying the Company's licensed software, including source code. An unauthorized publication or proliferation of the Company's source code could materially adversely affect the Company's business, financial condition and results of operations. Policing unauthorized use of the Company's products is difficult, and the Company is unable to determine the extent to which unauthorized use of its software products exists. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries in which the Company currently sells products, such as Japan, and countries the Company may target to expand its sales efforts such as Brazil, Hong Kong, Mexico, South Africa and Thailand. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

RISKS OF PRODUCT DEFECTS; PRODUCT LIABILITY

     As a result of their complexity, software products may contain undetected errors or failures. Despite testing by the Company and use by current and potential customers, when first introduced or as new versions are released, there can be no assurance that errors will not be found in new products after commencement of commercial shipments. The most recent release of Infinity Derivatives, which included new features and functionality, contained a number of errors and defects which the Company is correcting in the normal course of post-release development support. Although the Company has not experienced material adverse effects resulting from any such defects and errors to date, there can be no assurance that defects and errors will not be found in new versions or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to the Company's reputation, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure for potential claims based on errors or malfunctions of its products. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products entails the risk of such claims. The Company currently does not have insurance against product liability risks, and, if the Company were to elect to obtain such insurance, there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. A product liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Development."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

     The Company currently has no specific plan for using substantially all of the proceeds of the Offerings. As a consequence, the Company will have the discretion to allocate a large percentage of such proceeds to uses which the stockholders may not deem desirable, and there can be no assurance that the proceeds can or will yield a significant return. See "Use of Proceeds."

BENEFITS OF THE OFFERINGS TO CURRENT SECURITYHOLDERS

     The proposed Offerings will provide significant benefits to the current securityholders of the Company, including the creation of a public market for the Company's Common Stock, the receipt of proceeds from the sale of shares in the Offerings by current securityholders who are selling shares in the Offerings, and the unrealized gain of $263,249,000 in the value (based on an assumed offering price of $14.00 per share) total equity interest of all current securityholders in the Company.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

     Upon completion of the Offerings, the Company's officers, directors and their affiliates will, in the aggregate, beneficially own approximately 57% of the Company's outstanding Common Stock, assuming no exercise of options outstanding (57% if the Underwriters' over-allotment options are exercised in full). As a result, such persons, acting together, will have the ability to control the vote on matters submitted to stockholders of the Company for approval (including election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal and Selling Stockholders."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF SHARE PRICE

     Prior to the Offerings, there has been no public market for the Common Stock of the Company, and there can be no assurance that an active trading market will develop upon completion of the Offerings or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation among the Company, the Selling Stockholders and the representatives of the Underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price of the Common Stock after the Offerings may be significantly affected by factors such as quarterly variations in the Company's results of operations, the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors and general market conditions specific to particular industries. In particular, the stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock, limiting the persons who may call special meetings of stockholders, prohibiting stockholder action by written consent, establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholders meetings and, commencing at the first annual meeting of stockholders following the earlier of the date the Company is no longer subject to the California Corporations Code or the date of the annual meeting of stockholders when the Company shall have had at least 800 stockholders, providing for a Board of Directors with staggered, three-year terms requiring super-majority voting to effect certain amendments to the Charter and Bylaws. Certain provisions of Delaware law may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of the Company's Charter and Bylaws" and "Description of Capital Stock -- Section 203 of the Delaware General Corporation Law."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON MARKET PRICE OF THE COMMON STOCK

     Sales of a substantial number of shares of Common Stock after the Offerings could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. Upon completion of the Offerings, the Company will have 18,061,706 shares of Common Stock outstanding based on shares outstanding as of August 31, 1996. Of these shares, the 2,500,000 shares sold in the Offerings will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.


     The remaining 15,561,706 outstanding shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. Approximately 22,000 of these shares of Common Stock will be eligible for sale in the public market immediately upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the Effective Date, an additional approximately 4,100 of these shares will become eligible for sale subject to the provisions of Rule 144 and Rule 701. Beginning 180 days after the date of this Prospectus, approximately 14,436,082 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into between the U.S. Underwriters and the International Underwriters and such stockholders or the Company and such stockholders. Beginning 180 days after the date of this Prospectus, approximately 1,605,204 additional shares subject to vested options as of the date of this Prospectus will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the U.S. Underwriters and the International Underwriters and such stockholders or the Company and such stockholders. In addition, the Commission has proposed revisions to Rule 144 and Rule 144(k), the effect of which would be to shorten the holding period under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market 90 days after the Effective Date and 180 days after the date of this Prospectus. Any shares subject to lock-up agreements may be released at any time without notice by the U.S. Underwriters and the International Underwriters. See "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 180,000 shares immediately after the Offerings) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares prior to the Effective Date or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date. However, the Company and certain officers, directors and other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for the 180-day period after the date of this Prospectus without the prior written consent of the U.S. Underwriters and the International Underwriters. See "Underwriting."

     As soon as practicable after the Effective Date, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1989 Stock Option Plan, the 1993 Stock Incentive Plan, the 1996 Stock Option Plan and the 1996 Employee Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at an assumed initial public offering price of $14.00 per share are estimated to be approximately $25.1 million. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

     The principal purposes of the Offerings are to obtain additional working capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The net proceeds to the Company are expected to be used for general corporate purposes, including primarily working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Although the Company has in the past reviewed potential acquisition opportunities, there are no current agreements or negotiations with respect to any such transactions. Pending such uses, the net proceeds of the Offerings will be invested in investment grade, interest-bearing instruments.

                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock, although the Company has in the past repurchased shares of its capital stock from certain of its stockholders. The Company currently does not intend to pay dividends in the foreseeable future so that it may reinvest its earnings, if any, in the development of its business. In addition, the Company's existing line of credit prohibits the Company from paying cash dividends without the lender's consent. See Note 4 of Notes to Financial Statements and "Certain Transactions."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996 and the capitalization of the Company on a pro forma basis to give effect to the conversion into Common Stock of all outstanding shares of Preferred Stock and the capitalization of the Company as adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price $14.00 per share and the receipt of estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and notes thereto and "Selected Consolidated Financial Data" included elsewhere in this Prospectus.

                                                                       JUNE 30, 1996
                                                            ------------------------------------
                                                            ACTUAL     PRO FORMA     AS ADJUSTED
                                                            ------     ---------     -----------
                                                                       (IN THOUSANDS)
Long-term portion of capital lease obligations............  $  155      $   155        $   155
Stockholders' equity:
  Preferred Stock, $.001 par value; 5,000,000 shares
     authorized, 3,083,334 shares issued and outstanding,
     actual; no shares issued and outstanding, pro forma
     or as adjusted.......................................   1,053           --             --
  Common Stock, $.001 par value; 50,000,000 shares
     authorized, 12,925,274 shares issued and outstanding,
     actual; 16,008,608 shares issued and outstanding pro
     forma; 18,008,608 shares issued and outstanding, as
     adjusted(1)..........................................   2,340        3,393         28,533
  Deferred stock compensation.............................    (586)        (586)          (586)
  Notes receivable from stockholders......................  (1,071)      (1,071)        (1,071)
  Retained earnings.......................................   6,651        6,651          6,651
                                                            ------     ---------     -----------
     Total stockholders' equity...........................   8,387        8,387         33,527
                                                            ------     ---------     -----------
          Total capitalization............................  $8,542      $ 8,542        $33,682
                                                            ======     ========      ==========

---------------

(1) Excludes (i) 3,478,284 shares issuable upon exercise of options outstanding as of June 30, 1996 having a weighted average exercise price of $1.69 per share under the Company's 1989 Stock Option Plan and 1993 Stock Incentive Plans, (ii) 132,000 shares issuable upon exercise of options granted from July 1, 1996 to October 2, 1996 and (iii) 1,356,046 additional shares issuable under the Company's Stock Plans. See "Management -- Stock Plans" and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

     At June 30, 1996, the Company's pro forma net tangible book value was $8.4 million or approximately $0.52 per share. Pro forma net tangible book value per share represents the amount of the Company's stockholders' equity divided by 16,008,608 shares of Common Stock (on a pro forma basis to give effect to the conversion of all shares of Preferred Stock upon completion of the Offerings) outstanding at June 30, 1996. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offerings made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offerings. After giving effect to the sale by the Company of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $14.00 per share, and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $33.5 million or $1.86 per share. This represents an immediate increase in net tangible book value of $1.34 per share to existing stockholders and an immediate dilution in net tangible book value of $12.14 per share to the purchasers of Common Stock in the Offerings, as illustrated in the following table:

  Assumed initial public offering price per share...........................            $14.00
     Pro forma net tangible book value per share as of June 30, 1996........   $0.52
     Increase attributable to new investors.................................    1.34
  Pro forma net tangible book value per share after the Offerings...........              1.86
                                                                                        ------
  Dilution per share to new investors.......................................            $12.14
                                                                                        ======

     The following table sets forth, on a pro forma basis as of June 30, 1996, the differences between the existing stockholders and the purchasers of shares in the Offerings (at an assumed initial public offering price of $14.00 per share) with respect to the number and percent of shares purchased from the Company, the total consideration and percent of total consideration paid and the average price per share paid:

                                   SHARES PURCHASED          TOTAL CONSIDERATION
                                ----------------------     -----------------------     AVERAGE PRICE
                                  NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                ----------     -------     -----------     -------     -------------
Existing stockholders(1)....    16,008,608        89%      $ 3,586,000        11%         $  0.22
New investors(1)............     2,000,000        11        28,000,000        89            14.00
                                    ------     -----            ------     ---- -
  Total.....................    18,008,608       100%      $31,586,000       100%
                                    ======     =====            ======     =====

---------------
(1) Sales by Selling Stockholders in the Offerings will reduce the number of shares held by existing stockholders to 15,508,608 shares, or approximately 86% (15,133,608 shares or approximately 84%, if the U.S. Underwriters' and International Underwriters' overallotment options are exercised in full) of the total number of shares of Common Stock to be outstanding after the Offerings and will increase the number of shares held by new investors to 2,500,000, or approximately 14% (2,875,000 shares, or approximately 16% if the U.S. Underwriters' and International Underwriters' overallotment options are exercised in full) of the total shares of Common Stock to be outstanding after the Offerings. See "Principal and Selling Stockholders."


     The foregoing tables and discussion assume no exercise of options after June 30, 1996. Excludes (i) 3,478,284 shares issuable upon exercise of options outstanding as of June 30, 1996 having a weighted average exercise price of $1.69 per share under the Company's 1989 Stock Option Plan and 1993 Stock Incentive Plan, (ii) 132,000 shares issuable upon exercise of options granted from July 1, 1996 to October 2, 1996 and (iii) 1,356,046 additional shares authorized for issuance under the Company's Stock Plans. To the extent that outstanding options are exercised, there will be further dilution to new investors. See "Capitalization," "Management -- Executive Compensation," "Management -- Stock Plans," and Notes 6 and 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data of the Company should be read in conjunction with the consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statement of income data for the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994 and 1995 are derived from the Company's consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and included elsewhere in this Prospectus. The consolidated statement of income data for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data as of December 31, 1991, 1992 and 1993 are derived from audited consolidated financial statements not included herein. The Company's consolidated statement of income data for the six months ended June 30, 1995 and 1996 and the consolidated balance sheet data as of June 30, 1996 are derived from the Company's unaudited consolidated financial statements which are included elsewhere herein. The unaudited financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements, and in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for such periods. Operating results for the six-months ended June 30, 1996 are not necessarily indicative of the results of operations to be expected in the future.

                                                                                                                SIX MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                             ----------------------------------------------     -----------------
                                                              1991     1992      1993      1994      1995        1995      1996
                                                             ------   -------   -------   -------   -------     -------   -------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Revenues.................................................  $1,246   $ 2,597   $ 5,783   $12,595   $24,738     $11,292   $17,947
  Cost of revenues.........................................     241       457     1,507     2,660     2,915       1,125     1,865
  Selling, general and administrative......................     228       898     1,722     4,471    10,049       4,327     7,883
  Research and development.................................     516       800     1,574     3,340     6,098       2,900     4,138
  Nonrecurring charge......................................      --       399        --        --        --          --        --
                                                              -----     -----     -----    ------    ------      ------    ------
        Total costs and expenses...........................     985     2,554     4,803    10,471    19,062       8,352    13,886
                                                              -----     -----     -----    ------    ------      ------    ------
  Income from operations...................................     261        43       980     2,124     5,676       2,940     4,061
    Other income (expense), net............................      40         3       (43)       15        31          21       (57)
                                                              -----     -----     -----    ------    ------      ------    ------
  Income before income taxes...............................     301        46       937     2,139     5,707       2,961     4,004
  Provision for income taxes...............................      94        --       220       498     2,258       1,172     1,521
                                                              -----     -----     -----    ------    ------      ------    ------
  Net income...............................................     207        46       717     1,641     3,449       1,789     2,483
  Series B preferred stock redemption......................      --        --        --        --    (1,276)         --        --
                                                              -----     -----     -----    ------    ------      ------    ------
  Net income attributable to common stockholders...........  $  207   $    46   $   717   $ 1,641   $ 2,173     $ 1,789   $ 2,483
                                                              =====     =====     =====    ======    ======      ======    ======
  Net income per share attributable to common stockholders:
    Primary(1).............................................  $ 0.01   $  0.00   $  0.06   $  0.10   $  0.12     $  0.10   $  0.13
                                                              =====     =====     =====    ======    ======      ======    ======
    Fully diluted(1).......................................  $ 0.01   $  0.00   $  0.05   $  0.09   $  0.12     $  0.09   $  0.13
                                                              =====     =====     =====    ======    ======      ======    ======
  Shares used in per share calculations:
    Primary(2).............................................  15,852    15,649    13,008    16,354    18,312      17,853    18,831
                                                              =====     =====     =====    ======    ======      ======    ======
    Fully diluted(2).......................................  15,852    15,649    14,516    17,866    18,382      19,364    18,849
                                                              =====     =====     =====    ======    ======      ======    ======

                                                                              AT DECEMBER 31,
                                                               ----------------------------------------------      AT JUNE 30,
                                                                1991     1992      1993      1994      1995           1996
                                                               ------   -------   -------   -------   -------   -----------------
                                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents..................................  $  199   $   751   $   800   $ 3,235   $ 3,517             $ 1,905
  Working capital (deficiency)...............................    (209)       30       199     2,010     4,272               6,053
  Total assets...............................................     508     1,719     3,027     8,885    12,848              17,999
  Long-term portion of capital lease obligations.............      39        17         6       107       303                 155
  Stockholders' equity (deficit).............................      (8)     (144)      600     3,114     5,766               8,387

---------------
(1) Net income per share attributable to common stockholders for 1995 reflects the decrease in net income attributable to common stockholders as a result of the redemption of the Series B Preferred Stock in November 1995. Net income per share before redemption was $0.19.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including, but not limited to those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company was founded in 1989 to develop, market and support object-oriented, client/server software solutions for financial trading and risk management. In February 1990, the Company commercially introduced its initial product, the Infinity Data Model, and in 1992, the Company commenced marketing the Infinity Fin++ Class Library (collectively, the "Infinity Platform"). In addition, the Company commenced marketing Infinity Derivatives in 1992. The Company's revenues have increased each year since inception, and Infinity has been profitable on an annual basis since the year ended December 31, 1991.

     The Company's total revenues consist of license revenues and service revenues. License revenues are derived primarily from license fees for the Infinity Platform and Infinity Derivatives and accounted for 79%, 77%, 72% and 71% of total revenues in the first six months of 1996 and for the 1995, 1994 and 1993 fiscal years, respectively. Service revenues are primarily derived from a full range of services complementing the Company's products, including software maintenance and support, training, consulting and co-development projects, and accounted for 21%, 23%, 28% and 29% of total revenues in the first six months of 1996 and for the 1995, 1994 and 1993 fiscal years, respectively. Gross margin on service revenues has been, and the Company expects that in the future it will continue to be, significantly lower than gross margin on license revenues. International revenues, which the Company defines as revenues derived from sales outside of North America, accounted for 70%, 53%, 25% and 27% of total revenues in the first six months of 1996 and for the 1995, 1994 and 1993 fiscal years, respectively.

     Although the Company has experienced increased revenue and been profitable in each of its last five fiscal years, the Company does not believe prior growth rates are sustainable or indicative of future operating results, and there can be no assurance that the Company will be able to sustain revenue growth or maintain profitability in the future. In addition, the Company intends to commit substantial financial resources to expanding its business, including its sales and support operations and product development infrastructure. As a result, the Company does not expect to sustain the current level of operating margins in future periods.

     License revenues in any period are typically dependent upon licensing of the Company's products for relatively large dollar amounts to a small number of new or existing customers. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenues for the foreseeable future. Because of the mission critical role addressed by the Company's products, the purchase of such products is a strategic decision that generally requires approval at senior levels of customers' organizations. In addition, the purchase of the Company's products involves a significant commitment of customers' financial resources. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically complex, lengthy and subject to a number of significant risks, including changes in customers' budgeting constraints and approval at senior levels of customers' organizations, over which the Company has no control.

     Historically, the Company's revenues have been primarily generated through its direct sales force. However, to provide marketing and sales opportunities for the Company's direct sales force, and to expand the distribution of its products, the Company has recently developed strategic relationships with a number of organizations, including systems integrators such as IBM, third-party developers such as Axime and Diagram and service providers such as Price Waterhouse. For example, two of the Company's six new customers signed during the quarter ended June 30, 1996 were facilitated through the Company's relationship with IBM. For their sales and marketing efforts, these organizations are typically granted a discount off of the Company's standard list price of products licensed by such organization or are paid a commission on sales of licenses by Infinity. Product revenues and operating margins may fluctuate in any period due to the mix of license revenues derived from sales for which a discount is granted or for which commissions are paid.

     License revenues less deferrals for warranty are recognized upon shipment only if no significant vendor obligations remain and collection of the resulting receivable is deemed probable. The license warranty revenues are recognized ratably over the warranty period, generally 30 to 90 days. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the maintenance term, which is typically twelve months. Payments for maintenance fees are generally received in advance. Service revenues from training and consulting are recognized when the services are performed. Revenues from development agreements are recognized upon achievement of contractual milestones or on a percentage of completion basis.

     Until 1996, the Company's international sales were generally denominated and collected in U.S. dollars. In the first half of 1996, international sales were denominated in both U.S. dollars and foreign currencies. The Company believes that an increasing portion of the Company's cost of revenues and operating expenses will be incurred in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, it can be anticipated that to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of the Company's revenues, cost of revenues and operating expenses will be commensurately lower or higher than would be the case in a more stable foreign currency environment. Although the Company from time to time undertakes foreign exchange hedging transactions to cover a portion of its foreign currency transaction exposure, the Company does not attempt to cover all potential foreign currency exposure. For the six months ended June 30, 1996, sales denominated in foreign currency comprised 18% of total sales. As of June 30, 1996, the Company had undertaken foreign exchange hedging transactions to cover virtually all of its foreign denominated receivables.

     During the first half of 1996, the Company recorded deferred compensation of $625,000 in connection with certain stock options granted in 1996. Of that amount, approximately $39,000 was expensed during the six months ended June 30, 1996 and the balance will be expensed ratably over the next four years as the options vest.

CONSOLIDATED RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, consolidated statement of income data for the periods indicated:

                                                                                      SIX MONTHS
                                                           YEARS ENDED DECEMBER          ENDED
                                                                   31,                 JUNE 30,
                                                          ----------------------     -------------
                                                          1993     1994     1995     1995     1996
                                                          ----     ----     ----     ----     ----
Revenues:
  License revenues....................................     71 %     72 %     77 %     78 %     79 %
  Service revenues....................................     29       28       23       22       21
                                                          ----     ----     ----     ----     ----
          Total revenues..............................    100      100      100      100      100
Costs and expenses:...................................
  Cost of revenues....................................     26       21       12       10       10
  Sales and marketing.................................     20       26       31       30       34
  Research and development............................     27       27       25       25       23
  General and administrative..........................     10        9        9        9       10
                                                          ----     ----     ----     ----     ----
          Total costs and expenses....................     83       83       77       74       77
                                                          ----     ----     ----     ----     ----
Income from operations................................     17       17       23       26       23
Other income (expense), net...........................     (1 )    --       --       --        (1 )
                                                          ----     ----     ----     ----     ----
Income before provision for income taxes..............     16       17       23       26       22
Provision for income taxes............................      4        4        9       10        8
                                                          ----     ----     ----     ----     ----
Net income............................................     12 %     13 %     14 %     16 %     14 %
                                                          ====     ====     ====     ====     ====

  REVENUES

     The Company's revenues are derived from two sources, license revenues and service revenues, including software maintenance and support, training, consulting and co-development contracts. Total revenues were $17.9 million and $11.3 million for the six months ended June 30, 1996 and June 30, 1995, respectively, representing an increase of 58%. Total revenues increased to $24.7 million in 1995 from $12.6 million in 1994 and from $5.8 million in 1993, representing increases of 96% and 117% in 1995 and 1994, respectively.


     International revenues, which are defined by the Company as sales outside North America, accounted for 70% and 45% of total revenues for the six months ended June 30, 1996 and 1995, respectively. International revenue accounted for 53%, 25% and 27% of total revenues in 1995, 1994 and 1993, respectively. For fiscal year 1995 and thereafter, the majority of international sales were made in either Europe or Japan with significant additional sales in Australia and New Zealand. The more recent increases in international revenues are primarily attributable to an increase in the Company's international sales and marketing efforts and opportunities resulting from the imposition of new regulatory reporting requirements. In particular, a significant portion of the Company's 1995 and first quarter 1996 international revenues were attributable to new European customers who began to respond to the requirements of the European Capital Adequacy Directive in late 1994 through implementation of risk management systems. In the second quarter of 1996, the Company's international revenues from licensing were derived primarily from trading systems related sales. In the future, the Company believes that demand for risk management solutions will be significantly influenced by changes in capital adequacy and regulatory reporting requirements. See "Risk Factors -- Risks Associated with International Sales." The Company currently maintains international sales offices in London, Paris and Tokyo, and intends to continue to expand its international operations and enter additional international markets.

     LICENSE REVENUES. License revenues were $14.1 million and $8.8 million for the six months ended June 30, 1996 and 1995, respectively, representing an increase of 60%. License revenues increased to $19.0 million in 1995 from $9.0 million in 1994 and from $4.1 million in 1993, representing increases of 111% and 120% in 1995 and 1994, respectively. The increases were primarily due to growing sales to new customers and increased follow-on sales to existing customers of the Company's new and existing products.


     SERVICE REVENUES. Service revenues were $3.8 million and $2.5 million for the six months ended June 30, 1996 and 1995, respectively, representing an increase of 55%. Service revenues increased to $5.7 million in 1995 from $3.6 million in 1994 and from $1.7 million in 1993, representing increases of 60% and 112% in 1995 and 1994, respectively. The increases were primarily attributable to a larger installed base, partially offset by a decrease in co-development revenues in 1995. From time to time, the Company has entered into, and may in the future enter into, co-development contracts whereby the Company collaborates in the development of a new product and generally owns the technology developed from these efforts. Co-development revenues were $510,000 and $420,000 in 1994 and 1993, respectively, with no co-development revenues in 1995 or the first half of 1996. The Company historically has experienced significant renewal rates of maintenance contracts; however, some customers have licensed the source code of the Company's products and have, on occasion, chosen to terminate the maintenance contracts with the Company due to their in-house expertise. Furthermore, the Company's service revenues have been dependent upon a relatively small number of new and existing customers in each quarter. Based on these and other factors, there can be no assurance that previous renewal rates and prices charged by the Company for maintenance, and corresponding revenues, will continue in the future.


  COST OF REVENUES

     Cost of revenues consists primarily of personnel-related costs, including facility and other overhead allocations incurred in providing on-site and telephone support, consulting services and training to customers and personnel costs attributable to co-development contracts in 1994 and 1993. Costs directly attributable to license revenues are not material. Cost of revenues increased to $1.9 million compared to $1.1 million, or 10% and 10% of total revenues, for the six months ended June 30, 1996 and 1995, respectively. In 1995, 1994 and 1993, cost of revenues were $2.9 million, $2.7 million and $1.5 million, or 12%, 21% and 26% of total revenues, respectively. The increases in dollar amounts in each subsequent period were primarily due to the increase in the number of customer support personnel and related overhead costs necessary to support a larger installed base. The decreases as a percentage of total revenues relate to the completion of relatively low margin co-development contracts in 1994, as well as high margin license revenues comprising a larger portion of total revenues in each subsequent period. In addition, the Company intends to commit substantial financial resources to expand its support operations. As a result, the Company expects its cost of revenues to increase in the future, both in absolute dollar amounts and possibly as a percentage of total revenues. All development costs incurred in the research and development of software products and enhancements to existing software products have been expensed as incurred. See Note 1 of Notes to Consolidated Financial Statements.

  OPERATING EXPENSES

     SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses for sales and marketing personnel, travel and entertainment, facilities and equipment costs and periodic third-party commission expenses. Sales and marketing expenses increased to $6.2 million compared to $3.3 million, or 34% and 30% as a percentage of total revenues, for the six months ended June 30, 1996 and 1995, respectively. In 1995, 1994 and 1993, sales and marketing expenses were $7.7 million, $3.3 million and $1.1 million, or 31%, 26% and 20% of total revenues, respectively. The increases in dollar amounts and as a percentage of total revenues in each subsequent period were primarily attributable to costs associated with additional sales and marketing personnel, facilities expansion, higher sales commissions associated with increased total revenues and increased marketing activities domestically and internationally. The Company believes that such expenses will increase in dollar amounts and possibly as a percentage of total revenues in the future as the Company expands its sales and marketing staff at its corporate headquarters and each major location in which the Company chooses to do business. Commissions paid to third parties have varied significantly in the past, and the Company believes these expenses will continue to be incurred from time to time in varying amounts in the future.

     RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of costs associated with development of new products and enhancement of existing products, particularly salaries and other personnel-related expenses, as well as facility and equipment costs. Research and development expenses were $4.1 million and $2.9 million, or 23% and 25% as a percentage of total revenues, for the six months ended June 30, 1996 and 1995, respectively. In 1995, 1994, and 1993, research and development expenses were $6.1 million, $3.3 million and $1.6 million, or 25%, 27% and 27% as a percentage of total revenues, respectively. The increases in dollar amounts in each subsequent period were primarily attributable to increases in the number of software engineers and other personnel-related costs required to expand and enhance the Company's product offerings. The Company believes that research and development expenses will increase in dollar amounts and possibly as a percentage of total revenues in the future.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of personnel costs for finance, human resources and general management, as well as professional fees and facility and equipment costs. General and administrative expenses were $1.7 million and $1.0 million, or 10% and 9% of total revenues, for the six months ended June 30, 1996 and 1995, respectively. In 1995, 1994 and 1993, general and administrative expenses were $2.4 million, $1.2 million and $580,000, or 9%, 9% and 10% as a percentage of total revenues, respectively. The increases in dollar amounts were due to increased staffing and professional fees necessary to manage and support the Company's growth. The Company believes general and administrative expenses will increase in dollar amounts, and possibly as a percentage of total revenues, in the future as it expands its staffing to support the Company's anticipated growth.

  PROVISION FOR INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The effective tax rates for the years ended December 31, 1995, 1994 and 1993, were 40%, 23% and 24%, respectively. The Company expects its effective tax rate in 1996 to decrease to 38% and has accrued its income tax liability at that rate through the first six months of 1996. This reduction is primarily attributable to benefits received after establishing a foreign sales corporation. The 1995 effective tax rate of 40% differs from the federal statutory rate primarily due to state income taxes, partially offset by certain research and development tax credits. The lower effective tax rates in 1994 and 1993 are attributable primarily to the utilization of tax credits and a reduction in the valuation allowance in 1994.

SELECTED QUARTERLY OPERATING RESULTS

     The following tables set forth certain unaudited statement of income data for each of the six quarters in the period beginning January 1, 1995 and ending June 30, 1996, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Such data should be read in conjunction with the Company's annual audited consolidated financial statements and the notes thereto.

                                                                         QUARTERS ENDED
                                                ----------------------------------------------------------------
                                                MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                  1995       1995       1995        1995       1996       1996
                                                --------   --------   ---------   --------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Revenues:
  License revenues..........................    $  3,984   $  4,832    $  4,805   $  5,412   $  6,435   $  7,683
  Service revenues..........................       1,155      1,321       1,682      1,547      1,769      2,060
                                                  ------     ------      ------     ------     ------     ------
         Total revenues.....................       5,139      6,153       6,487      6,959      8,204      9,743
Costs and expenses:.........................
  Cost of revenues..........................         512        613         905        885        791      1,074
  Sales and marketing.......................       1,580      1,757       2,156      2,200      2,625      3,549
  Research and development..................       1,456      1,444       1,512      1,686      1,895      2,243
  General and administrative................         448        542         640        726        826        883
                                                  ------     ------      ------     ------     ------     ------
         Total costs and expenses...........       3,996      4,356       5,213      5,497      6,137      7,749
                                                  ------     ------      ------     ------     ------     ------
Income from operations......................       1,143      1,797       1,274      1,462      2,067      1,994
Other income (expense), net.................           7         14         (18)        28        (79)        22
                                                  ------     ------      ------     ------     ------     ------
Income before provision for income taxes....       1,150      1,811       1,256      1,490      1,988      2,016
Provision for income taxes..................         455        717         496        590        756        765
                                                  ------     ------      ------     ------     ------     ------
Net income..................................         695      1,094         760        900      1,232      1,251
Series B preferred stock redemption.........          --         --          --     (1,276)        --         --
                                                  ------     ------      ------     ------     ------     ------
Net income (loss) attributable to common
  stockholders..............................    $    695   $  1,094    $    760   $   (376)  $  1,232   $  1,251
                                                  ======     ======      ======     ======     ======     ======
Net income (loss) per share attributable to
  common stockholders(1)....................    $   0.04   $   0.06    $   0.04   $  (0.02)  $   0.06   $   0.07
Shares used to compute net income (loss) per
  share(2)..................................      17,308     18,398      18,727     16,774     18,863     18,799
AS A PERCENTAGE OF REVENUES:
Revenues:
  License revenues..........................          78%        79%         74%        78%        78%        79%
  Service revenues..........................          22         21          26         22         22         21
                                                  ------     ------      ------     ------     ------     ------
         Total revenues.....................         100        100         100        100        100        100
Costs and expenses:
  Cost of revenues..........................          10         10          14         13         10         11
  Sales and marketing.......................          31         29          33         32         32         36
  Research and development..................          28         23          23         24         23         23
  General and administrative................           9          9          10         10         10          9
                                                  ------     ------      ------     ------     ------     ------
         Total costs and expenses...........          78         71          80         79         75         79
                                                  ------     ------      ------     ------     ------     ------
Income from operations......................          22         29          20         21         25         21
Other income (expense), net.................       --         --             --      --            (1)        --
                                                  ------     ------      ------     ------     ------     ------
Income before provision for income taxes....          22         29          20         21         24         21
Provision for income taxes..................           8         11           8          8          9          8
                                                  ------     ------      ------     ------     ------     ------
Net income..................................          14%        18%         12%        13%        15%        13%
                                                  ======     ======      ======     ======     ======     ======

---------------
(1) The following table sets forth the net income per share before the Series B preferred stock redemption:

     Net income per share before Series B
       preferred stock redemption...........    $   0.04   $   0.06    $   0.04   $   0.05   $   0.06   $   0.07
     Shares used to compute net income per
       share before Series B preferred stock
       redemption...........................      17,308     18,398      18,727     18,815     18,863     18,799

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing net income per share.

     REVENUES. Total revenues have increased each consecutive quarter during the last six quarters to $9.7 million in the second quarter of 1996 from $5.1 million in the first quarter of 1995. The increase was primarily attributable to increased sales of new and existing products to new customers and increased follow-on sales to existing customers. License revenues were relatively flat in the quarter ended September 30, 1995 from the previous quarter due to seasonal fluctuations the Company has typically experienced and expects it will continue to experience. During the quarter ended June 30, 1996, license revenues facilitated by IBM accounted for 42% of license revenues and 33% of total revenues. Additionally, the Company's growth in its installed base has contributed to increased maintenance service revenues in each consecutive quarter. The decrease in service revenues in the quarter ended December 31, 1995 as compared to the prior quarter relates to lower revenues recognized on consulting contracts completed during that period.


     COST OF REVENUES. Cost of revenues decreased in the quarter ended March 31, 1996 from the previous two quarters due to the completion of low-margin consulting contracts in the quarter ended December 31, 1995. The increases in cost of revenues as a percentage of total revenues in the quarters ended September 30, 1995 and December 31, 1995 related to increased consulting activity in such periods.


     OPERATING EXPENSES. Operating expenses increased in absolute dollars in each consecutive quarter over the last six quarters primarily as a result of increased staffing and other personnel-related expenses to support the Company's growth. In the quarter ended June 30, 1996, sales and marketing expenses increased in dollar amount and as a percentage of total revenues due to additional sales and marketing personnel and increased sales commissions. Sales and marketing expenses in the last half of 1995 increased as a percentage of total revenues due to third-party commissions on certain sales and, to a lesser extent, an increase in sales and marketing personnel. Between the first and second quarter of 1995, research and development staff levels were unchanged and sales and marketing staff levels declined slightly, while total revenues grew. This resulted in a decline in these expenses as a percentage of total revenues. However, the Company expects operating expenses to increase in total dollar amounts and possibly as a percentage of total revenues in the future.


     OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest income earned on the Company's cash and cash equivalents, interest expense on capital equipment lease lines and, in the quarter ended March 31, 1996, a loss on disposal of furniture and equipment under capital lease obligations related to the Company's headquarters facility relocation.

RECENT FINANCIAL RESULTS

     The following table summarizes the Company's operating results for the three and nine months ended September 30, 1995 and 1996. The summary data for the periods presented are derived from the Company's unaudited consolidated statements of income.


                                                THREE MONTHS               NINE MONTHS
                                                    ENDED                     ENDED
                                                SEPTEMBER 30,             SEPTEMBER 30,
                                            ---------------------     ---------------------
                                              1995         1996         1995         1996
                                            --------     --------     --------     --------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
        Revenues........................    $  6,487     $ 10,617     $ 17,779     $ 28,564
        Income from operations..........       1,274        2,013        4,214        6,074
        Net income......................         760        1,294        2,549        3,778
        Net income per share............        0.04         0.07         0.14         0.20
        Shares used in per share              18,727       18,763       18,145       18,808
          calculations(1)...............


------------------

(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in per share calculations.

VARIABILITY OF QUARTERLY RESULTS

     The Company's revenues and operating results have fluctuated significantly in the past, and are likely to continue to fluctuate significantly in the future, on an annual and quarterly basis. Fluctuations in the Company's revenues and results of operations may result from a number of factors, many of which are beyond the Company's control, including (i) the relatively long sales cycle of three months to over one year for the Company's software products, (ii) the timing and size of the Company's individual license transactions, and, in particular, the dependence of the Company's revenues in any quarter on the sale of a limited number of large dollar licenses, (iii) the Company's typical recognition of a significant portion of its quarterly revenues in the last month, weeks or days of the quarter, (iv) the relatively high percentage of total revenues derived from product revenues versus service revenues, (v) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vi) the deferral of significant revenues until completion or acceptance of certain customized portions of software required by any individual license transaction, (vii) changes in customer budgets, (viii) seasonality of technology purchases by customers, (ix) the mix of revenues derived from the Company's direct sales force and various distribution and marketing channels and between domestic and international customers, (x) currency exchange rate fluctuations, (xi) changes in applicable government regulations, (xii) the untimely loss of key sales personnel, (xiii) changes in relationships with strategic partners and (xiv) general economic conditions, particularly those which affect the Company's targeted customer base.

     The Company historically has operated with little backlog because its products are generally shipped as orders are received. As a result, license revenues in any quarter depend on the volume and timing of, and the Company's ability to fill, orders received in that quarter. In addition, a relatively high percentage of the Company's expenses is fixed in the short term because the Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if revenues fall below expectations, operating margins are likely to be adversely affected.

     Due to the foregoing and other factors, the Company believes that its quarterly and annual revenues, expenses and operating results could vary significantly in the future and that period-to-period comparisons should not be relied upon as indications of future performance. Because of the above factors, it is possible that the Company's operating results will be below the expectations of stock market analysts and investors in some future quarter, which would have a severe adverse effect on the price of the Company's stock.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date primarily by cash generated from operations and through private sales of preferred equity securities. For the six months ended June 30, 1996 approximately $506,000 of cash was used in operations and in the 1995, 1994 and 1993 fiscal years approximately $2.0 million, $2.9 million, and $604,000, respectively, of cash was generated from operations. Cash used in operations in the six months ended June 30, 1996 was primarily due to increases in accounts receivable offset by net income and increases in deferred revenue and accounts payable. In 1995, cash generated from operations was primarily attributable to net income, partially offset by an increase in accounts receivable. In 1994 and 1993, cash generated from operations was primarily attributable to net income and increases in deferred revenues, partially offset by increases in accounts receivable.

     For the six months ended June 30, 1996 and in the 1995, 1994 and 1993 fiscal years, investing activities consisted primarily of purchases of property and equipment. In those periods, the Company used approximately $1.0 million, $650,000, $569,000 and $271,000, respectively, of cash to purchase property and equipment, primarily consisting of personal computers, furniture and other office equipment. While the Company has no material capital equipment commitments, the Company anticipates that its planned purchases of capital equipment and facilities expansion in the last half of

1996 will require additional expenditures of approximately $850,000. Additionally, the Company expects that the rate of purchases of property and equipment will increase as the Company's employee base grows. As of June 30, 1996, the Company's principal commitments consisted primarily of borrowings under a lease line of credit for equipment purchases and its obligations under leases for office facilities. See Note 5 of Notes to Consolidated Financial Statements.

     In 1995, financing activities included the repurchase of preferred stock from a former employee and founder of the Company for $1.3 million. See Note 6 of Notes to Consolidated Financial Statements.


     At June 30, 1996, the Company had $1.9 million in cash and cash equivalents and $6.1 million of working capital. The Company also had available a $3.0 million working capital line of credit agreement, secured by accounts receivable. The line of credit bears interest at 30-day commercial paper plus 2.9% and drawings are available up to 80% of eligible receivables. There were no borrowings under the line of credit at June 30, 1996 or August 31, 1996.


     Due to the relatively large dollar size of individual sales, the fact that the Company's accounts receivable from license revenues have been generated within the last month, weeks and days of the quarter and the significant international component of sales, the Company has experienced significant fluctuations in its average days sales outstanding, and Company believes that such fluctuations will continue in the future and will continue to affect its liquidity, working capital and financial condition. The Company calculates its quarterly days sales outstanding as the average monthly accounts receivables divided by total revenue plus the net change in deferred revenue in the period multiplied by the number of days in the quarter. The Company believes this method of computing days sales outstanding and the fluctuations experienced period to period accurately reflects its business operations. Days sales outstanding according to this method at June 30, 1996 and December 31, 1995 were 79 days and 70 days, respectively.

     The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances and cash available under its lines of credit, will be sufficient to meet its working capital and capital expenditure requirements for at least the next twelve months. Management expects that, in the future, cash in excess of current requirements will continue to be invested in investment grade, interest bearing securities. However, future operations may require the Company to obtain additional equity or debt financing. There can be no assurance that additional financing will be available when needed on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may be unable to fund its anticipated expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures, which could have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

     Infinity develops, markets and supports object-oriented, client/server platform and solutions software for financial trading and risk management. Founded in 1989, Infinity currently has more than 35 customers around the world, consisting primarily of large banks and other financial institutions with sophisticated trading operations and risk management needs.

     Infinity's primary product is the Infinity Platform, which provides customers with a foundation to rapidly develop, deploy and modify trading and risk management systems in response to the changing requirements of the marketplace. The Infinity Platform allows financial institutions and corporations to build applications to process, store, integrate and analyze their traded instrument portfolios. Infinity also offers Infinity Derivatives, solutions software for derivatives trading, which enables the customer to integrate "front-office" trading activities such as pricing, deal capture and position-keeping with "back-office" operations such as trade confirmations, payments processing and general ledger accounting. Infinity has introduced and plans to release in the second half of 1996 Infinity RiskView, which is designed to facilitate customers' development of risk management systems. These solutions are built with the Infinity Platform and are designed to work together with the Infinity Platform to automate a range of transaction processing and decision support activities.

INDUSTRY BACKGROUND

     A number of factors have contributed to the increased demand for trading and risk management systems:

  INCREASES IN TRADING VOLUME AND COMPLEXITY

     In recent years, global financial markets have been transformed by significant increases in trading volumes. For example, the Bank for International Settlements (BIS) estimates that the current daily turnover in the foreign exchange market is $1.2 trillion, almost double the daily volume in 1989. Moreover, approximately $6.0 trillion in funds pass through the world's payment and settlement networks each day. In addition to these increasing volumes, today's global trading environment is characterized by the common use of derivatives and other complex financial instruments. A survey of the over-the-counter (OTC) derivatives market published by the BIS estimated the total value of outstanding OTC contracts at $41.0 trillion as of March 31, 1995. Financial institutions use derivative instruments in their own businesses to generate profits and to hedge the risks they incur in connection with their own trading and asset/liability activities. These institutions also use derivatives on behalf of clients who face similar risks in the management of their businesses. This significant increase in trading volume and complexity has led to a fundamental shift in how financial assets are managed.

  FUNDAMENTAL SHIFT IN MANAGEMENT OF FINANCIAL ASSETS

     Traditionally, financial assets were held to maturity, but in today's environment of abundant data flow and low transaction costs, many assets are actively traded and are thus assigned a market value. By shifting their focus to market value, leading financial institutions have changed their approach to understanding and managing risk and return. These firms have adopted a value management approach using "mark-to-market" accounting to value their traded instrument portfolios and "value at risk" methodologies to quantify the risks associated with those portfolios. The value management approach originated in the sophisticated derivatives trading operations of leading banks and is increasingly being viewed as critical by institutions seeking to remain competitive in today's financial markets by effectively balancing risk and return.

  FINANCIAL CRISES INVOLVING DERIVATIVES AND OTHER COMPLEX FINANCIAL INSTRUMENTS

     A number of well-publicized financial crises have illustrated the growing importance of more rigorous management and oversight of traded instrument portfolios for both financial and non-financial institutions. The 1994 bankruptcy of Orange County, California resulted from over $1.6 billion in losses associated with complex financial instruments. The 1995 collapse of the British merchant bank Baring Brothers resulted from a derivatives and futures trading strategy which cost the bank $1.2 billion. More recently, the Japanese trading house Sumitomo Corporation lost a reported $1.8 billion in copper trades, including options and futures trades. A lack of both operational controls and risk management oversight are significant contributing factors to the losses incurred in connection with the use of these complex financial instruments. These events have caused financial institutions to focus on risk management and operational controls, and have also resulted in closer regulatory scrutiny of trading activities.

  CHANGING REGULATORY REPORTING REQUIREMENTS

     Regulatory bodies worldwide are moving toward more stringent reporting requirements for traded instrument portfolios. Mark-to-market accounting and value at risk methodologies are being widely adopted by regulators as a reporting standard for traded instrument portfolios. The American Banker Association estimates that the current cost of compliance with regulatory reporting requirements for member banks is $14.0 billion per year, an amount which could increase in response to emerging reporting requirements. For example, commercial banks in the United States are now required to use mark-to-market accounting, and European banks must use value at risk methodologies to quantify the risks in their portfolios.

  SIGNIFICANT SOFTWARE AND SYSTEMS CHALLENGE

     Increases in trading volume and complexity, a shift to value management and changing regulatory requirements are imposing heavy demands on the systems infrastructures of many financial institutions. Many existing trading systems cannot support the higher trading volumes and the constant innovation in the derivatives markets. Banks are seeking to replace their existing trading systems with more robust, adaptable technology that can process high volumes of complex instruments in a secure environment. At the same time, financial institutions face the need to implement firmwide risk management systems that provide a comprehensive view of the aggregated positions and risks of trading portfolios. The software and systems challenges that need to be met in order to achieve these objectives are significant. To the Company's knowledge, only a few of the most sophisticated banks and trading houses have successfully implemented fully operational firmwide risk management systems.

  NEED TO INTEGRATE DATA FROM MULTIPLE, DISPARATE SYSTEMS

     One of the most significant challenges in building a firmwide risk management system is to standardize and consolidate the transaction data of trading activities in order to aggregate exposures and quantify risk. Typically, different systems have been put in place for managing different trading "books." Each book can represent a different asset class, currency or trading center. Risk must be aggregated first for the trading book, which can contain thousands of positions, and then across all trading books to generate a comprehensive, easily understandable picture of firmwide risks and exposures. Often, within a single institution, dozens of different computer systems capture and process trading books. These systems range from internally developed spreadsheets to centralized MIS systems to point solutions from third-party vendors. They frequently are located in multiple trading centers, use different data sets, database technologies and data dictionaries, and run on a variety of hardware platforms and operating systems. Integrating these data is a significant technological and operational challenge that must be met in order to develop effective risk management and regulatory reporting systems.

  INCREASED INVESTMENT IN TRADING AND RISK MANAGEMENT TECHNOLOGY

     In response to these challenges, financial institutions worldwide are investing financial and other resources in the development and acquisition of trading and risk management technology. In a

Tower Group study, worldwide internal and external expenditures for hardware, software and services for risk management systems were estimated at over $3.0 billion in 1994 and are projected to grow to $4.3 billion by the year 2000. According to other Tower Group Research, nearly two thirds of all banks were in the process of implementing an enterprise-wide risk management system, or considered implementation a high priority. In addition, a recent Ernst & Young LLP bank survey indicated that a majority of the top 100 U.S. banks plan to increase their investment in risk management technology.

  INADEQUACY OF MANY IN-HOUSE AND VENDOR SYSTEMS

     Traditionally, financial institutions have licensed off-the-shelf solutions where they exist and have internally developed those systems that are not readily available or that require a unique understanding of the firm's needs. Internally-developed systems, while able to accommodate proprietary techniques, are often costly, time-consuming and difficult to complete. Large-scale in-house development projects risk not being completed successfully despite years of effort and millions of dollars of investment. Third-party vendor solutions, although generally less costly and faster to deploy, often provide only a subset of required functionality, lacking one or more of front-to-back office integration, cross-instrument processing or data warehousing capabilities. In addition, they are typically closed, black box solutions that cannot readily accommodate changing market requirements or proprietary instruments and pricing methodologies.

  THE FINANCIAL TRADING AND RISK MANAGEMENT SOFTWARE MARKET OPPORTUNITY

     These challenges create an opportunity for an open, flexible technology platform that can support the rapid deployment of trading and risk management functionality without sacrificing flexibility, customizability or control. To address fully the requirements of financial institutions and other organizations with sophisticated trading operations and risk management needs, the Company believes that this technology platform must:

     - provide a framework for integrating data from multiple, disparate trading systems into a centralized data warehouse for internal risk management and regulatory reporting requirements;

     - accommodate financial innovation on the trading desk while ensuring proper financial and operational controls;

     - support evolving, proprietary approaches to pricing financial instruments and quantifying the associated risks; and

     - accelerate the delivery time for new applications while preserving an integrated trading, processing and risk management environment.

THE INFINITY SOLUTION

     Infinity believes that its product family provides market-proven, industry-leading platform and solutions software to meet the challenges of trading and risk management that have not been adequately addressed by either internally developed or commercially available systems. The Infinity Platform, consisting of the Infinity Data Model and the Infinity Fin++ Class Library, provides customers with an object-oriented foundation for developing a wide variety of client/server financial applications, from front-to-back office trading systems to global market and credit risk management systems. Infinity Derivatives is a real-time derivatives trading system that provides support for the entire life cycle of a trade. Infinity RiskView, expected to be released in the second half of 1996, in conjunction with the Infinity Platform, is designed to provide a robust infrastructure that facilitates the construction of firmwide risk management systems.

     Infinity's product family provides the following benefits:

  ROBUST PLATFORM FOR APPLICATION DEVELOPMENT

     The Infinity Platform's high degree of flexibility, which results primarily from its object-oriented design and the ready availability of a large set of market-tested C++ classes, enables customers to build and modify applications and systems quickly and efficiently in order to keep pace with financial innovation while preserving data integrity and compatibility. This robust platform enables in-house developers to focus on applications, without the expense and burden of developing and maintaining foundation technology. In addition, customers may choose to implement a variety of third-party and custom-built applications with confidence that they will be fully compatible with the Infinity Platform. The Infinity Platform is also highly extensible, designed to expand readily to accommodate new financial instruments, new analytics or new reports with little or no impact on existing processes or applications.

  CONSOLIDATED AND INTEGRATED DATA FOR FIRMWIDE RISK MANAGEMENT

     Firmwide risk management requires a comprehensive data source, aggregated from the many disparate pools of data that a financial institution typically generates through its trading activities. The Infinity Platform consolidates trading and market data from a firm's separate, legacy computer systems located throughout the world and generates an integrated data set that provides the basis for informed decision-making. The Company intends to enhance these capabilities with the release of Infinity RiskView, which will include Infinity RiskView Objects, a C++ class library designed specifically for the development of risk management applications, and Infinity RiskView Mapper, which will facilitate transfer and aggregation of data from existing trading and operations systems.

  IMPROVED TIME TO MARKET FOR NEW SYSTEMS AND APPLICATIONS

     Customers can use the Infinity Platform and Infinity Derivatives as an off-the-shelf derivatives trading system that can be quickly implemented from front-to-back office, while maintaining the flexibility to add new applications as market requirements change. The Infinity Platform accelerates the development process and improves developer productivity, largely due to the benefits of the C++ object-oriented programming language and the large library of market-tested, ready-to-use C++ classes that can be used to build new customized applications. By accelerating the pace of application development, customers can reduce the time to market for new derivative products, new trading processes and new pricing or risk management methodologies.

  REDUCED COSTS THROUGH ENHANCED EFFICIENCY, PRODUCTIVITY AND SECURITY

     The Infinity Platform and Infinity Derivatives can enhance the efficiency, productivity and security of a trading operation. By eliminating duplicative data entry and paperwork normally associated with such activities as deal entry, confirmations, settlement, reconciliation and accounting, Infinity's products improve operational efficiency while reducing costs. In addition, the automation of many tasks that were previously done by hand increases back-office productivity and greatly reduces the opportunity for error and its attendant costs. Finally, a customer's ability to monitor trading activities on a real-time basis contributes to enhanced security, and the system's ability to generate an audit trail can help detect and minimize losses associated with trading positions that exceed authorized limits.

THE INFINITY STRATEGY

     Infinity's objective is to establish itself as the leading worldwide provider of trading and risk management platform and solutions software. Infinity's strategy includes the following key elements:

  ESTABLISH THE INFINITY PLATFORM AS AN INDUSTRY STANDARD

     Infinity seeks to establish the Infinity Platform as a standard for the development of trading and risk management systems. To achieve this objective, Infinity licenses its Infinity Data Model and Infinity Fin++ Class Library to banks and other financial institutions, as well as to independent software development companies and systems integrators who use it as a foundation for developing trading and risk management systems and products. Infinity has established its Business Partners Program to attract and support third-party development and consulting partners, as well as a network of trained consulting engineers who provide custom development using the Infinity Platform. The Infinity Platform was designed to be easily adopted as a standard through its use of widely accepted technologies including the C++ programming language, relational database management systems from Oracle and Sybase, and the UNIX and Windows NT operating systems. This approach typically means the Infinity Platform is compatible with its customers' internal information technology standards, and enables customers and partners to leverage a large pool of engineers trained in these technologies.

  EXPAND INFINITY PRODUCT OFFERINGS


     Infinity seeks to increase its penetration of the market for trading and risk management software through selected new product offerings that target rapidly expanding or technically challenging segments of the market. For example, through its introduction and scheduled release of Infinity RiskView in the second half of 1996, Infinity is seeking to respond to the increased demand from its customer base for scaleable, flexible development platforms designed specifically for firmwide risk management systems. In addition, the Company believes that there are significant opportunities for high volume trading systems in fixed income, equities and foreign exchange.


  TARGET INITIAL SALES OF NEW PRODUCTS TO SOPHISTICATED CUSTOMERS

     The Company has adopted a strategy of directing initial sales of its new products at those more demanding and sophisticated customers as a means of obtaining the most rigorous and challenging evaluation of new product performance and functionality. These more sophisticated institutions generally trade and manage the most diverse and complex set of financial instruments and have very high trading volumes, which provide the greatest opportunity for the Company to evaluate, obtain feedback and subsequently enhance its products. The Company also establishes its ability to provide tested solutions by demonstrating that its products can meet the needs of the most sophisticated and demanding users in a particular market or for a specific application. Successful development of the Company's products with selected leaders in particular markets is intended to better enable the Company to subsequently penetrate such markets through sales to other customers, who the Company believes often follow market leaders in selecting systems solutions for their trading and risk management needs.

  BROADEN CUSTOMER BASE

     The Company is seeking to broaden its customer and installed product base by targeting new geographic markets and industries and through the sale of additional and new products to different groups within existing customer organizations. The Company intends to leverage its expertise and reputation in the banking industry into organizations in other industries, such as insurance companies, investment management companies, treasury departments of large corporations and domestic and foreign government entities. In addition to commercial centers located in North

America, Western Europe, Japan and Australia, where the Company has initially targeted its sales and marketing efforts, the Company believes that there are a number of other geographical regions throughout the world that represent significant opportunities to broaden its customer base. Once Infinity has made an initial product sale within an organization, Infinity seeks to expand this initial relationship through licensing of additional seats and sites, as well as sales of products to other functional groups within the organization.

  DEVELOP AND LEVERAGE STRATEGIC BUSINESS RELATIONSHIPS

     Infinity has focused on developing strategic third-party relationships with companies that provide consulting, software development and implementation services. These relationships enable Infinity to leverage the technical expertise of its partners, to access an additional sales and marketing channel and to further enhance its efforts to establish the Infinity Platform as a standard. Infinity has developed its Business Partner Program to pursue and coordinate its activities with these strategic partners. Participants in the Company's Business Partner Program include IBM and Price Waterhouse. For Infinity customers, these relationships provide a network of consultants, professional developers, and system integrators who can address specialized market needs with directly relevant expertise. In addition, Infinity customers can select from several third-party applications developed using the Infinity Platform.

  INTEGRATE SOPHISTICATED FINANCIAL ENGINEERING WITH ADVANCED INFORMATION TECHNOLOGIES

     By leveraging its core competencies in financial engineering and information technology, Infinity seeks to provide solutions to its customer base that embody the most current state of the market for financial instruments and that utilize the most advanced information technologies. For example, the Company's products integrate a distributed N-tier architecture and C++ object-oriented programming with advanced instrument pricing algorithms and risk management methodologies. To maintain its leadership position, Infinity has built a professional development and marketing staff that combines highly advanced technological skills with experience in complex financial instruments.

MARKETS AND CUSTOMERS

     Infinity currently markets its products primarily to large banks and other financial institutions located throughout the world. Within each of these organizations, Infinity seeks to identify and approach several different groups of potential customers: trading, accounting and operations professionals, risk managers and information technology professionals.

     Infinity has licensed its products to more than 35 financial institutions and corporations worldwide. Because the Company generally does not have long-term sales contracts with its customers, there can be no assurance that relationships with these or other customers will continue. The following is a list of the Company's customers with active licenses or contracts as of June 30, 1996:

ABN-AMRO Bank, N.V.                        Hitachi Information Systems
Bank Gesellschaft                          IBM Corporation
Bank of Montreal                           ING/Barings
Berliner Hannoversche                      J. Henry Schroders Wagg & Co., Ltd.
  Softwareentwicklungsgesellschaft OHG     J.P. Morgan & Company Inc.
Canadian Imperial Bank of                  Mitsubishi Trust & Banking Corp.
  Commerce/Wood Gundy F.P.                 National Australia Bank
Chase Manhattan Bank                       New Zealand Treasury
Commerzbank AG                             Norddeutsche Landesbank Girozentrale
Compagnie Parisienne de Reescompte         Price Waterhouse LLP
  (CPR) Informatique                       Royal Bank of Canada
Credit Lyonnais                            Santander Investment SA
DePfa - Bank of Europe Plc                 Sanwa Financial Products Co., L.P.
Deutsche Bank                              Smith Barney, Inc.
Deutsche Genossenschaftsbank               SunTrust Bank
Diagram SA                                 The Sumitomo Bank, Ltd.
Enron, Corp.                               The Tokai Bank
Fleet Services Corp.                       Unibank
Fuji Bank                                  Westdeutsche Landesbank Girozentrale
Greenwich Capital Markets


     During fiscal year 1995, ABN-AMRO Bank accounted for 15% of the Company's total revenues, and during fiscal year 1994, Canadian Imperial Bank of Commerce/Wood Gundy F.P., National Australia Bank and Chase Manhattan Bank accounted for 18%, 15% and 10%, respectively. For the six months ended June 30, 1996, no single customer accounted for greater than 10% of the Company's total revenues.


     The following examples illustrate the use of Infinity's products by its customers:

  INTEGRATED TREASURY SYSTEM IMPROVES RISK MANAGEMENT

     A diversified banking group based in the Asia Pacific region standardized on the Infinity Platform and Infinity Derivatives as the foundation for its global treasury operation. The system, first announced in March 1995, will ultimately support 500 users worldwide, and will allow the bank to achieve integrated trading and risk management for both high volume and derivatives instruments. The bank is currently completing a development of a foreign exchange trading system based on the Infinity Platform, and has used the Infinity Platform to develop a risk management data warehouse to be used in conjunction with in-house developed and third-party analytic packages for risk management. The new integrated system will help the bank manage market, credit and liquidity risks, and will support the bank's initiatives to become a leader in derivatives trading.

  EXOTICS PROCESSING SYSTEM FACILITATES INNOVATION WHILE ENABLING FINANCIAL CONTROL

     One of the largest commercial banks in the world entered into a license for the Infinity Platform, first announced in September 1994, to manage processing of exotic transactions, such as ratchet swaps and cumulative caps, for its global derivatives business. The system developed by the bank using the Infinity Platform enables it to offer customized derivatives that respond to its customers' changing risk management requirements. This system is used to capture the details of these exotic products and allows the bank to automate its processing requirements in a secure, integrated environment.

  AUTOMATED DERIVATIVES PROCESSING REDUCES COSTS AND IMPROVES EFFICIENCY

     A large North American commercial bank entered into a license for Infinity Derivatives, first announced in May 1993, which it used together with work flow management software from a third party to automate its derivatives trading operation from front to back office. The bank expects the system to reduce costs, enhance the bank's flexibility in back office management, lower operational risks and improve financial control. It will eliminate paper-based deal entry, confirmation and payments. The bank plans to extend the new architecture to provide back-office support for its foreign exchange and money markets treasury groups.

  FOREIGN EXCHANGE NETTING SYSTEM ASSISTS IN ACHIEVING IMPROVED CREDIT RATING

     A commercial bank with one of the largest foreign exchange trading operations entered into a license for the Infinity Platform, first announced in March 1994, to build a global netting system that helped the bank comply with the Financial Accounting Standards Board accounting rules, reduce the capital held against its foreign exchange exposures, and ultimately improve its credit rating. The system collects hundreds of thousands of trades daily from dozens of sites in which the bank trades foreign exchange. Due to its successful implementation for foreign exchange, the system has been extended to include derivatives and other financial instruments.

INFINITY PRODUCTS AND TECHNOLOGY

     The Company's products currently include the Infinity Platform, comprising the Infinity Data Model and the Infinity Fin++ Class Library, and Infinity Derivatives. The Company has also introduced Infinity RiskView, which is scheduled to be released in the second half of 1996. The following diagram illustrates the relationship of the Company's products:

                  Diagram of Relationship of Infinity Products

  THE INFINITY PLATFORM

     The Infinity Platform is the foundation of the Infinity family of products and enables users to model new financial products, evaluate market and credit risk, ensure regulatory compliance, and integrate legacy systems. The Infinity Platform includes the Infinity Data Model, a relational database schema that models financial information and allows users to build and maintain a financial data warehouse, and the Fin++ Class Library, a set of C++ classes that encapsulate the definitions and behavior of financial instruments. The data warehousing capabilities of the Infinity Data Model along with the reusable financial software components provided in the Fin++ Class Library form a robust infrastructure for developing trading and risk management systems.

     INFINITY DATA MODEL. The Infinity Data Model is a technology foundation supporting the development of data warehouses for firmwide risk management, as well as front- to back-office trading systems. The product is a relational database schema that includes over 500 tables describing the securities, transactions, trades, cash flows, portfolios and organization structures that represent a firm's trading activities. The product supports derivative products such as swaps, futures and options, as well as more traditional traded products such as foreign exchange, money markets, bonds and equities. In addition, it can easily be extended to incorporate new financial instruments. The Infinity Data Model is used to build data warehouses that can be accessed by multiple users within a financial institution, including trading managers, risk managers and senior managers for a variety of decision-support activities. Working in conjunction with relational database management systems offered by Oracle and Sybase, the Infinity Data Model integrates data from disparate trading systems into a centralized, cross-instrument repository. By consolidating transaction data into a consistent, easily accessible data warehouse, the Infinity Data Model preserves a firm's investment in legacy systems and technologies.

     The Infinity Data Model also supports the development of front- to back-office trading systems by capturing the events associated with each trade throughout its life cycle, from initial trade pricing through to general ledger postings. It models and organizes customer information, including settlement instructions and legal agreements, and it allows an institution to create a detailed model of its organizational structure for processing and reporting purposes.

     INFINITY FIN++ CLASS LIBRARY. The Fin++ Class Library is an object-oriented C++ class library that provides reusable software components for building trading and risk management applications. The Library consists of over 350 classes that provide the basic building blocks of a trading or risk management application that can be easily assembled into a complex application. The library takes advantage of object-oriented design techniques such as encapsulation, inheritance, aggregation and polymorphism to provide an easy-to-use tool for in-house and third-party developers. The Fin++ Class Library works in conjunction with the Infinity Data Model to provide an infrastructure for automating trading operations, from front to back office, and for managing firmwide risk.

     The building blocks required for financial applications -- securities, transactions, trades, cash flows, portfolios, and analytics -- are furnished as Fin++ Class Library objects that are combined into applications. The Fin++ Class Library also provides a framework for incorporating new financial instruments and proprietary or third-party analytical models without extensive code changes. The Fin++ Class Library includes a database layer that provides transparent, intelligent, fast access to the Infinity Data Model, as well as distribution classes that provide a simple mechanism for distributing objects across a network through a publish and subscribe protocol. Fin++ CalcEngines, an add-on library to the Fin++ Class Library, enables developers to build applications for real-time pricing and position-keeping in an N-tier client/server architecture.

  INFINITY DERIVATIVES

     Based on the Infinity Platform, Infinity Derivatives provides real-time trading for derivatives and handles the entire life cycle of a trade. Trading desks can quickly implement their front- to back-office functionality without sacrificing the flexibility to add products, models and processes over time. Infinity Derivatives offers many potential benefits to its users, including lower per trade processing costs, improved ability to respond to market conditions, enhanced client service, better risk management and improved security. Infinity Derivatives includes a suite of front office applications for pricing, hedging, position-keeping, portfolio management and risk reporting as well as back office applications for confirmations and advices, payments, rate resets and accounting.

     Infinity Derivatives handles a wide range of complex financial products, including swaps, caps, floors and swaptions; it also supports hedging activities using bonds, futures, foreign exchange and money market instruments. While Infinity Derivatives incorporates a wide variety of industry standard pricing models, its open, flexible architecture allows users to incorporate proprietary and third-party analytical models. Infinity Derivatives also provides derivatives risk management capabilities, including hedging at a trade and portfolio level, sensitivity analysis and profit and loss reporting.

     In the back-office environment, Infinity Derivatives automates the many steps required for operations and financial control. Once a trade has been booked in the system, Infinity Derivatives automatically generates confirmations, payments and accounting entries, interfacing directly with the customer's general ledger system.

     Throughout the life of a trade, Infinity Derivatives ensures streamlined and secure trade processing. It provides a single database for all trade information, thereby eliminating redundant data entry and costly reconciliations. It offers a high level of security, with authorizations and permissions based on trading book, currency, financial instrument type and function. It provides an audit trail of transactions and operations, and it enables trade and market data to be secured against unauthorized or accidental changes.

  INFINITY RISKVIEW

     Infinity RiskView, which is currently under development and scheduled for release in the second half of 1996, is based on the Infinity Platform and will initially focus on management of firmwide trading risk. Together, Infinity RiskView and the Infinity Platform are designed to provide a robust infrastructure for constructing firmwide market and credit risk management systems associated with trading operations.

     Infinity RiskView is designed to significantly reduce the cost and implementation risk associated with data warehousing, which is rapidly emerging as the preferred approach to a firmwide risk management solution. Infinity RiskView is designed to address, in conjunction with the Infinity Platform, the four major challenges of data warehousing: data mapping, data storage, data access, and analysis and reporting. Infinity RiskView includes RiskView Objects, a C++ class library for developing risk management applications, and RiskView Mapper, a graphical application that facilitates transfer and aggregation of data from existing trading and operations systems. Infinity RiskView is designed to provide transaction or portfolio level risk analysis, including mark-to-market, sensitivities, profit and loss reporting and cash flow projections. For firmwide risk analysis, Infinity RiskView is designed to provide analysis and reporting capabilities based on value at risk methodologies and historical simulation. Infinity RiskView also is designed to provide a framework for integrating proprietary and third-party analytics. There can be no assurance that the Company will not experience any delay in the timely release of Infinity RiskView and that it will achieve market acceptance. See "Risk Factors -- Rapid Technological Change and Dependence on New Products."

  TECHNOLOGY

     The Infinity Platform, Infinity Derivatives and Infinity RiskView are client/server software products that operate on the Sun Microsystems, Hewlett-Packard and IBM versions of the UNIX operating system. In addition, the Infinity Platform operates on the Windows NT operating system. The Infinity Platform uses industry-standard relational database management systems from Oracle and Sybase. Infinity uses the standard TCP/IP protocol for its publish and subscribe and point-to-point communications infrastructure. This infrastructure is utilized in the Company's N-tier client/server architecture. The Company believes that the combination of these open, standards-based technologies with the extensive financial engineering that is at the core of the Infinity product family provides customers with significant advantages relative to both proprietary third-party solutions and comprehensive in-house systems development.

SALES, MARKETING AND SUPPORT

     The Company's sales and marketing efforts are directed at large banks and other financial institutions through its worldwide direct sales force, complemented by its network of third-party business partners. The Company provides product support for customers through its field support offices and its headquarters-based Client Services Group.

  DIRECT SALES

     Infinity markets and sells its products through a worldwide direct sales force located in New York, London, Paris, Tokyo and its Mountain View, California headquarters. The Company's combined sales and support organizations totaled 48 people on June 30, 1996, and the Company plans to add additional staff to this organization during the balance of 1996, emphasizing field sales and pre-sales activities. See "Risk Factors -- Small Direct Sales Force and Reliance on IBM Corporation and Other Strategic Relationships."

     Typically, the Company generates initial leads through inquiries from prospective customers based on references from existing customers and contacts made through seminars, conferences, trade shows and an ongoing public relations program. The sales process then generally involves multiple presentations to information technology and business professionals within the prospect institution as well as trial evaluations of the Infinity software. In addition, Infinity derives a substantial number of follow-on sales from new customers who purchase licenses for additional users and products to augment their Infinity-based system.


     During the first half of 1996, the revenue recognized from products licensed to new and existing customers in single significant transactions ranged from $250,000 to $1.7 million, based on the number and type of products licensed, the number of seats and sites in the customer's system and other factors. During the same period, a small portion of the Company's revenue was derived from products and upgrades of products licensed to new and existing customers in single transactions involving less than $250,000. The Company charges customers an annual maintenance fee based on a percentage of the then current list price or contract value of the product licensed.


     The Company's sales backlog is not significant, and the Company believes backlog is not a meaningful indicator of the Company's future performance. See "Risk Factors -- Lengthy Sales Cycle."

  BUSINESS PARTNER PROGRAM

     Infinity has established the Business Partner Program to obtain additional sales and marketing channels, to further promote the Infinity Platform as an industry standard and to leverage the marketing organizations, geographical locations and technical expertise of its partners. Infinity's Business Partner Program supports three types of partners:

     - Licensed Infinity Developer: These developers are authorized to create and market products and/or services using the Infinity Platform. This program has fostered the development of third-party applications that are seamlessly integrated into the Infinity Platform and meet specific market requirements. These developers are developing and have commenced marketing applications based on the Infinity Platform for real-time risk monitoring, Monte Carlo simulation, limits management and data mapping.

     - Licensed Infinity Solution Provider: These companies are authorized to offer a range of services to Infinity clients, including consulting, planning, installation, implementation support, training, project management, systems integration, or custom software development. As licensed Infinity Platform users, these companies may develop and deploy tools, utilities, and applications used in providing these services to Infinity clients. Infinity's Licensed Solution Providers include large global organizations such as IBM and Price Waterhouse.

     - Infinity Certified Engineering Partners ("ICEs"): ICEs provide custom application development and knowledge transfer on the Infinity Platform to Infinity's customers. A growing number of ICEs are available for short- or long-term consulting engagements. Infinity provides certification, education and matching services for ICEs for a nominal annual fee. By building this third-party engineering capability, Infinity has been able to maintain its product focus while still meeting customer needs for specialized development and customization services.

  INTERNATIONAL SALES

     International revenues outside of North America accounted for 70%, 53%, 25% and 27% of total revenues for the six-month period ended June 30, 1996, and for the 1995, 1994 and 1993 fiscal years, respectively. The Company has sales personnel located in three financial centers outside of North America. See "Risk Factors -- Risks Associated with International Sales."

  SUPPORT SERVICES

     Support services, covering technical support, implementation and installation, are a key element of the Company's product offerings. Infinity customers can access a global field support staff of professionals located in New York, London, Tokyo, Paris, Frankfurt, Sydney and Toronto. In addition, Infinity maintains a Client Services Group in its headquarters in Mountain View, California. The Client Services Group is responsible for supporting the needs of customers and of the global field support staff and is a gathering point of valuable customer feedback for the Infinity marketing and product development teams. The group includes professionals devoted to training, telephone support, technical publications, production and distribution.

PRODUCT DEVELOPMENT

     The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that address technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, the failure of the Company to enhance its products to (i) timely adapt to the rapidly developing computer hardware and software technology upon which its products are based, (ii) incorporate new functionality reflecting rapidly evolving types of derivative securities and other financial instruments and risk management methodologies and (iii) incorporate new functionality to facilitate customers' compliance with changing regulatory reporting requirements could cause customers to delay their purchase of the Company's products, or decide not to purchase such products. In September 1995, the Company introduced its back-office modules for Infinity Derivatives, which have been implemented on a limited basis by Infinity customers. The Company further intends to release prior to the end of 1996 a risk management product called Infinity RiskView, designed to extend the Infinity Platform for certain risk management functions, and a Windows NT version of its Infinity Derivatives product. No assurance can be given that development of Infinity RiskView or the Windows NT version of Infinity Derivatives will be successfully completed or that either of these new products will be accepted in the marketplace. The anticipated release of these products also could cause customers to delay purchase decisions for existing products of the Company. The Company has in the past experienced delays in the introduction of product enhancements and new products, including a delay in introducing the back-office modules for Infinity Derivatives. There can be no assurance that the Company will not experience such delays in the future, or be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products, including Infinity RiskView and a Windows NT version of Infinity Derivatives, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     Infinity believes that strong product development capabilities are essential to its strategy of building a platform that can become an industry standard, to maintaining the competitiveness of its current product suite, and to adding new features and functionality to the Infinity Platform and other products. The Company's product development team comprises professionals with expertise in software development and professionals with expertise in derivatives or other financial instruments or risk management methodologies. From its founding, the Company has believed that this assembly of diverse technical and financial expertise contributes to the highly integrated functionality of its software products and thereby provides the Company with a significant competitive advantage.

     The Company's research and development expenses totaled $4.1 million, $6.1 million, $3.3 million and $1.6 million for the six-month period ended June 30, 1996 and for the 1995, 1994 and 1993 fiscal years, respectively. The Company expects to continue to allocate significant resources to future product development. To date, all internally developed software costs have been expensed as incurred.

     The Company's current product development efforts are directed toward maintaining and enhancing Infinity Derivatives, extending the Infinity Platform and developing Infinity RiskView. A Windows NT version of the Infinity Derivatives product is under development for testing and release in the second half of 1996. Infinity has already delivered a version of the Infinity Platform that operates on Windows NT. The Windows NT operating system is increasingly popular with financial institutions, and the Company believes that providing a version of its product for this environment is strategically important. The Company's newest product, Infinity RiskView, was announced in June 1996 and is currently scheduled for field testing and production release in the second half of 1996.

COMPETITION

     The market for transaction processing and risk management systems for financial institutions is intensely competitive. It is characterized by rapidly changing technological requirements, as new instruments and new strategies are developed and implemented, and a high degree of technological progress, as new software and hardware technologies are applied to the challenge of trading and risk management. The rapid pace of innovation and change in the market Infinity serves necessitates an ongoing research and development effort to enhance the features and functionality of the Infinity Platform and Infinity products.

     Many of the Company's competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. The Company's competitors are diverse and offer a variety of solutions directed at the financial trading and risk management information system marketplace. These competitors include companies offering and developing financial trading or risk management software products that compete with products offered by the Company. Certain of such competitors provide point-solutions for particular elements of the financial trading marketplace, including, for example, the front-office derivative trading market, which constitutes a significant portion of the Company's business. Certain of such point-solutions may provide greater off-the-shelf functionality than the Company's customizable integrated system. To the extent customers elect to pursue such point-solutions targeted at the front-office derivatives market or other elements of the financial trading marketplace, as opposed to the Company's integrated solutions, the Company's business, financial condition and results of operations may be materially adversely affected. In addition, potential customers may select a competitor's product where they believe it is easier to integrate such product with a product previously purchased from such competitor or where they prefer the user interface of such product. The Company may also face competition from other business application software vendors who may broaden their product offering by internally developing or acquiring financial trading and risk management software products. In addition to competition from such third-party companies, the Company frequently faces substantial sales resistance from the internal development groups of potential customers that have developed or may develop systems that may substitute for those offered by the Company. In particular, the Company has experienced significant difficulties in persuading potential customers to purchase its products where their internal development groups have already progressed significantly toward completion of systems which the Company's products would augment or replace and where the underlying technologies, such as the programming language, utilized by such groups differ fundamentally from the Company's.

     The Company believes that the principal competitive factors in the market for its products are the adaptability of the products to new financial instruments, the ability of products to be integrated into customers existing and emerging operations on a firmwide basis, cost, time to implementation, robustness and support services. Based on these factors, the Company believes its products compete favorably, although there can be no assurance that the Company can maintain its competitive position against current and potential competitors. See "Business -- Industry Background -- Inadequacy of Many In-House and Vendor Systems."

     In order to be successful in the future, the Company must continue to respond promptly and effectively to the challenges of technological change and competitors' innovations. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     The Company's success is heavily dependent upon its proprietary technology. The Company relies primarily on a combination of copyright, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials through trade secret and copyright laws, which provide only limited protection. As part of its confidentiality procedures, the Company generally enters into nondisclosure agreements with its employees, consultants, distributors and corporate partners. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use the Company's products or technology independently. In particular, the Company customarily provides its existing and potential distribution partners with access to its product architecture and other proprietary information underlying the Company's licensed software, including source code. An unauthorized publication or proliferation of the Company's source code could materially adversely affect the Company's business, financial condition and results of operations. Policing unauthorized use of the Company's products is difficult, and the Company is unable to determine the extent to which unauthorized use of its software products exists. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries including countries in which the Company currently sells its products, such as Japan, and countries the Company may target to expand its sales efforts such as Brazil, Hong Kong, Mexico, South Africa, and Thailand. Accordingly, there can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology.

EMPLOYEES

     At June 30, 1996, Infinity had 133 employees of whom 45 were primarily engaged in research and development, 70 in sales, support and marketing and 18 in finance and administration. None of the Company's employees is represented by a collective bargaining agreement and the Company has never experienced any work stoppage. The Company considers its relations with its employees to be good. The Company also employs a number of temporary and contract employees, and at June 30, 1996, the Company employed approximately nine temporary and contract employees.

     The Company's success depends to a significant extent on the performance of a number of senior management and sales and engineering personnel, including Roger A. Lang, a founder of the Company and its President and Chief Executive Officer. The Company's Vice President of Software Engineering, Keith Hospers, is currently on long-term disability leave from the Company for medical reasons, which leave is expected to continue for the indefinite future. The Company's Vice President of Client Services will commence a one-year educational leave in August 1996. The absence of these two key employees has placed and continues to place a significant additional burden on the other members of the Company's management team and could materially adversely affect the development of the Company's products and the Company's business, financial condition and results of operations. The Company is currently recruiting a Vice President of Products and Technology, who would oversee all product development and engineering activities of the Company and would assume many of Mr. Hospers' prior responsibilities. The Company is experiencing difficulty in recruiting a qualified individual for this position and would expect to experience similar difficulty in replacing its Vice President for Client Services if the current individual in that position chooses not to return to the Company following completion of his one-year educational leave. Further, given the critical role of the Company's limited engineering staff in executing the Company's product strategies, the loss of any additional significant part of its engineering staff would also have a material adverse effect on the Company. The Company generally does not have long-term employment contracts with Mr. Lang, its engineering staff or any other employees. The Company believes that its future success also will depend in part on its ability to attract and retain highly-skilled engineering, managerial, sales and marketing personnel. Competition for such personnel in the software industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company has previously experienced substantial difficulty in hiring sales and engineering personnel with expertise in sophisticated financial instruments and may experience similar difficulty as it attempts to hire other qualified staff who have the required experience levels. In particular, the Company has experienced difficulty competing for such personnel with large financial institutions with substantially greater financial resources. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees" and "Management -- Executive Officers and Directors."


FACILITIES

     The Company's primary offices are located in approximately 40,000 square feet of space in Mountain View, California under a lease expiring in February 2001. The Company also leases space for its sales and support offices in New York, Paris, London, Tokyo and Toronto.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company as of August 31, 1996:

               NAME                    AGE      POSITION(S)
-----------------------------------    ---     -------------
Roger A. Lang......................    37      President,
                                               Chief
                                               Executive
                                               Officer and
                                               Director
Till M. Guldimann..................    47      Executive
                                               Vice
                                               President and
                                               Director
Terry H. Carlitz...................    45      Chief
                                               Financial
                                               Officer and
                                               Vice
                                               President,
                                               Finance
Keith Hospers......................    49      Vice
                                               President,
                                               Software
                                               Engineering
Michael Laven......................    48      Vice
                                               President,
                                               Worldwide
                                               Field
                                               Operations
Tejbir S. Sidhu....................    30      Vice
                                               President,
                                               Client
                                               Services
Charles H. Marston.................    46      Chairman of
                                               the Board
Douglas M. Leone(1)(2).............    40      Director
John C. Lewis(2)...................    60      Director
James A. Dorrian(1)................    43      Director

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Mr. Lang has been Chief Executive Officer and a Director of the Company since he co-founded the Company in June 1989. In May 1996, he was named President of the Company. Prior to founding the Company, Mr. Lang was Vice President, Global Client Services at C-ATS Software Inc., a provider of software products for the financial services industry, from September 1986 until June 1989. Mr. Lang holds a B.A. and an M.A. from Stanford University.

     Mr. Guldimann has been Executive Vice President and a Director of the Company since he joined the Company in September 1995. From June 1974 to June 1995, Mr. Guldimann was employed by J.P. Morgan, where he served as Head of Global Research from March 1990 to June 1995 and as Chairman of J.P. Morgan's Market Risk Committee from February 1991 to October 1992. Mr. Guldimann holds an M.S. from the Swiss Federal Institute of Technology and an M.B.A. from Harvard University.

     Ms. Carlitz has been Chief Financial Officer and Vice President, Finance since she joined the Company in February 1995. From September 1987 to February 1995, she was employed by Apple Computer, Inc. where she held the positions of Director, Strategic Investments and Business Development, Director and European Controller and Director, Corporate Planning and Analysis. Ms. Carlitz holds a B.S. from San Jose State University and an M.B.A. from Stanford University.

     Mr. Hospers joined the Company as its Vice President, Software Engineering in November 1995. From February 1993 to October 1995, Mr. Hospers was employed by Informix Corporation, a database software company, in a variety of positions and most recently as Executive Director of Tools Development. From January 1988 to January 1993, Mr. Hospers was employed by Independence Technologies, Inc. where he was Director of Transaction Processing. Mr. Hospers is currently on long-term disability leave from the Company for medical reasons, which leave is expected to continue for the indefinite future. The Company is currently recruiting a Vice President of Products and Technology, who would oversee all product development and engineering activities of the Company and would assume many of Mr. Hospers' prior responsibilities. Mr. Hospers holds a B.S. degree from Cornell University and an M.S. degree from the University of Utah.

     Mr. Laven is Vice President, Worldwide Field Operations. Prior to joining the Company in May 1996, he was employed by Scopus Technology, Inc., a customer information management software company, where he served as Vice President, International since June 1995. From April 1994 to May 1995, he was Chief Executive Officer of CoroNet Systems, a network management company. From May 1990 to March 1994, Mr. Laven held various positions at Ask Computer, a relational database management systems and applications company, most recently serving as Executive Vice President, Worldwide Operations. From June 1982 to April 1990, Mr. Laven held various positions at Dun and Bradstreet Software, a software development company, most recently serving as Vice President, Europe. Mr. Laven holds a B.A. degree from Wesleyan College, an M.A. degree from the School of International Training and an M.Ed. from Harvard University.

     Mr. Sidhu co-founded the Company in June 1989 and is currently Vice President, Client Services. Prior to founding Infinity, Mr. Sidhu was with Everex Systems, a manufacturer of PC-based workstations and peripherals from July 1988 until May 1989. Mr. Sidhu commenced a one-year educational leave in August 1996. Mr. Sidhu holds a B.A. from the University of Pennsylvania.

     Mr. Marston joined Infinity in July 1991, and has previously served as Director of Financial Engineering, Vice President of Product Development and President prior to being elected to the position of Chairman of the Board in May 1996. Prior to joining Infinity, Mr. Marston led the design and development effort for large-scale trading systems from May 1989 until March 1991 at Berkeley Research and Trading, a financial software company. From February 1985 until April 1989, he served as an analyst in the Public Finance department and a designer and manager of derivatives product systems in the Capital Markets Research and Development department at Bank of America. Mr. Marston holds a B.A. from the University of California at San Diego and a Ph.D. from the University of California at Berkeley.

     Mr. Leone has served as a Director of the Company since January 1994. He is a partner of Sequoia Capital, which he joined in 1988. Prior to joining Sequoia, he spent seven years in the electronics industry and held sales and sales management positions at Sun Microsystems, Hewlett-Packard and Prime Computer. Mr. Leone is also a director of Arbor Software and International Network Services, Inc., and is the Chairman of Shomiti Systems. He holds a B.A. from Cornell University, an M.A. from Columbia University and an M.A. from MIT.

     Mr. Lewis has served as a Director of the Company since March 1995. He has been Chairman of the Board of Amdahl Corporation since May 1987. He also served as Amdahl's Chief Executive Officer from May 1983 to May 1992. He presently serves on the Board of Directors of Vitesse Semiconductor Corporation, Cypress Semiconductor Corporation and Pinnacle Systems, is a member of the Board of Trustees of Santa Clara University and is a director of the California Chamber of Commerce. He holds a B.S. from California State University at Fresno.

     Mr. Dorrian has served as a Director of the Company since July 1996. In April 1991, he co-founded Arbor Software and has served as its President and Chief Executive Officer. Prior to co-founding Arbor Software, Mr. Dorrian was the President of Solutions Technology, Inc., a software consulting firm specializing in financial software systems development. Previously, Mr. Dorrian was Western States Director for Thorn EMI Computer Software, a developer of Executive Information Systems software. Mr. Dorrian holds a B.A. from Indiana University.

     Currently all directors hold office until the next annual meeting of stockholders or until their successors have been duly elected and qualified. However, following the reincorporation of the Company in Delaware and commencing at the first annual meeting of stockholders following the annual meeting of stockholders when the Company shall have had at least 800 stockholders, the Restated Certificate of Incorporation of the Company will provide for the Board of Directors to be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms. Upon the division of the Board of Directors into three classes, stockholders shall no longer have cumulative voting rights and the Company's stockholders representing a majority of the shares of Common Stock outstanding will be able to elect all of the directors. See "Description of Capital Stock -- Anti-Takeover Effects of Provisions of the Company's Charter and Bylaws."

     Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

BOARD COMMITTEES

     Audit Committee. The Audit Committee of the Board of Directors reviews the results and scope of the annual audit and other services provided by the Company's independent auditors. The Audit Committee also reviews and evaluates the Company's system of internal controls as well as monitors transactions between the Company and its employees, officers and directors. Mr. Dorrian and Mr. Leone serve as members of the Audit Committee.

     Compensation Committee. The Compensation Committee of the Board of Directors administers the 1996 Stock Incentive Plan, the 1996 Employee Stock Purchase Plan, the 1993 Stock Incentive Plan and the 1989 Stock Option Plan and reviews and approves the compensation and benefits for the Company's executive officers. Mr. Lewis and Mr. Leone serve as members of the Compensation Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee was formed in July 1996 to review and approve the compensation and benefits for the Company's executive officers, administer the Company's stock option and stock incentive plans and Employee Stock Purchase Plan and make recommendations to the Board of Directors regarding such matters. The committee is currently composed of Mr. Lewis and Mr. Leone, neither of whom is an officer of the Company. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     In February 1995 and September 1995, the Company granted Mr. Lewis immediately exercisable, non-qualified stock options for 80,000 shares of Common Stock at an exercise price of $0.35 per share and 20,000 shares of Common Stock at an exercise price of $1.50 per share, respectively. Mr. Lewis exercised options to purchase 80,000 shares in March 1995 and options to purchase 20,000 shares in September 1995. In addition, in September 1995 the Company entered into an agreement with Mr. Lewis whereby Mr. Lewis had the right to purchase 40,000 shares of Common Stock at a purchase price of $1.50 per share, which right Mr. Lewis exercised concurrently with the execution and delivery of such agreement. In February 1995, the Company granted Mr. Leone immediately exercisable, non-qualified stock options for 50,000 shares of Common Stock at an exercise price of $0.35 per share. Mr. Leone exercised such options to purchase 50,000 shares in March 1995.

DIRECTOR COMPENSATION

     The Company's outside directors are reimbursed for expenses incurred in connection with attending Board and committee meetings but are not compensated for their services as Board members. The Company may also grant to directors options to purchase Common Stock of the Company pursuant to the terms of the 1996 Stock Incentive Plan. See "Stock Plans -- 1996 Stock Incentive Plan."

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the year ended December 31, 1995 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                           ANNUAL COMPENSATION               COMPENSATION AWARDS
                                ------------------------------------------   -------------------
                                                                OTHER            SECURITIES
                                                               ANNUAL            UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION    SALARY($)    BONUS($)(1)   COMPENSATION($)         OPTIONS         COMPENSATION
------------------------------  --------     -----------   ---------------   -------------------   ------------
Roger A. Lang.................  $146,764       $45,000        --                  --                 --
  President, Chief Executive
    Officer and Director
Till M. Guldimann.............    66,899(2)     --            --                   700,000           --
  Executive Vice President
    and Director
Keith Hospers.................    25,891(3)     30,000        --                   250,000           --
    Vice President, Software
      Engineering
Charles H. Marston............   147,196        30,000        --                  --                 --
    Chairman of the Board
Terry H. Carlitz..............   126,410        40,000        --                   200,000           --
    Chief Financial Officer
      and Vice President,
      Finance

---------------
(1) Includes bonus amounts earned in 1995 and paid in 1996; excludes bonuses earned in 1994 and paid in 1995.

(2) Mr. Guldimann joined the Company in September 1995. His base annual salary for 1995 was $200,000.

(3) Mr. Hospers joined the Company in October 1995. His base annual salary for 1995 was $155,000.

OPTION GRANTS DURING 1995

     The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted during the year ended December 31, 1995:

                                             INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                          -------------------------------------------------------       VALUE AT ASSUMED
                          NUMBER OF    PERCENT OF TOTAL                               ANNUAL RATES OF STOCK
                          SECURITIES       OPTIONS                                     PRICE APPRECIATION
                          UNDERLYING      GRANTED TO        EXERCISE                   FOR OPTION TERM(5)
                           OPTIONS       EMPLOYEES IN        PRICE       EXPIRATION  -----------------------
                          GRANTED(1)       1995(2)        PER SHARE(3)   DATE(4)      5%($)         10%($)
                          ----------   ----------------   ------------   --------    --------     ----------
Roger A. Lang...........         --             --               --            --          --             --
Till M. Guldimann.......    500,000           27.0%          $ 1.50      08/31/05    $471,671     $1,195,307
                            200,000           10.8             1.50      08/31/05     188,668        478,123
Keith Hospers...........    250,000           13.5             1.50      10/03/05     235,835        597,653
Charles H. Marston......         --             --               --            --          --             --
Terry H. Carlitz........    200,000           10.8             0.35      02/26/05      44,023        111,562

---------------
(1) Options granted under the Company's 1993 Stock Incentive Plan.
(2) In 1995, the Company granted options to employees to purchase an aggregate of 1,855,500 shares.
(3) In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with high technology companies. The exercise price may be paid in cash, check, promissory note, shares of the Company's Common Stock, through a cashless exercise procedure involving same-day sale of the purchased shares or any combination of such methods.
(4) Options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated or upon the optionee's death or disability.
(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices.

AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES.

     The following table sets forth certain information with respect to stock options held by the Named Executive Officers during 1995.

                                                                  NUMBER OF                VALUE OF UNEXERCISED
                                                            SECURITIES UNDERLYING              IN-THE-MONEY
                        SHARES ACQUIRED      VALUE           UNEXERCISED OPTIONS          OPTIONS AT DECEMBER 31,
                        ON EXERCISE (#)   REALIZED ($)     AT DECEMBER 31, 1995(#)              1995($)(1)
                           -------------------------------------------------------------------------------------
         NAME                                            EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------                                   -----------   -------------    -----------   -------------
Roger A. Lang.........           --               --            --             --
Till M. Guldimann.....      500,000               --            --        200,000               --      $ 200,000
Keith Hospers.........           --               --            --        250,000               --        250,000
Charles H. Marston....      200,000         $ 45,209            --             --               --             --
Terry H. Carlitz......      200,000               --            --             --               --             --

---------------
(1) The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options and the fair market value for the Company's Common Stock of $2.50 per share as of December 31, 1995, as determined by the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement dated September 1, 1995 with
Till M. Guldimann, its Executive Vice President. The agreement provides that Mr. Guldimann shall receive a yearly salary of $200,000 and reimbursement for certain expenses. Mr. Guldimann is also entitled to participate in any pension, bonus, retirement, insurance, medical reimbursement or other employee benefit plan adopted by the Company. Under an option agreement executed in connection with his employment agreement, Mr. Guldimann was granted incentive stock options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. Mr. Guldimann was also granted immediately exercisable, non-qualified options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. In addition, on the same date, Mr. Guldimann purchased 200,000 shares of Common Stock of the Company pursuant to a Restricted Stock Purchase Agreement. See "Certain Transactions."

     The employment agreement continues until Mr. Guldimann's employment is terminated (i) by the Board of Directors for cause at any time upon ten days written notice, or without cause upon six months written notice; (ii) by death;
(iii) by Mr. Guldimann for good reason upon 20 days written notice, or at will upon three months written notice; or (iv) due to disability. Upon termination of employment without cause by the Company, or for good reason by the employee, the Company will hire Mr. Guldimann as a consultant for a period of six months following termination. During the consultancy period, Mr. Guldimann is required to be available at least ten hours per month in return for which he will be entitled to receive a monthly salary, bonus and benefits equal to the amount that he received immediately prior to his termination of employment. During this period his options will continue to vest.

     The Company has entered into an employment agreement dated October 24, 1995 with Keith Hospers, its Vice President, Software Engineering. The agreement provides that Mr. Hospers shall receive a yearly salary of $155,000 and reimbursement for certain expenses. For the first 12 month period of his employment, Mr. Hospers is entitled to receive a bonus in the amount of $45,000, $30,000 of which is payable upon commencement of his employment, and the remaining $15,000 is payable in three equal installments six, nine and 12 months after commencement of his employment. After the first 12 months of employment, Mr. Hospers is eligible to participate in the Company's regular bonus plans. Mr. Hospers is also entitled to participate in any pension, retirement, insurance, medical reimbursement or other employee benefit plan adopted by the Company and was granted in October 1995 incentive stock options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. See "Certain Transactions."


     The agreement continues until Mr. Hospers' employment is terminated (i) by the Board of Directors for cause at any time upon ten days written notice, or without cause upon one month notice; (ii) by death; (iii) by Mr. Hospers for good reason upon 20 days written notice, or at will upon six weeks written notice; or (iv) at the option of the Board of Directors after 120 consecutive days of disability. If the employment agreement is terminated by Mr. Hospers for good reason or by either party at will, Mr. Hospers will receive severance benefits consisting of six months salary, certain benefits, unpaid bonuses and the vesting and right to exercise any stock options held by Mr. Hospers at the time of termination. Mr. Hospers is currently on long-term disability leave from the Company for medical reasons, which leave is expected to continue for the indefinite future.


     In May 1996, Michael Laven, the Company's Vice President, Worldwide Field Operations, entered into a letter agreement with the Company. The letter agreement provides for an annual salary of $150,000 plus a guaranteed bonus of $30,000 per annum. Mr. Laven is also eligible for the Company's annual incentive bonus and executive incentive bonus of up to $120,000, provided certain targets are met by the Company. Mr. Laven is also eligible to participate in all of the Company's benefit plans and was granted in May 1996 incentive stock options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $4.00 per share, and immediately exercisable, nonqualified stock options to purchase 140,000 shares of the Company's Common Stock at an exercise price of $4.00 per share. Mr. Laven's employment is at will and may be terminated by either party with or without cause. See "Certain Transactions."

STOCK PLANS

  1989 STOCK OPTION PLAN

     The Company's 1989 Stock Option Plan (the "1989 Option Plan") was adopted by the Board of Directors in December 1989, and approved by the Company's stockholders in May 1990. The 1989 Option Plan provides for the granting to employees of the Company and of its subsidiaries or parent corporations of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and independent contractors of non-qualified stock options. The Board of Directors and the stockholders have authorized a total of 3,000,000 shares of Common Stock for issuance pursuant to the 1989 Option Plan, of which options to purchase 281,018 shares are currently outstanding, options to purchase 2,671,182 shares have been exercised and options to purchase 304,356 shares have been transferred to the 1993 Stock Incentive Plan. With certain exceptions, the options terminate upon termination of employment, disability or death of the optionee. There are no further options available for grant under the 1989 Option Plan.

     The 1989 Option Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"). The Committee has the power to determine the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1989 Option Plan are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 1989 Option Plan must be at least equal to the fair market value, as determined by the Board of Directors, of the Common Stock on the date of grant. The exercise price of all non-qualified stock options granted under the 1989 Option Plan must be at least 85% of the fair market value, as determined by the Board of Directors, of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power or value of all classes of the Company's outstanding capital stock, the exercise price of any incentive or non-qualified stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1989 Option Plan may not exceed ten years. The consideration for exercising any option may consist of cash, check, shares of Common Stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the options or any combination thereof.

     The 1989 Option Plan provides that in the event of a merger of the Company with or into another corporation or a consolidation, sale of substantially all of the Company's assets or like transaction involving the Company in which the Company's stockholders before the transaction do not retain a majority interest in the Company, each option may be assumed or an equivalent option may be substituted by a successor corporation. If the successor corporation chooses not to assume the options under the 1989 Option Plan, the Optionee may immediately exercise all options not otherwise exercisable with such exercise conditioned upon consummation of the transaction.

     Unless terminated sooner, the 1989 Option Plan will terminate automatically in 1999. The Board has the authority to amend, suspend or terminate the 1989 Option Plan, subject to stockholder approval of certain amendments and provided no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1989 Option Plan without the optionees consent.

  1993 STOCK INCENTIVE PLAN

     The Company's 1993 Stock Incentive Plan (the "1993 Incentive Plan") was adopted by the Board of Directors in February 1993 and approved by the Company's stockholders in May 1993. The 1993 Incentive Plan provides for the granting to employees of the Company and of its subsidiaries or parent corporations of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees and independent contractors of nonstatutory stock options. The Board of Directors and the stockholders have authorized a total of 6,104,356 shares of Common Stock for issuance pursuant to the 1993 Incentive Plan, which includes 304,356 shares of Common Stock that were transferred from the 1989 Stock Option Plan in October 1995, of which options to purchase 3,253,692 shares are currently outstanding and options to purchase 2,844,618 shares have been exercised. Subsequent to June 30, 1996 the Board of Directors approved a 250,000 share increase of the shares issuable upon exercise of options granted under the 1993 Stock Incentive Plan. With certain exceptions, the options terminate upon termination of employment, disability or death of the optionee.


     The 1993 Incentive Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"). The Committee has the power to determine the terms of the options granted, including exercise price, transfer restrictions on shares acquired upon option exercise, repurchase rights of the Company, number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1993 Incentive Plan are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 1993 Incentive Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1993 Incentive Plan must be at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1993 Incentive Plan may not exceed ten years. The consideration for exercising any option may consist of cash, check, Company shares of Common Stock, a promissory note, the assignment of part of the proceeds from the sale of shares acquired upon exercise of the options, such other consideration as determined by the Committee, or any combination thereof.

     Unless terminated sooner, the 1993 Incentive Plan will terminate automatically in 2003. The Board has authority to amend, suspend or terminate the 1993 Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1993 Incentive Plan except in the event an employee is terminated for cause.

  1996 STOCK INCENTIVE PLAN

     The Company's 1996 Stock Incentive Plan (the "1996 Stock Incentive Plan") was adopted by the Board of Directors in July 1996 and is anticipated to be approved by the Company's stockholders prior to consummation of the Offerings. The purpose of the 1996 Stock Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company and its subsidiaries and to promote the success of the Company's business. The 1996 Stock Incentive Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code and the granting of nonstatutory stock options, stock appreciation rights, dividend equivalent rights, restricted stock, performance units, performance shares, and other equity-based rights ("Awards") to employees, directors and consultants of the Company. Initially, 800,000 shares of Common Stock are reserved for issuance under the plan. Commencing January 2, 1997, the number of shares of Stock reserved for issuance under the 1996 Stock Incentive Plan will be increased by a number equal to one and one half percent (1.5%) of the number of shares of Common Stock outstanding as of December 31 of the immediately preceding calendar year, provided that the number of shares of Common Stock available for grant of incentive stock options shall be 800,000 shares, and such number shall not be subject to adjustment as described above. Where the Award agreement permits the exercise or purchase of the Award for a certain period of time following the recipient's termination of service with the Company, disability, or death, the Award will terminate to the extent not exercised or purchased on the last day of the specified period or the last day of the original term of the Award, whichever occurs first. To date, no Awards have been granted under the 1996 Stock Incentive Plan.

     With respect to Awards granted to directors or officers, the 1996 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors constituted to permit such Awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, in accordance with Rule 16b-3 thereunder. With respect to Awards granted to other participants, the 1996 Stock Incentive Plan is administered by the Board of Directors or a committee designated by the Board of Directors. In each case, the Board of Directors or such committees (the "Plan Administrator") shall determine the provisions, terms and conditions of each Award, including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, shares of Common Stock, or other consideration) upon settlement of the Award, payment contingencies and satisfaction of any performance criteria. Incentive stock options are not transferable by the optionee other than by will or the laws of descent or distribution, and each incentive stock option is exercisable during the lifetime of the optionee only by such optionee. Other Awards shall be transferable to the extent provided in the agreement evidencing the Award. The exercise price of incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, and the term of the option must not exceed ten years. The term of other Awards will be determined by the Plan Administrator. With respect to an employee who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option must equal at least 110% of the fair market value of the Common Stock on the grant date and the term of the option must not exceed five years. The exercise or purchase price of other Awards will be such price as determined by the Plan Administrator. The consideration to be paid for the shares of Common Stock upon exercise or purchase of an Award will be determined by the Plan Administrator and may include cash, check, shares of Common Stock, a promissory note, or the assignment of part of the proceeds from the sale of shares acquired upon exercise or purchase of the Award.

     In the event of an acquisition of the Company through the sale of all or substantially all of its assets, a merger or other business combination, the Plan Administrator has the discretion to accelerate vesting restrictions with respect to any outstanding Awards under the 1996 Stock Incentive Plan.

     Unless terminated sooner, the 1996 Stock Incentive Plan will terminate automatically in 2006. The Board has the authority to amend, suspend or terminate the 1996 Stock Incentive Plan subject to stockholder approval of certain amendments and provided no such action may affect Awards previously granted under the 1996 Stock Incentive Plan.

  1996 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), which was approved by the Board of Directors in July 1996 and is anticipated to be approved by the Company's stockholders prior to the consummation of the Offerings, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code and to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 300,000 shares of the Company's Common Stock are reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company and its subsidiaries (including officers) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Outside directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such individuals in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.

     The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. A Purchase Period will initiate on the effective date of the Registration Statement applicable to the Offerings and additional Purchase Periods will commence each subsequent May 1 and November 1. The initial Purchase Period will end on October 31, 1998. Accrual Periods are generally six month periods, the first such commencing on the effective date of the Offerings and ending on April 30, 1997. Thereafter, Accrual Periods will commence each May 1 and November 1. The Exercise Dates are the last days of each Accrual Period.

     On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the purchase right (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on all four Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.


     Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 500 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.


     The Stock Purchase Plan will be administered by the Board of Directors or a committee designated by the Board, which will have the authority to administer the Stock Purchase Plan and to resolve all questions relating to its administration.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Company has entered into indemnification agreements with each of its directors and executive officers and intends to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

     In addition, the Company's Certificate of Incorporation provides that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision in the Certificate of Incorporation does not eliminate a director's duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of August 31, 1996 as adjusted to reflect the sale of shares offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer (See "Management -- Executive Compensation"), (iv) the Selling Stockholders and (v) all current executive officers and directors as a group.

                                                      SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                             OWNED                                    OWNED AFTER
         5% BENEFICIAL OWNERS, DIRECTORS,             PRIOR TO OFFERING(1)                           OFFERING(1)(2)
             NAMED EXECUTIVE OFFICERS                ----------------------     NUMBER OF        ----------------------
          AND OTHER SELLING STOCKHOLDERS               NUMBER       PERCENT   SHARES OFFERED       NUMBER       PERCENT
---------------------------------------------------  ----------     -------   --------------     ----------     -------
Roger A. Lang......................................   4,898,000       30.6%                       4,898,000       27.1%
Douglas M. Leone(3)................................   2,833,334       17.7                        2,833,334       15.7
Sequoia Capital(4).................................   2,783,334       17.4                        2,783,334       15.5
Robin Vasan(5).....................................   1,200,000        7.5                        1,200,000        6.6
Charles H. Marston(6)..............................   1,000,000        6.2         100,000          900,000        5.0
Till M. Guldimann(7)...............................     854,166        5.3                          854,166        4.7
Kishore K. Bopardikar..............................     800,000        5.0         200,000          600,000        3.3
Tejbir S. Sidhu(8).................................     647,083        4.0          64,000          583,083        3.2
Craig Duling.......................................     400,000        2.5          30,000          370,000        2.0
Warren Reier(9)....................................     227,166        1.4          21,000          206,166        1.1
Terry H. Carlitz...................................     200,000        1.2                          200,000        1.1
Jan Ellison(10)....................................     193,749        1.2          17,000          176,749       *
Kwong Li(11).......................................     190,624        1.2          12,000          178,624       *
Anthony Chiu(12)...................................     170,623        1.1          15,000          155,623       *
John C. Lewis......................................     140,000       *                             140,000       *
Keith Hospers(13)..................................      62,800       *             33,000           29,800       *
James Dorrian(14)..................................      12,024       *                              12,024       *
All executive officers and directors as a
  group (10 persons)(15)...........................  10,647,407       65.3         197,000       10,450,407       57.0
Other Selling Stockholders, each beneficially
  owning less than 1% of the outstanding Common
  Stock prior to the Offerings(16).................     144,686       *              8,000          136,686       *

---------------

  *  Less than 1%

 (1) To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. The address of each of Roger
     A. Lang, Till M. Guldimann and Kishore K. Bopardikar is as follows: c/o Infinity Financial Technology, Inc., 640 Clyde Court, Mountain View, California 94043.

 (2) Assumes no exercise of the Underwriters' over-allotment options. If the Underwriters' over-allotment options are exercised in full, certain stockholders will sell an aggregate of 375,000 shares of Common Stock. In such event, (i) Roger A. Lang will sell 70,000 shares and beneficially own 4,828,000 shares, or 26.5% of the Company's outstanding Common Stock, after completion of the Offerings, (ii) Robin Vasan will sell 60,000 shares and beneficially own 1,140,000 shares, or 6.3% of the Company's outstanding Common Stock, after completion of the Offerings, (iii) Charles H. Marston will sell 100,000 shares and beneficially own 800,000 shares, or 4.4% of the Company's outstanding Common Stock, after completion of the Offerings,
     (iv) Tejbir S. Sidhu will sell 64,000 shares and beneficially own 519,083 shares, or 2.9% of the Company's outstanding Common Stock, after completion of the Offerings, (v) Denny Paul will sell 24,000 shares and beneficially own 216,000 shares, or 1.2% of the Company's outstanding Common Stock, after completion of the Offerings, (vi) David Mael will sell 11,000 shares and beneficially own 210,350 shares, or 1.2% of the Company's outstanding Common Stock, after completion of the Offerings, (vii) Jagtar and Shivtej Sandhu will sell 15,000 shares and beneficially own 185,000 shares, or 1.2% of the Company's outstanding Common Stock, after completion of the Offerings, (viii) Jan Ellison will sell 7,500 shares and beneficially own 169,249 shares, or 1.0% of the Company's outstanding Common Stock, after completion of the Offerings. In addition, eight (8) other stockholders, each beneficially owning less than one percent of the Company's outstanding Common Stock, will sell an aggregate of approximately 23,500 shares in the event the over-allotment options are exercised.

 (3) Includes (a) 2,741,334 shares owned by Sequoia Capital Growth Fund and (b) 42,000 shares owned by Sequoia Technology Partners III. Mr. Leone is a general partner of both such partnerships. Sequoia Capital Growth Fund and Sequoia Technology Partners III, c/o Sequoia Capital, 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, California 94025. Mr. Leone disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

 (4) Includes (a) 2,741,334 shares owned by Sequoia Capital Growth Fund and (b) 42,000 shares owned by Sequoia Technology Partners III. Sequoia Capital Growth Fund, c/o Sequoia Capital, 3000 Sand Hill Road, Bldg. 4, Suite 280, Menlo Park, California 94025.

 (5) Robin Vasan, c/o RMS 149 Commonwealth Drive, Menlo Park, California 94025.

 (6) Charles H. Marston, c/o Infinity Financial, Inc., 640 Clyde Court, Mountain View, California 94043.

 (7) Includes 54,166 shares subject to options exercisable within 60 days of August 31, 1996.

 (8) Includes 64,981 shares subject to options exercisable within 60 days of August 31, 1996.

 (9) Includes 16,668 shares subject to options exercisable within 60 days of August 31, 1996.

(10) Includes 18,343 shares subject to options exercisable within 60 days of August 31, 1996.

(11) Includes 65,624 shares subject to options exercisable within 60 days of August 31, 1996.

(12) Includes 110,641 shares subject to options exercisable within 60 days of August 31, 1996.

(13) Includes 62,800 shares subject to options exercisable within 60 days of August 31, 1996.

(14) Includes 2,500 shares subject to options exercisable within 60 days of August 31, 1996.

(15) Includes 184,447 shares subject to options exercisable within 60 days of August 31, 1996.

(16) Includes 3,854 shares subject to options exercisable within 60 days of August 31, 1996.

                              CERTAIN TRANSACTIONS

     In January 1994, the Company entered into a Series C Preferred Stock Purchase Agreement with Sequoia Capital Growth Fund and Sequoia Technology Partners III (collectively "Sequoia") pursuant to which Sequoia agreed to purchase an aggregate of 2,083,334 shares of Series C Preferred Stock for a total consideration of $1,756,667. In connection with this agreement, the Company and Sequoia entered into a stockholders agreement under the terms of which Sequoia is granted a right of first refusal and a right of participation in certain secondary sales of stock by the Company and certain members of management. The shareholders agreement terminates upon the closing of the Offerings. In addition, in January 1994 the Company entered into an investors' rights agreement with the Company's founders and the holders of 12,505,436 shares of Common Stock. See "Description of Capital Stock -- Registration Rights."

     In February 1995 and September 1995, the Company granted Mr. Lewis, a Director of the Company, immediately exercisable, nonqualified stock options for 80,000 shares of Common Stock at an exercise price of $0.35 per share and 20,000 shares of Common Stock at an exercise price of $1.50 per share, respectively. Mr. Lewis exercised options to purchase 80,000 shares in March 1995 and options to purchase 20,000 shares in September 1995. In addition, in September 1995 the Company entered into an agreement with Mr. Lewis whereby Mr. Lewis had the right to purchase 40,000 shares of Common Stock at a purchase price of $1.50 per share, which right Mr. Lewis exercised concurrently with the execution and delivery of such agreement.

     In February 1995, the Company granted Mr. Leone, a Director of the Company, immediately exercisable, non-qualified stock options for 50,000 shares of Common Stock at an exercise price of $0.35 per share. Mr. Leone exercised options to purchase all 50,000 shares in March 1995.


     In April 1995, the Company granted Ms. Carlitz, the Company's Chief Financial Officer and Vice President, Finance, immediately exercisable, incentive stock options for 200,000 shares of Common Stock at an exercise price of $0.35 per share. Ms. Carlitz paid for the shares with $17,500 in cash and a promissory note in the original principal amount of $52,500 payable to the Company. The shares are subject to repurchase by the Company upon termination of Ms. Carlitz's employment on the terms and conditions set forth in the option agreement. The promissory note bears interest at 5.88% per annum and is payable in full by April 17, 2000. The unpaid balance of the promissory note at June 30, 1996 was $35,000. The option agreement was amended in May 1996 to provide for acceleration of Ms. Carlitz's options upon the occurrence by a change in control and certain other stockholder approved transactions. In June 1996, the Company granted Ms. Carlitz incentive stock options for 40,000 shares of Common Stock at an exercise price of $6.00 per share.


     In September 1995, the Company entered into an employment agreement with Mr. Guldimann, its Executive Vice President. Under an option agreement executed in connection with his employment agreement, Mr. Guldimann was granted incentive stock options to purchase 200,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. Mr. Guldimann was also granted immediately exercisable, non-qualified options to purchase 500,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. Mr. Guldimann exercised his options for 500,000 shares in September 1995 by delivering a promissory note in the original principal amount of $750,000 to the Company. Such promissory note bears interest at 6.04% per annum and is payable as follows: (i) $187,500 on September 1, 1996 and (ii) $15,627 each month thereafter until fully paid.

     In addition, in September 1995, Mr. Guldimann purchased 200,000 shares of the Company's Common Stock pursuant to a Restricted Stock Purchase Agreement. In payment of such shares, Mr. Guldimann delivered to the Company $100,000 in cash and a promissory note in the original principal amount of $200,000. Such promissory note bears interest at 6.04% per annum and is payable in full on February 1, 1997.

     The vesting of Mr. Guldimann's options was amended in December 1995 such that 25% of such options vest one year from the grant date, and the remainder of the options vest ratably at the end of each month thereafter. The option agreement was again amended in May 1996 to provide for acceleration of Mr. Guldimann's options upon the occurrence of a change in control and certain other stockholder approved transactions.

     In July 1996, upon his election to the Board, the Company granted Mr. Dorrian immediately exercisable non-qualified stock options for 40,000 shares of the Company's Common Stock at an exercise price of $10.50 per share. In addition, in August 1996, Mr. Dorrian purchased 9,524 shares of Common Stock from the Company at $10.50 per share.

     In October 1995, the Company entered into an employment agreement with Mr. Hospers, Vice President, Software Engineering. Under the agreement, Mr. Hospers was granted incentive stock options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share. The agreement was amended in May 1996 to provide for acceleration of Mr. Hospers's options upon the occurrence of a change in control and certain other stockholder approved transactions. See "Management -- Employment Agreements."

     In May 1996, the Company entered into a letter agreement with Mr. Laven, its Vice President, Worldwide Field Operations, under the terms of which he will receive $180,000 per annum in salary and bonus. See "Management -- Employment Agreements." In addition, Mr. Laven was granted incentive stock options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $4.00 per share and a non-qualified stock option to purchase 140,000 shares of the Company's Common Stock at an exercise price of $4.00 per share. Both option agreements provide for acceleration of Mr. Laven's options upon the occurrence of a change in control and certain other stockholder approved transactions.

     In April, 1994, Sequoia entered into an option agreement with Mr. Lang and Mr. Vasan, under the terms of which Sequoia acquired the right to purchase 300,000 shares from Mr. Lang and 400,000 shares from Mr. Vasan. In connection with this agreement, Mr. Lang and Mr. Vasan executed promissory notes payable to Sequoia in the original principal amounts of $228,150 and $304,200, respectively. The promissory notes are repayable in two years and bear interest at the rate of 6% per annum. The notes are secured with 300,000 and 400,000 shares of Common Stock, respectively. In May 1995, Sequoia exercised its option to purchase the 300,000 and 400,000 shares from Mr. Lang and Mr. Vasan, respectively. Sequoia paid $25,293.04 and cancelled the outstanding promissory notes as payment to Mr. Lang for his shares and paid $33,797.61 and cancelled the outstanding promissory notes as payment to Mr. Vasan for his shares.

     Effective December 31, 1992, the Company and Mr. Harpal Sandhu, a former director and founder of the Company, entered into a stock purchase and settlement agreement in settlement of claims resulting from Mr. Sandhu's termination of employment with the Company. Under the terms of the agreement, the Company repurchased 2,608,320 shares of Common Stock from Mr. Sandhu. Aggregate consideration relating to this agreement was approximately $993,120, consisting of a cash payment of $75,000 and issuance of a promissory note in the original principal amount of $918,120. The promissory note bore interest at a rate between 6% and 12% per annum. In addition, the Company exchanged 1,400,000 shares of Common Stock held by Mr. Sandhu for 1,400,000 shares of Series B Preferred Stock. The Company was granted an option to repurchase the Series B Preferred Stock at a later date. In connection with the settlement, the Company and Mr. Sandhu entered into several ancillary agreements including a co-sale agreement, a stock pledge agreement, an indemnity agreement and a security agreement. In January 1994, the Company paid to Mr. Sandhu $1,493,333 as payment in full for the promissory note and as settlement for all other outstanding claims, and entered into a release agreement, releasing any and all claims. In November 1995, the Company exercised its option to repurchase the 1,400,000 shares of Series B Preferred Stock from Mr. Sandhu for a total consideration of $1,276,297. All amounts due under the agreements between Mr. Sandhu and the Company have been paid and no amounts are outstanding.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of the sale of the shares offered hereby, the Company will be authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value per share, and 5,000,000 shares of Preferred Stock, $.001 par value per share.

COMMON STOCK

     As of June 30, 1996, there were 16,008,608 shares of Common Stock outstanding that were held of record by approximately 89 stockholders. There will be 18,008,608 shares of Common Stock outstanding (assuming no exercise of the U.S. Underwriters' or International Underwriters' over-allotment options and no exercise of outstanding options) after giving effect to the sale of Common Stock offered to the public by the Company hereby.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Commencing at the first annual meeting of stockholders following the annual meeting of stockholders when the Company shall have had at least 800 stockholders, the Company will not have cumulative voting rights in the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor as well as any distributions to the stockholders. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     Effective upon the closing of the Offerings and pursuant to the Company's Certificate of Incorporation, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock after consummation of the Offerings.

REGISTRATION RIGHTS

     Pursuant to an investor rights agreement (the "Rights Agreement") entered into in January 1994 between the Company and holders (the "Holders") of approximately 12,505,436 shares of the Company's Common Stock, including Roger
A. Lang, Charles H. Marston, Kishore K. Bopardikar and Tejbir S. Sidhu, the Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders, the Company is required to notify such Holders and to use its best efforts to effect the registration, and such Holders are entitled to include at the Company's expense their Registrable Securities (as such term is defined in the Rights Agreement) in such registration, subject to certain conditions and limitations. In addition, at any time Sequoia Capital Growth Fund and Sequoia Technology Partners II may require the Company to file a limited number of registration statements under the Securities Act at the Company's expense, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS


     Commencing at the first annual meeting of stockholders following the earlier of the date of the Company is no longer subject to the California Corporations Code or the date of the annual meeting of stockholders when the Company shall have had at least 800 stockholders, the Certificate of Incorporation of the Company provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other classes continuing for the remainder of their respective three-year terms. Thereafter, stockholders shall no longer have cumulative voting rights and the Company's stockholders representing a majority of the shares of Common Stock outstanding will be able to elect all of the directors. The Company's Bylaws also provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing; the Bylaws provide that only the Company's Chief Executive Officer and a majority of the members of the Company's Board of Directors may call a special meeting of stockholders.


     The classification of the Board of Directors and elimination of cumulative voting will make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

     These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Provisions."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Anti-takeover Provisions."

LISTING

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "INFN."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is Boston EquiServe. Its address is 150 Royall Street, Canton, Massachusetts 02021, and its telephone number is (617) 579-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, the Company will have 18,061,706 shares of Common Stock outstanding based on 16,028,706 shares outstanding as of August 31, 1996. Of these shares, the 2,500,000 shares sold in the Offerings will be freely transferable without restriction under the Securities Act, unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the Regulations promulgated thereunder.

     The remaining 15,561,706 outstanding shares were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are restricted securities within the meaning of Rule 144 under the Securities Act. Approximately 22,000 of these shares of Common Stock will be eligible for sale in the public market immediately upon the effective date of the Registration Statement of which this Prospectus is a part (the "Effective Date") in reliance on Rule 144(k) under the Securities Act. Beginning 90 days after the Effective Date, an additional approximately 4,100 of these shares will become eligible for sale subject to the provisions of Rule 144 and Rule 701. Beginning 180 days after the date of this Prospectus, approximately 14,436,082 additional shares will become eligible for sale subject to the provisions of Rule 144 or Rule 701 upon the expiration of agreements not to sell such shares entered into between the U.S. Underwriters and the International Underwriters and such stockholders or the Company and such stockholders. Beginning 180 days after the date of this Prospectus, approximately 1,605,204 additional shares subject to vested options as of the Effective Date will be available for sale subject to compliance with Rule 701 and upon the expiration of agreements not to sell such shares entered into between the U.S. Underwriters and the International Underwriters and such stockholders. In addition, the Commission has proposed revisions to Rule 144 and Rule 144(k), the effect of which would be to shorten the holding period under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market 90 days after the Effective Date and 180 days after the date of this Prospectus. Any shares subject to lock-up agreements may be released at any time without notice by the U.S. Underwriters and the International Underwriters. See "Risk
Factors -- Shares Eligible for Future Sale."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the Effective Date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 180,000 shares immediately after the Offerings) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares prior to the Effective Date or who holds vested options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after the Effective Date. However, the Company and certain officers, directors and other stockholders of the Company have agreed not to sell or otherwise dispose of any shares of Common Stock of the Company for the 180-day period after the date of this Prospectus without the prior written consent of the U.S. Underwriters and the International Underwriters. See "Underwriting."

     As soon as practicable after the Effective Date, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the 1989 Stock Option Plan, the 1993 Stock Incentive Plan, the 1996 Stock Option Plan and the Stock Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statements will become effective immediately upon filing.

     Prior to the Offerings, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts in the open market may adversely affect the market price of the Common Stock offered hereby.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Morrison & Foerster LLP, Palo Alto, California. Michael C. Phillips, a partner at Morrison & Foerster LLP, is Secretary of the Company and owns 15,000 shares of Common Stock of the Company. Certain U.S. legal matters in connection with the Offerings will be passed upon for the U.S. Underwriters and the International Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements and schedule of Infinity Financial Technology, Inc. at December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 appearing in this prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein and elsewhere in the Registration Statement, and is included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                               GLOSSARY OF TERMS

Abstraction................  The principle of generalizing a problem so that part of the solution can be reused for other similar problems. When combined with inheritance, abstraction allows the user of a library to interact with similar objects in the same way, without having to know the differences between the objects.

Advanced instrument pricing
  algorithms...............  A formula or set of rules used to solve a problem.

Aggregation................  When financial distress leads to early termination of a number of swaps between two counterparties, some master swap agreements call for the aggregation or netting of the positive and negative values of the swaps affected by the early termination.

Centralized MIS systems....  Systems in which all of the processing occurs on one machine usually a mainframe.

C++ class..................  Description of a set of similar objects. The class defines the behavior and attributes of a set of objects.

C++ objects................  Reusable software components which form the building blocks of complex software systems. Many different types of objects are used within the system to perform the desired functions. Objects are instances of C++ classes.

Client/server
Architecture...............  A software architecture which separates technical infrastructure from the business application. The storage of data is handled by a database server, which takes requests from the client application. See also N-tier Architecture, Three-tier architecture.

Encapsulation..............  A software engineering principle which consists of shielding the user of a software building block from the complexities of its implementation. This allows the building blocks to be extended without changing the user's code.

Inheritance................  An object-oriented principle allowing classes to be extended without rewriting existing functionality.

Mark-to-market
accounting.................  To price a position or portfolio at current market prices and reflect the new valuation in the accounting records.

N-tier architecture........  A software architecture which separates business logic from technical infrastructure in multiple layers, allowing greater flexibility in software development. Typical N-tier architectures include client/server and three-tier architectures.

Object-oriented............  A design methodology, designed to speed development and increase programming leverage which involves analyzing problems by breaking them into a set of objects, each of which contains data and functions on the data. Object-oriented methodologies enable Encapsulation, Abstraction and Inheritance.

Off-the-shelf solutions....  Solutions which are packaged in a ready-to-use form. Systems which require no development before they can be implemented.

Point-to-point
infrastructure.............  Direct connection of two applications, where one application (the client) initiates a connection with another (the server).

Polymorphism...............  A component of object-oriented design, polymorphism is the principle that software building blocks, which are similar, can be used in the same way. See also Abstraction.

Publish and subscribe......  Interconnection of applications that produce data
                             (publishers) with those that consume data (the subscribers). The publishers do not know which subscribers will consume the data, and the subscribers do not know which publisher produced the data.

Risk management
  methodologies............  The application of financial analysis and diverse financial techniques to control the reduction of selected types of risk.

Robust.....................  Richness; fullness.

Sensitivity analysis.......  A measurement, description or graph of the relationship between or among two or more variables.

TCP/IP protocol............  Transmission Control Protocol/Internet Protocol.
                             The basic protocol on which Internet and Intranet systems are based. This specifies the mechanism used to send messages from one application to another.

Three-tier architecture....  A software architecture similar to client/server architecture which further separates components of the client application to provide more flexibility in configuring business logic. See also client/ server architecture, N-tier architecture.

Value at risk
methodologies..............  A measurement of the maximum potential loss a portfolio can incur over a specific time interval at a specific confidence level.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                      (This page intentionally left blank)

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Ernst & Young LLP, Independent Auditors.....................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Income.....................................................  F-4
Consolidated Statement of Stockholders' Equity........................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Infinity Financial Technology, Inc.

     We have audited the accompanying consolidated balance sheets of Infinity Financial Technology, Inc. as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Infinity Financial Technology, Inc. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


                                                               Ernst & Young LLP



Palo Alto, California

March 7, 1996, except for Note 8 as

to which the date is September 23, 1996

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                DECEMBER 31,                           PRO FORMA
                                             -------------------      JUNE 30,       STOCKHOLDERS'
                                              1994        1995          1996           EQUITY AT
                                             -------     -------     -----------     JUNE 30, 1996
                                                                     (UNAUDITED)     -------------
                                                                                      (UNAUDITED)
                                     ASSETS
Current assets:
  Cash and cash equivalents................  $ 3,235     $ 3,517       $ 1,905
  Receivables, less allowance for doubtful
     accounts of $195 and $120 at December
     31, 1995 and June 30, 1996,
     respectively (none at December 31,
     1994).................................    4,068       6,667        12,191
  Deferred tax asset.......................      172         569         1,025
  Prepaid expenses and other current
     assets................................      199         231           322
                                              ------     -------       -------
          Total current assets.............    7,674      10,984        15,443
Furniture and equipment, net...............      896       1,449         2,144
Other assets...............................      315         415           412
                                              ------     -------       -------
                                             $ 8,885     $12,848       $17,999
                                              ======     =======       =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................  $   100     $   218       $ 1,234
  Accrued compensation.....................      906       1,533         1,873
  Payable to former stockholder............    --          1,277        --
  Other accrued liabilities................      846         665         1,165
  Deferred revenue.........................    3,703       2,806         4,947
  Current portion of capital lease
     obligations...........................      109         213           171
                                              ------     -------       -------
          Total current liabilities........    5,664       6,712         9,390
Long-term portion of capital lease
  obligations..............................      107         303           155
Other long-term liabilities................    --             67            67
Commitments
Stockholders' equity:
  Preferred stock, $0.001 par value,
     issuable in series, 5,000,000 shares
     authorized:
     4,483,334, 3,083,334 and 3,083,334
     shares issued and outstanding at
     December 31, 1994 and 1995 and June
     30, 1996, respectively (none issued
     and outstanding pro forma)
     (liquidation preference of $1,960,417
     at December 31, 1995 and June 30,
     1996).................................    1,054       1,053         1,053          $    --
  Common stock, $0.001 par value,
     50,000,000 shares authorized,
     9,751,642 and 12,486,200 and
     12,925,274 shares issued and
     outstanding at December 31, 1994 and
     1995 and June 30, 1996, respectively
     (16,008,608 shares issued and
     outstanding pro forma)................       96       1,570         2,340            3,393
  Deferred stock compensation                     --          --          (586)            (586)
  Notes receivable from stockholders.......      (31)     (1,025)       (1,071)          (1,071)
  Retained earnings........................    1,995       4,168         6,651            6,651
                                              ------     -------       -------
Total stockholders' equity.................    3,114       5,766         8,387          $ 8,387
                                              ------     -------       -------
                                             $ 8,885     $12,848       $17,999
                                              ======     =======       =======

                            See accompanying notes.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               SIX MONTHS
                                          YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                       -------------------------------     -------------------
                                        1993        1994        1995        1995        1996
                                       -------     -------     -------     -------     -------
                                                                               (UNAUDITED)
Revenues:
  License revenues...................  $ 4,094     $ 9,021     $19,033     $ 8,816     $14,118
  Service revenues...................    1,689       3,574       5,705       2,476       3,829
                                        ------     -------     -------     -------     -------
          Total revenues.............    5,783      12,595      24,738      11,292      17,947
Costs and expenses:
  Cost of revenues...................    1,507       2,660       2,915       1,125       1,865
  Sales and marketing................    1,142       3,296       7,693       3,337       6,174
  Research and development...........    1,574       3,340       6,098       2,900       4,138
  General and administrative.........      580       1,175       2,356         990       1,709
                                        ------     -------     -------     -------     -------
          Total costs and expenses...    4,803      10,471      19,062       8,352      13,886
                                        ------     -------     -------     -------     -------
Income from operations...............      980       2,124       5,676       2,940       4,061
Interest and other income............       33          63         191         120          85
Interest and other expense...........      (76)        (48)       (160)        (99)       (142)
                                        ------     -------     -------     -------     -------
Income before provision for income
  taxes..............................      937       2,139       5,707       2,961       4,004
Provision for income taxes...........      220         498       2,258       1,172       1,521
                                        ------     -------     -------     -------     -------
Net income...........................  $   717     $ 1,641     $ 3,449     $ 1,789     $ 2,483
Series B preferred stock
  redemption.........................    --          --         (1,276)      --          --
                                        ------     -------     -------     -------     -------
Net income attributable to common
  stockholders.......................  $   717     $ 1,641     $ 2,173     $ 1,789     $ 2,483
                                        ======     =======     =======     =======     =======
Net income per share attributable to
  common stockholders:
  Primary............................  $  0.06     $  0.10     $  0.12     $  0.10     $  0.13
                                        ======     =======     =======     =======     =======
  Fully diluted......................  $  0.05     $  0.09     $  0.12     $  0.09     $  0.13
                                        ======     =======     =======     =======     =======
Shares used in per share
  calculations:
  Primary............................   13,008      16,354      18,312      17,853      18,831
                                        ======     =======     =======     =======     =======
  Fully diluted......................   14,516      17,866      18,382      19,364      18,849
                                        ======     =======     =======     =======     =======


                            See accompanying notes.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                       NOTES
                                          CONVERTIBLE                DEFERRED       RECEIVABLE      RETAINED         TOTAL
                                           PREFERRED     COMMON        STOCK           FROM         EARNINGS     STOCKHOLDERS'
                                             STOCK        STOCK    COMPENSATION    STOCKHOLDERS     (DEFICIT)       EQUITY
                                          ------------   -------   -------------   -------------   -----------   -------------
Balances at December 31, 1992...........     $  200      $   19        $  --          $    --        $  (363)       $  (144)
  Issuance of 1,450,916 shares of common
    stock...............................         --          58           --              (31)            --             27
  Issuance of 1,400,000 shares of Series
    B preferred stock in exchange for
    1,400,000 shares of common stock....          1          (1 )         --               --             --             --
  Net income............................         --          --           --               --            717            717
                                               ----      ------         ----            -----        -------         ------
Balances at December 31, 1993...........        201          76           --              (31)           354            600
  Issuance of 679,164 shares of common
    stock under stock option plan.......         --          32           --               --             --             32
  Repurchase of 290,000 shares of common
    stock...............................         --         (12 )         --               --             --            (12)
  Issuance of 2,083,334 shares of Series
    C preferred stock, net of issuance
    costs of $904.......................        853          --           --               --             --            853
  Net income............................         --          --           --               --          1,641          1,641
                                               ----      ------         ----            -----        -------         ------
Balances at December 31, 1994...........      1,054          96           --              (31)         1,995          3,114
  Issuance of 2,494,558 shares of common
    stock under stock option plan.......         --       1,028           --             (803)            --            225
  Issuance of 240,000 shares of common
    stock...............................         --         360           --             (200)            --            160
  Compensation recorded for accelerated
    vesting of options..................         --          86           --               --             --             86
  Repurchase of 1,400,000 shares of
    Series B preferred stock............         (1)         --           --               --         (1,276)        (1,277)
  Repayment of stockholder note.........         --          --           --                9             --              9
  Net income............................         --          --           --               --          3,449          3,449
                                               ----      ------         ----            -----        -------         ------
Balances at December 31, 1995...........      1,053       1,570           --           (1,025)         4,168          5,766
  Issuance of 439,074 shares of common
    stock under stock option plan
    (unaudited).........................         --         145           --              (60)            --             85
  Deferred stock compensation related to
    grants of stock options
    (unaudited).........................         --         625         (625)              --             --             --
  Amortization of deferred stock
    compensation (unaudited)............         --          --           39               --             --             39
  Repayment of stockholder note
    (unaudited).........................         --          --           --               14             --             14
  Net income (unaudited)................         --          --           --               --          2,483          2,483
                                               ----      ------         ----            -----        -------         ------
Balances at June 30, 1996 (unaudited)...     $1,053      $2,340        $(586)         $(1,071)       $ 6,651        $ 8,387
                                               ====      ======         ====            =====        =======         ======


                            See accompanying notes.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                      SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,          JUNE 30,
                                                       ---------------------------   -------------------
                                                        1993      1994      1995      1995        1996
                                                       -------   -------   -------   -------     -------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...........................................  $   717   $ 1,641   $ 3,449   $ 1,789     $ 2,483
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization......................      287       417       761       129         359
  Compensation due to accelerated vesting of
     options.........................................       --        --        86        --          --
  Changes in assets and liabilities:.................
     Receivables.....................................   (1,239)   (2,809)   (2,599)   (2,876)     (5,524)
     Deferred tax asset..............................       82        (1)     (397)                 (456)
     Prepaid expenses and other current assets.......     (101)     (189)     (332)      (97)        (88)
     Accounts payable................................       56       (16)      118        84       1,016
     Accrued compensation............................       54       634       627       (36)        340
     Payable to former stockholder...................       --        --     1,277        --      (1,277)
     Other accrued liabilities and long-term
       liabilities...................................      335       595      (114)      497         500
     Deferred revenue................................      413     2,578      (897)   (1,804)      2,141
                                                       -------   -------   -------   -------     -------
Net cash provided by (used in) operating
  activities.........................................      604     2,850     1,979    (2,314)       (506)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures.................................     (271)     (569)     (650)     (248)     (1,015)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable............................     (283)     (635)       --        --          --
Payment of stockholder notes payable.................       --        --         9         5          14
Principal payments of capital lease obligations......      (28)      (84)     (164)     (137)       (190)
Proceeds from issuance of common stock...............       27        32       385       203          85
Repurchase of preferred stock........................       --       (12)   (1,277)       --          --
Net proceeds from issuance of Series C
  preferred stock....................................       --       853        --        --          --
                                                       -------   -------   -------   -------     -------
Net cash provided by (used in) financing
  activities.........................................     (284)      154    (1,047)       71         (91)
                                                       -------   -------   -------   -------     -------
Net increase (decrease) in cash and cash
  equivalents........................................       49     2,435       282    (2,491)     (1,612)
Cash and cash equivalents at beginning of the
  period.............................................      751       800     3,235     3,235       3,517
                                                       -------   -------   -------   -------     -------
Cash and cash equivalents at end of the period.......  $   800   $ 3,235   $ 3,517   $   744     $ 1,905
                                                       =======   =======   =======   =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Income taxes paid...............................  $    76   $   223   $ 2,793   $   847     $ 1,710
                                                       =======   =======   =======   =======     =======
     Interest paid...................................  $    76   $    48   $    79   $    28     $    33
                                                       =======   =======   =======   =======     =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
     Equipment acquired under capital lease..........  $    17   $   272   $   464   $   242     $    --
                                                       =======   =======   =======   =======     =======
     Issuance of common stock in exchange for notes
       receivable....................................  $    31   $    --   $ 1,003   $    53     $    60
                                                       =======   =======   =======   =======     =======


                            See accompanying notes.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Infinity Financial Technology, Inc. (the "Company") develops, markets and supports object-oriented, client/server software solutions for financial trading and risk management. The Company provides a comprehensive range of customer support services, including maintenance, training, and consulting. The Company was incorporated in California in 1989 and was reincorporation in Delaware in 1996.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany account balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

FOREIGN CURRENCY TRANSLATION

     In 1996, the Company established subsidiaries in the United Kingdom and Japan. The functional currency of the United Kingdom subsidiary is the U.S. dollar and the functional currency of the Japan subsidiary is the local currency. Gains and losses on the translation into U.S. dollars of amounts denominated in foreign currencies are included in net income for those operations whose functional currency is the U.S. dollar. The cumulative translation adjustment for those operations whose functional currency is the local currency was immaterial as of June 30, 1996.

     In order to reduce the effect of foreign currency fluctuations on its results of operations, the Company hedges its exposure on certain intercompany and customer receivables that are denominated in foreign currencies through the use of foreign currency forward exchange contracts. The contracts do not subject the Company to significant market risk from exchange rate movements because the contracts offset foreign currency balances and transactions being hedged. Realized and unrealized gains and losses on foreign currency contracts and the underlying transactions being hedged are included in interest and other income (expense), net.

INTERIM FINANCIAL INFORMATION

     In the opinion of management, the interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

     The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     The Company's revenues consist primarily of license and product revenues from financial institutions in the United States, Canada, Japan, Australia, Germany, France and the U.K. The Company sells primarily to large institutions, and therefore does not obtain collateral against its

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

outstanding receivables. The Company maintains reserves for potential credit losses and historically such losses have been immaterial. No customer accounted for more than 10% of revenues during the six months ended June 30, 1996. Three customers accounted for 24%, 11% and 10% of revenues during the six months ended June 30, 1995. During fiscal 1995, one customer accounted for 14% of revenues; during fiscal 1994, three customers accounted for 18%, 15% and 10% of revenues, respectively, and during fiscal 1993, four customers accounted for 22%, 18%, 15% and 12% of revenues, respectively.

     The Company markets and sells its products and services in three primary geographic areas categorized as North America (United States and Canada), Europe (principally Germany, France and United Kingdom) and Asia/Pacific (principally Japan and Australia). Export sales to unaffiliated customers for significant countries within these geographic areas are summarized in the following table:

                                                       DECEMBER 31,            JUNE 30,
                                                  ----------------------     -------------
                                                  1993     1994     1995     1995     1996
                                                  ----     ----     ----     ----     ----
        North America (Canada Only)...........     27%      23%      12%       6%      11%
        Europe:
          France..............................     --       --       15       10        3
          Germany.............................     --       --       19       21       19
          United Kingdom......................     22        8        5        7        4
        Asia/Pacific:
          Australia...........................     --       15        4        2        5
          Japan(1)............................      5        2        7        5       12

------------------

(1) During the six month period ended June 30, 1996, the Company established a subsidiary in Japan. An additional 20% of the period's revenues was generated by the Company's Japanese subsidiary but is not included in export sales in the above table.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains deposits with a bank and an investment manager and invests its excess cash in money market funds which bear minimal risk. Cash equivalents consist of money market instruments at December 31, 1994 and 1995, and June 30, 1996.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives, generally three to five years. Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the asset. Assets under capital lease obligations are amortized over the shorter of the term of the lease or their useful lives on a straight-line basis, and such amortization is included with depreciation.

REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1 ("SOP 91-1"), "Software Revenue Recognition." License revenues less deferrals for warranty are recognized upon shipment only if no significant vendor obligations remain and collection of the resulting receivable is deemed probable. License warranty

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

revenues are recognized ratably over the warranty period, generally 30 to 90 days. When the Company receives payment on licenses prior to shipment and fulfillment of significant vendor obligations, such payments are recorded as deferred revenue. Service revenues consist primarily of maintenance and support, training, consulting and co-development projects. Service revenues from customer maintenance fees for ongoing customer support and product updates are recognized ratably over the maintenance term, which is typically 12 months. Service revenues from customer training and consulting services are recognized as the service is performed. Service revenues from co-development agreements are recognized upon achievement of contractual milestones or on a percentage-of-completion basis.

COST OF REVENUES

     Cost of revenues, which primarily relate to costs of service revenues, include materials, sublicense royalties, a portion of development costs associated with joint product development agreements, and a portion of technical support costs. Costs of license revenues were immaterial for all periods presented.

RESEARCH AND DEVELOPMENT

     Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standard No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

NET INCOME PER SHARE

     Net income per share is computed using the weighted average number of common shares outstanding and common equivalent shares arising from the assumed exercise of stock options using the treasury stock method and the conversion of Series A and Series C convertible preferred stock on the as-converted method. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares issued during the period commencing 12 months prior to the initial filing of an initial public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method). Fully diluted net income per share is computed using the weighted average common and common equivalent shares outstanding plus other dilutive shares outstanding which are not common equivalent shares. Other dilutive shares which are not common equivalent shares include Series B convertible preferred stock during the period such shares were outstanding.

     In November 1995, the Company redeemed the Series B Preferred Shares for $1,277,000. The redemption decreased the income applicable to common shareholders in the calculation of net income per share in 1995.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board (FASB) issued FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

Of," which requires the Company to review for impairment long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In certain situations, an impairment loss would be recognized. FAS 121 is effective for the Company's 1996 fiscal year. The impact of the new standard is immaterial.

     In October 1995, the FASB issued Statement of Financial Accounting Standard 123 "Accounting for Stock-Based Compensation" ("FAS 123") which also is effective for the Company's 1996 fiscal year. FAS 123 allows companies which have stock-based compensation arrangements with employees to adopt a new fair-value basis of accounting for stock options and other equity instruments, or to continue to apply the existing accounting rules under APB Opinion 25 "Accounting for Stock Issued to Employees" but with additional financial statement disclosure. The Company has continued to account for stock-based compensation arrangements under APB Opinion 25, therefore FAS 123 did not have a material impact on its financial position, results of operations or cash flows.

2. OTHER FAIR VALUE DISCLOSURES

     At June 30, 1996, the Company had foreign currency forward exchange contracts, all with maturities of 45 days or less, to exchange Japanese Yen for U.S. dollars in the amount of $3,456,000. The difference between the fair value and the carrying amount of these foreign currency forward exchange contracts is immaterial. One major Japanese multinational bank is counterparty to these contracts. There were no foreign currency forward exchange contracts outstanding at December 31, 1994 and 1995.

     At December 31, 1995 and 1994, and June 30, 1996, the carrying value of notes receivable from stockholders approximates their fair value. The fair values of notes receivable from stockholders are estimated using discounted cash flow analyses, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

3. FURNITURE AND EQUIPMENT

     Furniture and equipment consist of (in thousands):

                                                        DECEMBER 31,
                                                      -----------------      JUNE 30,
                                                       1994       1995         1996
                                                      ------     ------     -----------
                                                                            (UNAUDITED)
        Furniture and office equipment..............  $  472     $  699       $ 1,293
        Computer equipment..........................   1,018      1,672         2,093
                                                      ------     ------       -------
                                                       1,490      2,371         3,386
        Accumulated depreciation and amortization...    (594)      (922)       (1,242)
                                                      ------     ------       -------
        Furniture and equipment, net................  $  896     $1,449       $ 2,144
                                                      ======     ======       =======

4. LINE OF CREDIT

     The Company has a revolving line of credit which provides for $3,000,000 in borrowings and expires December 31, 1996. Borrowings under the line are secured and bear interest at the 30-day commercial paper rate plus 2.9%. The line of credit agreement requires the Company to maintain certain financial covenants and prohibits the Company from paying cash dividends without the

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

lender's consent. For all periods presented, the Company was in compliance with such covenants. As of December 31, 1994 and 1995 and June 30, 1996, no amounts were outstanding under the line of credit.

5. LEASE OBLIGATIONS AND OTHER COMMITMENTS

     Assets acquired under noncancelable capital leases consist of computer and office equipment with an aggregate cost basis of approximately $327,000, $749,000 and $595,000 at December 31, 1994 and 1995, and June 30, 1996,
respectively, and accumulated amortization of approximately $118,000, $257,000 and $292,000 at December 31, 1994 and 1995, and June 30, 1996, respectively.

     In February 1996, the Company entered into an equipment financing line, under which the Company can finance $1,000,000 of capital expenditures. As of June 30, 1996, the Company had drawn $375,000 under this line. The unused portion of the line expires on July 31, 1996.

     The Company leases office space under operating leases which expire beginning in January 1997 through March 2004. Under one lease, the Company has a two-year renewal option. The Company also rents certain property and equipment under operating leases. Rent expense for all operating leases for the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 was approximately $268,000, $705,000, $1,207,000, $630,000, and
$862,000, respectively.

     Minimum future lease payments under all operating and capital lease obligations as of December 31, 1995 are as follows:

                                                             OPERATING LEASE     CAPITAL LEASE
                                                               OBLIGATIONS        OBLIGATIONS
                                                             ---------------     -------------
                                                                      (IN THOUSANDS)
      1996.................................................      $ 1,396             $ 288
      1997.................................................        1,306               231
      1998.................................................          948               101
      1999.................................................          905                --
      2000 and thereafter..................................        1,276                --
                                                                  ------             -----
    Total minimum lease payments...........................      $ 5,831               620
                                                                  ======
    Less amount representing interest......................                           (104)
                                                                                     -----
    Present value of net minimum lease payments............                            516
    Less current portion...................................                           (213)
                                                                                     -----
    Long-term portion......................................                          $ 303
                                                                                     =====

6. STOCKHOLDERS' EQUITY

PREFERRED STOCK

     The board of directors has the authority to issue 5,000,000 shares of preferred stock, of which 1,000,000 shares have been designated as Series A, 1,400,000 shares have been designated as Series B and 2,083,334 shares have been designated as Series C. Conversion of all preferred stock is automatic upon the closing of an underwritten public offering of the Company's common stock if the aggregate offering proceeds exceed $5,000,000 and the offering price is at least $2.50 per share.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     Preferred stock consists of:

                                                                DECEMBER 31,
                                                              -----------------      JUNE 30,
                                                               1994       1995         1996
                                                              ------     ------     -----------
                                                               (IN THOUSANDS)       (UNAUDITED)
Preferred Stock:
  Series A convertible, 1,000,000 shares authorized, issued
     and outstanding........................................  $  200     $  200       $   200
  Series B convertible, 1,400,000 shares authorized,
     1,400,000 shares issued and outstanding at December
     31,1994 and no shares issued and outstanding at
     December 31, 1995 and June 30, 1996....................       1         --            --
  Series C convertible, 2,083,334 shares authorized, issued
     and outstanding........................................     853        853           853
                                                              ------     ------        ------
                                                              $1,054     $1,053       $ 1,053
                                                              ======     ======        ======

     Series A and C preferred stock are senior to Series B preferred stock and common stock. Series A and C preferred stock are convertible, at the stockholders' option, at any time into common stock on a one-for-one basis and have voting rights equal to the voting rights of the common shares into which they are convertible.

     In the event of a liquidation or winding up of the Company, holders of Series A and C preferred stock shall have a liquidation preference of $0.20 and $0.845 per share, respectively, plus accrued and unpaid dividends, if any, before distributions to the Series B and common stockholders.

     The preferred stockholders are entitled to noncumulative dividends in such amounts and at such time as the board of directors deems appropriate. No dividend shall be paid on common stock unless an equal dividend has first been paid on the Series A, B and C preferred stock. The Series C preferred stock has a dividend preference of $0.0676 over the Series A and B preferred stockholders and common stockholders, and Series A has a $0.02 dividend preference over the Series B preferred stockholders and common stockholders. No dividends have been declared or are payable at June 30, 1996.

     On January 31, 1994, the Company completed an offering of Series C preferred stock for gross proceeds of $1,757,000. As a condition to the stock purchase, the investors required the Company to terminate certain continuing covenants including certain cash payments due upon subsequent rounds of financing imposed on the Company in the 1992 settlement and buy-out of a former common stockholder. As a result, the Company paid $876,000 to the former common stockholder as consideration for his agreement to terminate these contractual covenants and restrictions and for his approval of the Series C preferred stock financing. These costs have been accounted for as issuance costs associated with the sale of the Series C preferred stock.

     In November 1995, the Company exercised its right to repurchase all of the outstanding Series B preferred shares for $1,277,000. The excess of the repurchase cost over the stated value of the shares at the time of issuance to the stockholder has been recorded as a reduction of retained earnings in the statement of stockholders' equity.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

COMMON STOCK

     The Company issues shares of common stock which are subject to the Company's right to repurchase at the original issuance price upon the occurrence of certain events as defined in the agreements. This right expires ratably over 48 months. At June 30, 1996, 717,778 shares are subject to repurchase (there were 824,792 and 87,501 of such shares subject to repurchase at December 31, 1995 and December 31, 1994, respectively).

     In 1995, the Company issued 200,000 shares under a stock purchase agreement. In connection with this agreement, the Company received a secured promissory note for $200,000. The note bears interest at 6.04% and is due and payable in March 1997.

     At June 30, 1996 and December 31, 1995, the total number of shares of common stock reserved for future issuances under all option plans and conversion of Series A and C convertible preferred stock was 6,664,616 and 7,135,776, respectively.

STOCK OPTIONS

     The Company's 1989 Stock Option Plan (the "1989 Plan") authorizes the board of directors to grant incentive stock options or nonqualified stock options for up to 3,000,000 common stock shares to employees, consultants, officers and directors of the Company. The 1989 Plan is administered by the board of directors with the terms and conditions of options being generally left to the discretion of the board.

     Under the 1989 Plan, options may be granted at a price not less than fair value at the date of grant as determined by the board of directors or committee thereof, except for options granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company, for which the exercise price of the options must not be less than 110% of the fair value at the time of grant as determined by the board of directors or committee thereof. Options generally become exercisable over a period of four years with
 1/4 of the options vesting on the first anniversary of the option grant, and the remainder vesting ratably over the following 36 months. Options are exercisable for a term of five years after the date of grant.

     The Company's 1993 Incentive Stock Option Plan (the "1993 Plan") authorizes the board of directors to grant incentive stock options or nonqualified stock options for up to 6,104,356 common shares to employees, consultants, officers and directors of the Company. The terms of the 1993 Plan are generally similar to the 1989 Plan, except that nonqualified stock options may be granted at a price not less than 85% of the fair market value at the date of grant and options are exercisable for a term of ten years after the date of grant.

     In the event of termination of employment or consulting services, the employee or consultant shall have the right to exercise any unexercised vested options within 30 or 90 days of the date of termination.

     Under the 1989 Plan and 1993 Plan, employees may exercise options in exchange for a secured promissory note. In 1996, the Company received a note for $60,000 bearing interest at 6.58% and due and payable beginning in June 1997 through June 2000. In 1995, the Company received two notes for $750,000 and $52,500 bearing interest at 6.04% and 5.88%, respectively, which are due and payable from September 1996 through September 2000. As of June 30, 1996, $17,500 of principal had been repaid on these notes.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     Activity under the 1989 Plan and the 1993 Plan is as follows:

                                                                      OUTSTANDING OPTIONS
                                                     OPTIONS       --------------------------
                                                    AVAILABLE      NUMBER OF       PRICE PER
                                                    FOR GRANT        SHARES          SHARE
                                                    ----------     ----------     -----------
Balance at December 31, 1992......................       9,646      2,578,792     $0.01-$0.04
  Additional authorized...........................   3,000,000             --     --
  Granted.........................................  (2,307,000)     2,307,000     $0.04-$0.10
  Exercised.......................................          --     (1,450,916)    $0.02-$0.08
  Canceled........................................     308,876       (308,876)    $0.02-$0.08
                                                    ----------     ----------     ------------
Balance at December 31, 1993......................   1,011,522      3,126,000     $0.02-$0.10
  Additional authorized...........................   1,100,000             --     --
  Granted.........................................  (1,832,000)     1,832,000     $0.10-$0.23
  Exercised.......................................          --       (679,164)    $0.02-$0.18
  Repurchased.....................................     290,000             --     --
  Canceled........................................     447,836       (447,836)    $0.04-$0.18
                                                    ----------     ----------     ------------
Balance at December 31, 1994......................   1,017,358      3,831,000     $0.02-$0.23
  Additional authorized...........................   1,700,000             --     --
  Granted.........................................  (2,020,500)     2,020,500     $0.35-$2.50
  Exercised.......................................          --     (2,494,558)    $0.02-$1.50
  Canceled 1989 Plan..............................          --         (1,358)    $0.04-$0.08
  Canceled........................................     415,030       (415,030)    $0.04-$1.50
                                                    ----------     ----------     ------------
Balance at December 31, 1995......................   1,111,888      2,940,554     $0.02-$2.50
  Granted.........................................  (1,221,000)     1,221,000     $3.00-$6.00
  Exercised.......................................          --       (439,074)    $0.02-$6.00
  Canceled 1989 Plan..............................          --        (32,086)    $0.04-$0.35
  Canceled........................................     212,110       (212,110)    $0.08-$3.00
                                                    ----------     ----------     ------------
Balance at June 30, 1996..........................     102,998      3,478,284     $0.04-$6.00
                                                    ==========     ==========     ============

     At December 31, 1994 and 1995, and June 30,1996 options to purchase 1,218,929, 740,852 and 808,241 shares, respectively, were exercisable.

     The Company has recorded deferred compensation expense of $625,000 to reflect the difference between the grant price and the deemed fair value of certain of the Company's common stock options granted in 1996. This amount is being amortized over a 48-month period consistent with the vesting period of the individual options. Deferred compensation expense recognized in the six months ended June 30, 1996 totaled $39,000.

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     Unaudited pro forma stockholders' equity at June 30, 1996 gives effect to the conversion of 3,083,334 shares of preferred stock into common stock upon the close of the Company's initial public offering of shares of its common stock.

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

7. INCOME TAXES

     The components of the provisions for income taxes for the years ending December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996 consist of the following:

                                                                                 SIX MONTHS
                                                    YEARS ENDED DECEMBER 31,       ENDED
                                                    ------------------------      JUNE 30,
                                                    1993     1994      1995         1996
                                                    ----     ----     ------     ----------
                                                                (IN THOUSANDS)   (UNAUDITED)
    Current:
      Federal.....................................  $ 24     $112     $1,786       $1,127
      State.......................................    36       72        515          368
      Foreign.....................................   126      330        354          482
                                                    ----     ----     ------       ------
                                                     186      514      2,655        1,977
    Deferred (prepaid):
      Federal.....................................    30      (31)      (328)         (26)
      State.......................................     4       15        (69)          (3)
      Foreign.....................................    --       --         --         (427)
                                                    ----     ----     ------       ------
                                                     220     $498     $2,258       $1,521
                                                    ====     ====     ======       ======

     The Company's foreign tax provisions for the years ending December 31, 1993, 1994 and 1995 consist of foreign withholding tax. The Company's foreign tax provision for the six months ended June 30, 1996 consists of foreign withholding tax net of a benefit from foreign losses. Foreign pretax losses for the six months ended June 30, 1996 are approximately $750,000.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The source and tax effects of the differences are as follows:

                                                                                 SIX MONTHS
                                                  YEARS ENDED DECEMBER 31,         ENDED
                                                 ---------------------------      JUNE 30,
                                                 1993       1994       1995         1996
                                                 -----     ------     ------     ----------
                                                               (IN THOUSANDS)    (UNAUDITED)
    Income before income taxes.................  $ 937     $2,139     $5,707       $4,004
                                                 =====     ======     ======       ======
    Expected tax at 34%........................  $ 318     $  727     $1,940       $1,361
    Foreign provision..........................    126        330        354          482
    State income tax, net of federal benefit...     26         57        294          241
    Tax credits................................   (225)      (388)      (401)        (482)
    Reduction in valuation allowance...........     --       (225)        --           --
    Foreign sales corporation benefit..........     --         --       (106)        (138)
    Other......................................    (25)        (3)       177           57
                                                 -----     ------     ------       ------
                                                 $ 220     $  498     $2,258       $1,521
                                                 =====     ======     ======       ======

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                  (INFORMATION AS OF JUNE 30, 1996 AND FOR THE
             SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

     Significant components of the Company's current deferred tax assets and liabilities for federal and state income taxes are as follows at:

                                                                   DECEMBER
                                                                      31,
                                                                  -----------     JUNE 30,
                                                                  1994   1995       1996
                                                                  ----   ----     --------
                                                                       (IN THOUSANDS)
    Foreign tax credit..........................................  $ --   $ --      $  203
    Foreign net operating loss carryforward.....................    --     --         427
    Reserves and accruals.......................................   105    324         343
    Other, net..................................................    67    245         205
                                                                  ----   ----
              Total deferred tax asset..........................   172    569       1,178
                                                                  ----   ----
    Unremitted earnings of foreign subsidiary...................    --     --        (153)
                                                                  ----   ----
              Total deferred tax liability......................    --     --        (153)
                                                                  ----   ----
              Net deferred tax asset............................  $172   $569      $1,025
                                                                  ====   ====

8. SUBSEQUENT EVENTS

     In July 1996, the board of directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. In addition, the Company's board of directors approved a two-for-one stock split. In conjunction with this split, the Company's board of directors approved an increase in the number of authorized common shares to 50,000,000. Accordingly, all the share and per share data has been retroactively adjusted to reflect these changes.

     In July 1996, the Company's board of directors adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") which provides for the issuance of 300,000 shares of common stock and the 1996 Stock Incentive Plan (the "Incentive Plan"), which provides for the issuance of options to purchase up to 800,000 shares of Common Stock. Shares may be purchased under the Purchase Plan at 85% of the lesser of the fair market value of the common stock on the grant or purchase date. In addition, the board of directors also approved an increase of 250,000 in the number of shares authorized for issuance under the 1993 Plan.

     In September 1996, the Company reincorporated in the State of Delaware. In conjunction with the reincorporation in Delaware, the par value of the Company's preferred and common stock was changed to $0.001. The Company's financial statements have been retroactively adjusted to reflect this change.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below ( the "U.S. Underwriters"), and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Deutsche Morgan Grenfell Inc. and Robertson, Stephens & Company LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF SHARES
                                UNDERWRITER                               OF COMMON STOCK
    --------------------------------------------------------------------  ----------------
    Goldman, Sachs & Co.................................................
    Deutsche Morgan Grenfell Inc. ......................................
    Robertson, Stephens & Company LLC...................................
                                                                          ----------------
              Total.....................................................      2,000,000
                                                                          ==============

     Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below), if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $          per share. The U.S. Underwriters may
allow, and such dealers may re-allow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the Underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 500,000 shares in an international offering outside of the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the United States offering made hereby is a condition to the closing of the international offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Morgan Grenfell & Co., Limited and Robertson, Stephens & Company LLC.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares offered hereby and any other shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. Persons, which term shall mean, for purposes of this paragraph: (i) any individual who is a resident of the United States or (ii) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States (including any such entity constituting an investment advisor acting with discretionary authority for a non-U.S. Person or Persons). Each of the International Underwriters has agreed or will agree pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the international offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. person or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. person and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     Certain Selling Stockholders have granted to the U.S. Underwriters an option exercisable for 30 calendar days after the date of this Prospectus to purchase up to an aggregate of 300,000 additional shares of Common Stock solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount as set forth on the cover of the Prospectus. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by them, as shown in the foregoing table, bears to the 2,000,000 shares of Common Stock offered hereby. Certain Selling Stockholders have granted the International Underwriters a similar option to purchase up to an aggregate of 75,000 additional shares of Common Stock.

     The Company's officers and directors, and certain other holders of shares of Common Stock and options therefor, including the Selling Stockholders, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock or any substantially similar securities without the prior written consent of a designated representative of the U.S. and International Underwriters, except for the shares of Common Stock offered in connection with the concurrent United States and international offerings. The Company has agreed, with certain limited exceptions, that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, it will not offer, sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock or any substantially similar securities without the prior written consent of the designated representative of the U.S. and International Underwriters, except for the shares of Common Stock offered in connection with the concurrent a United States and international offerings and except that the Company may issue securities pursuant to the employee stock plans and currently outstanding options.

     The representatives of the Underwriters have informed the Company that they do not expect sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to the offerings, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. and International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in similar businesses.

     The Common Stock will be quoted on the Nasdaq National Market under the symbol "INFN."

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     The Company entered into in March 1995 license agreement for a single evaluation site for certain of its products with Deutsche Bank, an affiliate of Deutsche Morgan Grenfell Inc. and Morgan Grenfell & Co., Limited, which license was amended in September 1996 to include the global licensing by Deutsche Bank of the Infinity Data Model, Infinity Fin++ Class Library and Infinity RiskView products.

                                                                [ALTERNATE PAGE]

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the International Underwriters named below (the "International Underwriters"), and each of such International Underwriters, for whom Goldman Sachs International, Morgan Grenfell & Co., Limited and Robertson, Stephens & Company LLC are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                          NUMBER OF SHARES
                                UNDERWRITER                               OF COMMON STOCK
    --------------------------------------------------------------------  ----------------
    Goldman Sachs International.........................................
    Morgan Grenfell & Co., Limited......................................
    Robertson, Stephens & Company LLC ..................................
                                                                          ----------------
              Total.....................................................       500,000
                                                                          ==============

     Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby (other than those covered by the International Underwriters' over-allotment option described below), if any are taken.

     The International Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $          per share. The International
Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $          per share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the Underwriters of the United States offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 2,000,000 shares of Common Stock in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the international offering made hereby is a condition to the closing of the United States offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Deutsche Morgan Grenfell Inc. and Robertson, Stephens & Company LLC.

     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the International Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will (i) not directly or indirectly offer, sell or deliver shares of Common Stock (a) in the United States of America (including the States and the District of Columbia), its territories, its possessions or other areas subject to its jurisdiction (the "United States") or to any U.S. person (as identified below) or (b) to any person whom it believes intends to reoffer, resell or redeliver the shares in the United States or to any U.S. Person, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. The term U.S. Person shall mean, for purposes of this paragraph:
(a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States (including any such entity constituting an investment

                                                                [ALTERNATE PAGE]

advisor acting with discretionary authority for a non-U.S. Person or Persons). Each of the U.S. Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the United States offering, and subject to certain exceptions, it will only offer, sell or deliver Common Shares, directly or indirectly, in the United States and to U.S. Persons.

     Pursuant to the Agreement Between, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

     Certain Selling Stockholders have granted to the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 75,000 additional shares of Common Stock solely to cover over-allotments, if any, at the initial public offering price less the underwriting discount as set forth on the cover of the Prospectus. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by them, as shown in the foregoing table, bears to the 500,000 shares of Common Stock offered. Certain Selling Stockholders have granted to the U.S. Underwriters a similar option to purchase up to an aggregate of 300,000 additional shares of Common Stock.

     Each International Underwriter has also agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the shares of Common Stock will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Common Stock to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     Buyers of shares of Common Stock may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

     The Company's officers and directors, and certain other holders of shares of Common Stock and options therefor, including the Selling Stockholders, have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock or any substantially similar securities without the prior written consent of a designated representative of the U.S. and International Underwriters, except for the shares of Common Stock offered in connection with the concurrent United States and international offerings. The Company has agreed, with certain limited exceptions, that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, it will not offer, sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock or any substantially similar securities without the prior written consent of the designated representative of the U.S. and International Underwriters, except for the shares of Common Stock offered in connection with the United States and

                                                                [ALTERNATE PAGE]

international offering and except that the Company may issue securities pursuant to the employee stock plans and currently outstanding options.

     The representatives of the Underwriters have informed the Company that they do not expect sales to discretionary accounts by the Underwriters to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to the offerings, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in similar businesses.

     The Common Stock will be quoted on the Nasdaq National Market under the symbol "INFN."

     The Company and the Selling Stockholders have agreed to indemnify the several International Underwriters against certain liabilities, including liabilities under the Securities Act.


     The Company entered into in March 1995 a license agreement for a single evaluation site for certain of its products with Deutsche Bank, an affiliate of Deutsche Morgan Grenfell Inc. and Morgan Grenfell & Co., Limited, which license was amended in September 1996 to include the global licensing by Deutsche Bank of the Infinity Data Model, Infinity Fin++ Class Library and Infinity RiskView Products.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

[INSIDE FRONT COVER]

     The inside front cover graphics are contained on three gate-fold pages as follows:

  Gate-Fold Page One

     Set forth at the top of the page is a large rectangular box containing the title "Infinity provides object oriented, client/server platform and solutions software for financial trading and risk management." Set forth below this box is the Infinity logo, which logo consists of a circle containing two smaller shaded circles positioned side-by-side such that their perimeters form the mathematical symbol for infinity and the Infinity name (the "Infinity Logo"). To the left and below of the logo are two graphical depictions of computer screen images used in the Infinity Derivatives. To the right of the computer screen images is a caption heading "Infinity Derivatives." Below this caption heading is the following text:

          "Infinity Derivatives" is a suite of applications which enables customers to integrate "front-office" trading activities such as pricing, deal capture and position-keeping, with "Back-office" operations such as trade confirmations, payments processing and general ledger accounting.

     Below the Infinity Derivative computer screen images is a graphical depiction of a computer screen image used in the RiskView product. To the right of the computer screen image is a caption heading "Infinity RiskView." Below this caption heading is the following text:

          "Infinity has introduced and plans to release in the second half of 1996 its Infinity RiskView product, which is designed to facilitate customers' development of firmwide risk management systems covering both market and credit risk. Infinity RiskView provides a foundation for decision support applications for the trading desk, business unit or financial instruction."

     Below the RiskView computer screen image is a caption heading "Infinity Platform." Below this caption heading is the following text:

          "Infinity's primary product is the Infinity Platform, which provides customers and partners with a foundation to rapidly develop, deploy and modify trading and risk management systems in response to the changing requirements of the marketplace."

     To the right of this text is large three-dimensional depiction of several vertical rectangular blocks of various sizes stacked on top of three thin horizontal rectangular boxes.

  Gate-Fold Page Two

     Set forth at the top of the page and extending over to Gate-Fold Page Three is a long rectangular box containing the title "The Infinity Solution is designed to provide Infinity customers with a competitive advantage in trading and risk management." In the center of the page is a collage comprised of four photos depicting six persons working in generic office environments with computer screens in the background. To the left of the collage is a caption heading "One of the world's largest commercial banks is using Infinity Platform to facilitate innovation while enabling financial control." Below this caption heading is the following text:

          "The bank is using the Infinity Platform to manage processing of exotic transactions for its global derivatives business. The system enables the bank to offer customized derivatives that respond to its customers' changing risk management requirements, while processing these transactions in a secure integrated environment."


     Below the collage is a large rectangular box divided into two equal sized vertical rectangular boxes titled, from left to right, "Trading" and "Risk Management." Superimposed and centered over the large rectangular box is a large box labeled "Infinity Fin++ Class Library." Inside this box is a smaller box labeled "Infinity Data Model." Inside this smaller box is a box split into two parts, one labeled "Oracle," the other "Sybase." To the left of the large box are four smaller boxes, with two-way arrows connecting them to the large box. These boxes are labeled

"Derivatives," "Foreign Exchange," "Equities" and "Bonds." To the right of the large box are four smaller boxes, with two-way arrows connecting them to the large box. These boxes are labeled "Market Risk," "Credit Risk" and "Liquidity Risk."

     Below the large rectangular box is the caption heading "A diversified banking group based in the Asia-Pacific region improves risk management with Infinity Derivatives and the Infinity Platform." Below this caption heading is the following text:

          "The bank has standardized on the Infinity Platform and Infinity Derivatives as the foundation for its global treasury operation. The system will allow the bank to achieve integrated trading and risk management for both high volume and derivatives instruments, and will help the bank manage market, credit and liquidity risks."

  Gate-fold Page Three

     Set forth near the top of the page is a box containing an arrow pointing upward labeled "Improved Credit Rating" and an arrow pointing downward labeled "Decreased Capital Held Against Foreign Exchange." To the right of the box is the caption heading, "One of the world's largest foreign exchange dealers is using the Infinity Platform to build a global netting system that helped the bank comply with the Financial Accounting Standards Board accounting rules, reduce the capital held against its foreign exchange exposure, and ultimately improve its credit rating. Based on its success in the bank's foreign exchange operations, the system has been extended to include derivatives and other financial instruments.

     Set forth below the box containing the arrows are three graphical depictions of a computer screen image for each of Infinity's front-office, risk management and back-office Infinity Derivatives products. Set forth to the right of the computer screen images is the caption heading "A large North American commercial bank implemented Infinity Derivatives in order to reduce costs, lower operational risks and improve financial control." Set forth below this caption heading is the following text:

          The bank used Infinity Derivative together with third-party workflow management software to automate its derivatives trading operation from front- to back-office. The system eliminates paper -based deal entry, confirmations and payments. The bank plans to extend the new architecture to provide back-office support for its foreign exchange and money markets treasury groups.

[PAGE 36]

  Graphic:   Set forth are three stacked rectangular boxes, the bottom box contains the words
             "Sybase/Oracle," the middle box contains the words "Infinity Data Model," the top box contains the words "Infinity Fin++ Class Library." The words "Infinity Platform" appear to the left of the top and middle boxes. On top of the top box is a row of four smaller boxes. The boxes contain, from left to right, the following words: the first box, "Infinity Derivatives;" the second box, "Infinity Data Model;" the third box, "Infinity Fin++ Class Library;" and the fourth box, "Third Party Applications." The word "solution" appears to the left of the row of four smaller boxes.

[INSIDE BACK COVER]

  Graphic:   Set forth are three stacked three-dimensional rectangular boxes. The front of the bottom box contains the words "Sybase/Oracle," the front of the middle box contains the words "Infinity
             Data Model," the front of the top box contains the words "Infinity Fin++ Class Library"; the side of the bottom box contains the letters "RDBMS"; the side of the middle and lower boxes contain the words "Infinity Platform." On top of the top box is a larger three-dimensional rectangular box, the top of which is divided into two equal halves, containing, from left to right, the following words: the left half: "Trading"; the right half "Risk Management." The box contains three other boxes decreasing in size from bottom to top. The boxes contain from bottom to top the following words: the bottom box: "Infinity Applications"; the middle box:
             "Customer-built Applications"; the top box: "Partner's Applications." Above the graphic appears the Infinity Logo and the following text: "The Infinity Platform is used by Infinity third-party and in-house developers for building a wide range of software applications for the financial industry. With the Infinity Platform, financial institutions can leverage a market-proven technology infrastructure for building both front to back office, cross-instrument trading systems, as well as firmwide risk management systems. Designed to be open, flexible and extensible, the Infinity Platform is used by Infinity and by its customers and partners for building a wide range of software applications for the financial industry."


     Infinity develops, markets and supports object-oriented, client/server platform and solutions software for financial trading and risk management. Infinity's primary product is the Infinity Platform, which provides customers with a foundation to rapidly develop, deploy and modify trading and risk management systems in response to the changing requirements of the marketplace. Infinity also offers Infinity Derivatives, solutions software for derivatives trading, which enables customers to integrate "front-office" trading activities such as pricing, deal capture and position-keeping, with "back-office" operations such as trade confirmations, payments processing and general ledger accounting. Infinity has introduced and plans to release in the second half of 1996 its Infinity RiskView product, which is designed to facilitate customers' development of risk management systems. Built with the Infinity Platform, these solutions, along with third party and internally developed applications, automate a range of transaction processing and decision support activities.

-------------------------------------------------------
-------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Consolidated Financial
  Data................................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    29
Management............................    44
Principal and Selling Stockholders....    55
Certain Transactions..................    56
Description of Capital Stock..........    58
Shares Eligible for Future Sale.......    61
Legal Matters.........................    62
Experts...............................    62
Glossary of Terms.....................    63
Additional Information................    65
Index to Consolidated Financial
  Statements..........................   F-1
Underwriting..........................   U-1

  THROUGH AND INCLUDING             , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------
-------------------------------------------------------

-------------------------------------------------------
-------------------------------------------------------
                                2,500,000 SHARES

                               INFINITY FINANCIAL
                                TECHNOLOGY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)
                         ------------------------------

                                      LOGO
                         ------------------------------

                              GOLDMAN, SACHS & CO.
                            DEUTSCHE MORGAN GRENFELL
                         ROBERTSON, STEPHENS & COMPANY
                      REPRESENTATIVES OF THE UNDERWRITERS
-------------------------------------------------------
-------------------------------------------------------

                                                                [ALTERNATE PAGE]

-------------------------------------------------------
-------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Consolidated Financial
  Data................................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    20
Business..............................    29
Management............................    44
Principal and Selling Stockholders....    55
Certain Transactions..................    56
Description of Capital Stock..........    58
Shares Eligible for Future Sale.......    61
Legal Matters.........................    62
Experts...............................    62
Glossary of Terms.....................    63
Additional Information................    65
Index to Consolidated Financial
  Statements..........................   F-1
Underwriting..........................   U-1

  THROUGH AND INCLUDING             , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------
-------------------------------------------------------

-------------------------------------------------------
-------------------------------------------------------
                                2,500,000 SHARES

                               INFINITY FINANCIAL
                                TECHNOLOGY, INC.

                                  COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)
                         ------------------------------

                                      LOGO
                         ------------------------------

                          GOLDMAN SACHS INTERNATIONAL

                            DEUTSCHE MORGAN GRENFELL
                         ROBERTSON, STEPHENS & COMPANY
                      REPRESENTATIVES OF THE UNDERWRITERS
-------------------------------------------------------
-------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered, other than underwriting discounts and commissions, are as follows:

                                                                       AMOUNT*
                                                                      ----------
    Securities and Exchange Commission Filing Fee...................  $   13,979
    NASD Filing Fee.................................................       4,554
    Nasdaq National Market Listing Fee..............................      50,000
    Accounting Fees and Expenses....................................     175,000
    Blue Sky Fees and Expenses......................................      15,000
    Legal Fees and Expenses.........................................     250,000
    Transfer Agent and Registrar Fees and Expenses..................      15,000
    Printing Expenses...............................................     132,000
    Directors and Officers Liability Insurance Premiums.............     175,000
    Miscellaneous Expenses..........................................      69,467
                                                                      ----------
              Total.................................................  $  900,000
                                                                      ==========

---------------
* All amounts are estimates except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the General Corporate Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     The Registrant's Amended and Restated Certificate of Incorporation (Exhibit
3.1 hereto) provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, the Registrant will have entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Company's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     The Underwriting Agreements filed as Exhibit 1.1 and Exhibit 1.2 to this Registration Statement provides for indemnification by the U.S. Underwriters and the International Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     For the three year period from June 30, 1993 to June 30, 1996, the Registrant has issued and sold the following unregistered securities:

          1. During the period, the Registrant granted stock options to employees, directors and consultants under its Stock Option Plans covering an aggregate of 5,493,500 shares of the Registrant's Common Stock, at exercise prices ranging from $0.75 to $6.00 with a weighted average exercise price of $1.32 per share.

          2. During the period, the Registrant issued and sold an aggregate of 4,002,796 shares of its Common Stock to 60 employees for cash and promissory notes in the aggregate amount of $1,226,603.98 upon exercise of stock options granted pursuant to the Registrant's Stock Option Plans.

          3. During the period, the Registrant issued and sold an aggregate of 240,000 shares of its Common Stock for an aggregate purchase price of $360,000.

          4. During the period, the Registrant issued and sold an aggregate of 2,083,334 shares of its Series C Preferred Stock for an aggregate purchase price of $1,756,667.

     The sale and issuance of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of either Rule 701 or Regulation D promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701 or offered to investors in accordance with Regulation D.

     Appropriate legends were affixed to the stock certificates issued in the above transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. No Underwriters were employed in any of the above transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

EXHIBIT
NUMBER                                         DOCUMENT
------   ------------------------------------------------------------------------------------
 1.1*    Form of Underwriting Agreement.
 1.2*    Form of International Underwriting Agreement.
 3.1*    Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.
 3.2*    Registrant's Amended and Restated Bylaws, as currently in effect.
 3.3*    Registrant's Agreement and Plan of Reorganization.
 4.1     Reference is made to Exhibits 3.1 and 3.2.
 5.1*    Opinion of Morrison & Foerster LLP as to the legality of the Common Stock.
10.1*    Investors' Rights Agreement, dated January 1994.
10.2*    Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.
10.3*    Employment Agreement between the Registrant and Mr. Guldimann dated as of September
         1, 1995.
10.4*    Employment Agreement between the Registrant and Mr. Hospers dated as of October 24,
         1995.
10.5*    Letter Agreement between the Registrant and Mr. Laven dated as of May 1996.
10.8*    Form of Promissory Notes entered into between the Registrant and each of Ms.
         Carlitz, Mr. Guldimann, Mr. Paul and Mr. Sandhu.
10.11*   Lease Agreement between the Registrant and the Arrillaga Family Trust and the
         Richard T. Peery Separate Property Trust, dated November 8, 1995.
10.13*   Registrant's 1989 Stock Option Plan, including forms of agreements thereunder.
10.14*   Registrant's 1993 Stock Incentive Plan, including forms of agreements thereunder.
10.15*   Registrant's 1996 Stock Incentive Plan, including forms of agreements thereunder.
10.16*   Registrant's 1996 Employee Stock Purchase Plan, including forms of agreements thereunder.
10.17*   Series C Preferred Stock Purchase Agreement between the Company and the investors listed therein dated as of January 31, 1994.
11.1     Statement regarding calculation of net income per share.
21.1*    Registrant's Significant Subsidiaries.
23.1     Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
23.2     Consent of Ernst & Young LLP, Independent Auditors. Reference is made to Page II-5.
24.1*    Powers of Attorney. Reference is made to Page II-4.

---------------
* Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes to provide the U.S. Underwriters and the International Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the U.S. Underwriters and the International Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time the Commission declared it effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on the 22nd day of October, 1996.


                                        INFINITY FINANCIAL TECHNOLOGY, INC.

                                        By:      /S/  TERRY H. CARLITZ

                                           -------------------------------------
                                                     Terry H. Carlitz
                                             Chief Financial Officer and Vice
                                                     President, Finance

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                SIGNATURE                              TITLE                     DATE
------------------------------------------  ----------------------------  -------------------
            /S/  ROGER A. LANG*             President, Chief Executive     October 22, 1996
------------------------------------------  Officer and Director
              Roger A. Lang                 (Principal Executive
                                            Officer)
           /S/  TERRY H. CARLITZ            Chief Financial Officer and    October 22, 1996
------------------------------------------  Vice President, Finance
             Terry H. Carlitz               (Principal Financial and
                                            Accounting Officer)
         /S/  CHARLES H. MARSTON*           Director                       October 22, 1996
------------------------------------------
            Charles H. Marston
          /S/  TILL M. GULDIMANN*           Director                       October 22, 1996
------------------------------------------
            Till M. Guldimann
            /S/  JOHN C. LEWIS*             Director                       October 22, 1996
------------------------------------------
              John C. Lewis
          /S/  DOUGLAS M. LEONE*            Director                       October 22, 1996
------------------------------------------
             Douglas M. Leone
          /S/  JAMES A. DORRIAN*            Director                       October 22, 1996
------------------------------------------
             James A. Dorrian
         *BY:       /S/  TERRY H.
                 CARLITZ
------------------------------------------
             Terry H. Carlitz
             Attorney-in-fact

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated March 7, 1996 (except for Note 8, as to which the date is September 23, 1996), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-8647) and related Prospectus of Infinity Financial Technology, Inc. for the registration of 2,500,000 shares of Common Stock.


     Our audit also included the financial statement schedule of Infinity Financial Technology, Inc. listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                           /s/ Ernst & Young LLP


                                                               Ernst & Young LLP

Palo Alto, California

October 16, 1996

                                                                     SCHEDULE II

                      INFINITY FINANCIAL TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                   ADDITIONS
                                    BALANCE AT     CHARGED TO                       BALANCE AT
                                    BEGINNING      COSTS AND                          END OF
           DESCRIPTION              OF PERIOD       EXPENSES      DEDUCTIONS(1)       PERIOD
----------------------------------  ----------     ----------     -------------     ----------
Allowances for doubtful accounts:
  Year ended December 31, 1993....          --             --                --             --
  Year ended December 31, 1994....          --             --                --             --
  Year ended December 31, 1995....          --           $195                --           $195

---------------


(1) Deductions represent write-offs of uncollectible accounts receivable.

                                 EXHIBIT INDEX

EXHIBIT                                                                         SEQUENTIALLY
NUMBER                                 DOCUMENT                                 NUMBERED PAGE
------   ---------------------------------------------------------------------  -------------
 1.1*    Form of Underwriting Agreement.
 1.2*    Form of International Underwriting Agreement.
 3.1*    Amended and Restated Certificate of Incorporation of the Registrant,
         as currently in effect.
 3.2*    Registrant's Amended and Restated Bylaws, as currently in effect.
 3.3*    Registrant's Agreement and Plan of Reorganization.
 4.1*    Reference is made to Exhibits 3.1 and 3.2.
 5.1*    Opinion of Morrison & Foerster LLP as to the legality of the Common
         Stock.
10.1*    Investors' Rights Agreement, dated January 1994.
10.2*    Form of Indemnification Agreement between the Registrant and each of its executive officers and directors.
10.3*    Employment Agreement between the Registrant and Mr. Guldimann dated as of September 1, 1995.
10.4*    Employment Agreement between the Registrant and Mr. Hospers dated as of October 24, 1995.
10.5*    Letter Agreement between the Registrant and Mr. Laven dated as of May
         1996.
10.8*    Form of Promissory Notes entered into between the Registrant and each of Ms. Carlitz, Mr. Guldimann, Mr. Paul and Mr. Sandhu.
10.11*   Lease Agreement between the Registrant and the Arrillaga Family Trust and the Richard T. Peery Separate Property Trust, dated November 8,
         1995.
10.13*   Registrant's 1989 Stock Option Plan, including forms of agreements thereunder.
10.14*   Registrant's 1993 Stock Incentive Plan, including forms of agreements thereunder.
10.15*   Registrant's 1996 Stock Incentive Plan, including forms of agreements thereunder.
10.16*   Registrant's 1996 Employee Stock Purchase Plan, including forms of agreements thereunder.
10.17*   Series C Preferred Stock Purchase Agreement between the Company and the investors listed therein dated as of January 31, 1994.
11.1     Statement regarding calculation of net income per share.
21.1*    Registrant's Significant Subsidiaries.
23.1     Consent of Morrison & Foerster LLP. Reference is made to Exhibit 5.1.
23.2     Consent of Ernst & Young LLP, Independent Auditors. Reference is made to Page II-5.
24.1*    Powers of Attorney. Reference is made to Page II-4.

---------------

* Previously filed.